As filed with the Securities and Exchange Commission on July 20, 2005
                                                    Registration No. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             DONAR ENTERPRISES, INC.
           (Name of Small Business Issuer as specified in its charter)

                 Delaware                                        7372                                   23-3083371
      (State or other jurisdiction of                (Primary Standard Industrial             (I.R.S. employer identification
      incorporation or organization)                  Classification Code Number)                         number)

            Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands
                              (011) 31-20-676-0304

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         _______________________________
                         Harvard Business Services, Inc.
                               25 Greystone Manor
                              Lewes, Delaware 19958
                            Telephone: (302) 645-7400
                            Facsimile: (302) 645-1280

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         _______________________________
                                   Copies to:
                                  Paul D. Downs
                                Heller Ehrman LLP
                                 7 Times Square
                               New York, NY 10036
                            Telephone: (212) 832-8300
                            Facsimile: (212) 763-7600
                                ________________
        Approximate date of commencement of proposed sale to the public:
   As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.

                                                    CALCULATION OF REGISTRATION FEE
====================================== =================== ========================= ====================== ====================
                                                               Proposed Maximum        Proposed Maximum          Amount of
Title of Each Class of Securities to      Amount to be       Aggregate Price Per      Aggregate Offering     Registration Fee
            be Registered                  Registered              Security                  Price
-------------------------------------- ------------------- ------------------------- ---------------------- --------------------
    Common Stock, par value $.001          6,236,132           $5.00 (1)                  $31,180,660(1)             $ 3,670
====================================== =================== ========================= ====================== ====================

     (1)   Estimated   solely  for  the  purpose  of  computing  the  amount  of
registration  fee pursuant to Rule 457(c) under the  Securities  Act of 1933, as amended,  based  on the  average  of the bid and  asked  price  reported  of the
Registrant's Common Stock on the OTC Bulletin Board on  July 13, 2005.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS  (Subject to Completion)  Dated July 20, 2005


                             DONAR ENTERPRISES, INC.

                   6,236,132 SHARES OF COMMON STOCK



                                  _____________

     The selling stockholders identified on page 51 of this prospectus are offering on a resale basis up to 6,236,132 shares of our common stock. The selling shareholders may sell their shares from time to time at the prevailing market price or in negotiated transactions.

     The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay the expenses of registration of the sale of the shares.

     Our common stock trades on the Over the Counter (OTC) Bulletin Board(R), an electronic stock listing service provided by the Nasdaq Stock Market, Inc. under the symbol "DNRR". On July 18, 2005, the last bid price for the common stock on the OTC Bulletin Board was $5.42 per share.

     The selling stockholders, and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

     Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

                                  ____________

     Beginning on page 6, we have listed several "Risk Factors" which you should consider. You should read the entire prospectus carefully before you make your investment decision.

                                  ____________

     Neither the Securities and Exchange Commission nor state regulatory authorities has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  ____________

                  The date of this prospectus is July __, 2005

                                TABLE OF CONTENTS

FORWARD-LOOKING INFORMATION.......................................................................................2
PROSPECTUS SUMMARY................................................................................................3
THE COMPANY.......................................................................................................3
SUMMARY FINANCIAL AND OPERATING INFORMATION.......................................................................6
RISK FACTORS.....................................................................................................16
USE OF PROCEEDS..................................................................................................24
MARKET PRICE OF OUR COMMON STOCK; DIVIDENDS......................................................................25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................26
BUSINESS.........................................................................................................33
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT...............................................................46
EXECUTIVE COMPENSATION...........................................................................................47
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS......................................................................48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................................................................48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...................................................48
DESCRIPTION OF SECURITIES........................................................................................50
SELLING STOCKHOLDERS.............................................................................................51
PLAN OF DISTRIBUTION.............................................................................................52
CHANGE IN CERTIFYING ACCOUNTANT..................................................................................53
LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS..............................................................53
LEGAL MATTERS....................................................................................................54
EXPERTS..........................................................................................................54
WHERE YOU CAN FIND MORE INFORMATION..............................................................................54
INDEX TO FINANCIAL STATEMENTS...................................................................................F-1






     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of Donar Enterprises, Inc. common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares.

     Conversion from the Euro to the US dollar.

     The functional currency of Playlogic International N.V. and its subsidiaries is the euro, so where applicable, we have converted amounts shown in euros into US dollars at a rate of 1.3645 (for the December 31, 2004 information), 1.2570 (for the December 31, 2003 information), 1.2967 (for the March 31, 2005 information) and 1.2958 (for the April 30, 2005) euro per US dollar.



                           FORWARD-LOOKING INFORMATION


     Statements made in this prospectus or in the documents incorporated by reference herein that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. A number of risks and uncertainties, including those discussed under the caption "Risk Factors" beginning on page 6 and the documents incorporated by reference in this prospectus could affect such forward-looking statements and could cause actual results to differ materially from the statements made in this prospectus.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including "Risk Factors" and the financial statements, before making an investment decision.

                                   THE COMPANY

         Background

     Donar Enterprises, Inc. was incorporated in the State of Delaware in May 2001. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 30, 2005, when we entered into a share exchange agreement with the shareholders of Playlogic International N.V., a corporation formed under the laws of The Netherlands, that commenced business in 2002. Pursuant to this agreement, the former shareholders of Playlogic became the owners of over approximately 91% of our common stock, as described below. Playlogic has become our wholly-owned subsidiary and represents all of our commercial operations.



         Acquisition of Playlogic International N.V.

     On June 30, 2005, we entered into a share exchange agreement with Playlogic and Playlogic's shareholders whereby all of the Playlogic shareholders exchanged all of their ordinary shares (which are substantially similar to shares of common stock of a US company) and priority shares (which are substantially similar to shares of preferred stock of a US company) of Playlogic for 21,836,924 shares of Donar common stock. Pursuant to the share exchange agreement, the former stockholders of Playlogic received approximately 91.0% of the outstanding common stock of Donar, and 1,399,252 of the 21,836,924 shares of Donar common stock were placed in escrow and are currently being held by Securities Transfer Corporation, as escrow agent. These escrowed shares will be released as soon as practicable after March 30, 2006 as set forth below:

o In the event that our net income for the twelve months ending March 30, 2006 (the "Actual Net Income") is greater than $7.6 million and less than $8.4 million, 1,028,965 of our common shares will be distributed to the former Playlogic shareholders and 370,287 of our common shares will be distributed to an affiliate of a shareholder of Donar, Halter Financial Group, Inc. or its assigns.

o In the event that our net income for the twelve months ending March 30, 2006 is greater than $8.4 million, the number of shares that will be distributed to the former Playlogic shareholders shall equal 1,028,965 + (1,028,965 x (Actual Net Income - 8.4 million)/16.8 million) and the remaining escrowed shares, if any, will be delivered to Halter Financial Group or its assigns.

o In the event that our net income for the twelve months ending March 30, 2006 is less than $7.6 million, the number of shares that will be distributed to Halter Financial Group shall equal 370,287 + (1,028,965 x (7.6 million - Actual Net Income)/7.6 million) and the remaining escrowed shares, if any, will be delivered to the former Playlogic shareholders.

     Upon the closing of the share exchange with Playlogic's shareholders, Timothy Halter, our sole director, resigned and was replaced by Willem M. Smit, the President and Chief Executive Officer of Playlogic, and our executive officers were replaced by the Playlogic executive officers. Upon the expiration of the 10-day period of the filing and/or mailing of an Information Statement pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 (the "Exchange Act"), the board of directors was increased to five persons and the designees of Playlogic mentioned herein became our directors. Our board of directors currently has two vacancies.

     For accounting purposes, the share exchange was treated as a reverse acquisition with Playlogic as the acquiror and Donar as the acquired party. When we refer in this prospectus to business and financial information for periods prior to the share exchange, we are referring to the business and financial information of Playlogic.

         Our Business

     Playlogic is the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld, such as Nintendo's Game Boy, and mobile devices. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, The Netherlands, called Playlogic Game Factory, and by external developers with whom we have contractual relationships.

     Wedbush Morgan Securities, a leading investment banking and brokerage firm, has stated that in 2003, the US market for interactive entertainment was larger than the U.S. movie industry (based in box office receipts). According to Wedbush Morgan Securities, in 2003, the global video games market represented a total value of $25.5 billion and will likely grow to exceed $30 billion in 2005. According to Computer World magazine, the industry is expected to grow to a value of more than $100 billion by 2010. According to the NPD Group, a leading global sales and marketing firm, and the Entertainment Software Association, a video game trade association, total video game software sales (not including hardware and accessories) in the US reached a record of $ 7.3 billion in 2004. According to the Entertainment Software Association, this growth has more than doubled since 1996 and is expected to continue. We believe that this growth is likely to be increased by the expected development of new game platforms, the increasing popularity of games being played on mobile phones and on the Internet and emerging markets such as China.

     According to Screen Digest, a global media market and research firm, total video game software sales worldwide were more than $18 billion in 2003 and are expected to exceed $21 billion in 2007. Further, 239.3 million computer or video games were sold in 2003. According to the Entertainment Software Association, this number grew to 248 million in 2004, which means almost two games for every household in the US.

     According to the Entertainment Software Association, the average game player is 30 years old, and the average game buyer is 37 years old. In 2005, 95% of computer game buyers and 84% of console game buyers were over the age of 18.

     Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an up front payment which is an advance on future royalties earned and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.

     We have released four games to date:

     o    Alpha Black Zero, a mission-based tactical shooting game for the PC;

     o Airborne Troops, an infiltration action adventure game based on World War II for PC and PlayStation2;

     o    Cyclone Circus, a racing game for PlayStation2; and

     o    Xyanide, a "shoot 'em up" adventure game for mobile devices.

     On April 22 2005, we signed an agreement with TDK Recording Media Europe S.A. (Luxembourg) for publishing and transferring to us all of the related intellectual property rights of the following three games:

          o    World Racing 2, for PS2, Xbox and PCs;

          o    Knights of the Temple 2, for PS2, Xbox and PC; and

          o    Gene Troopers, for PS2, Xbox and PC.

     In addition, different studios and developers frequently contact us requesting financing and publishing their games. We evaluate each of these offers based on several factors, including sales potential (primarily based on past performance by the studio or developer), technology used, game play, graphics and sounds.

     We select which games we develop based on our analysis of consumer trends and behavior and our experience with similar or competitive products. Once we select a game to develop, we then assign a development studio, based upon its qualifications, previous experience and prior performance. Once developed, we distribute our games in both the US and abroad through existing distribution channels with experienced distributors. We are currently negotiating with a leading distributor to become the worldwide distributor for our games. We generally aim to release our titles simultaneously across a range of hardware formats in order to spread development risks and increase sales potential, with a minimum increase in development time and resources.

     The following table shows expected information about our products (we also expect to add new products from time to time):







                                                                                                     Release    Date
                                                                                                     or     Expected
Game                          Studio                          Platform                               Release Date
----------------------------- ------------------------------- -------------------------------------- ----------------
Completed Games
Alpha Black Zero              Khaeon (NL)                     PC                                     Released
Airborne Troops               Widescreen Games (F)            PS2, PC                                Released
Cyclone Circus                Playlogic Game Factory (NL)     PS2                                    Released
Xyanide                       Playlogic Game Factory (NL)     Xbox live                              Q4 2005
Xyanide Advance               Engine Software (NL)            GBA                                    Q4 2005
Xyanide                       Overloaded (NL)                 Mobile Phone &N-Gage                   Released

Under Development
World Racing 2                Synetic (D)                     PS2, Xbox, PC                          Q3/Q4 2005
Knights of the Temple 2       Cauldron (SK)                   PS2, Xbox, PC                          Q3/Q4 2005
Gene Troopers                 Cauldron (SK)                   PS2, Xbox live, PC                     Q3/Q4 2005
Xyanide                       Playlogic Game Factory (NL)     PSP                                    Q2 2006
Xyanide                       Playlogic                       PS2                                    Q3 2006

StateShift                    Engine Software (NL)            PSP                                    Q1/Q2 2006

Wizard of Funk                Playlogic  Game  Factory (NL)   PS2's EyeToy                           Q3 2006
Sparta -Ancient Wars          World Forge                     PC                                     Q3 2006
P.R.I.S.M.                    Rival  Interactive  (USA)       PC                                     Q3
2006
"Project Delta"               Playlogic Game Factory (NL)     PS3, Xbox360, PC                       Q3/Q4 2006
Alpha Black Zero Mobile       Overloaded (NL)                 Mobile Phone &N-Gage                   TBD


         General

     Our principal business office is located at Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands, and our telephone number at that address is (011) 31-20-676-0304.

     Our corporate web site is www.playlogicgames.com. The information found on our web site is not intended to be part of this prospectus and should not be relied upon by you when making a decision to invest in our common stock.

     In this prospectus, "Donar," the "Company," "we," "us" and "our" refer to Donar Enterprises, Inc. and, unless the context otherwise indicates, our subsidiary Playlogic International N.V. and/or its subsidiary Playlogic Game Factory B.V.

                   SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following selected financial information is derived from the financial statements appearing elsewhere in this prospectus and should be read in conjunction with the financial statements, including the notes thereto. Playlogic and its consolidated subsidiaries' functional currency is the euro, so the following information has been converted into US dollars at a rate of 1.3645 (for the December 31, 2004 information), 1.2570 (for the December 31, 2003 information), 1.2967 (for the March 31, 2005 information) and 1.2958 (for the April 30, 2005) euro per US dollar.


                                                                              (euro) / $ rate 1.36450    (euro) / $ rate 1.25700

(In Euro/US$)                            December 31          December 31           December 31           December 31

                                          (In Euro)            (In Euro)             (In US$)              (In US$)
                                     -------------------- --------------------- -------------------- ----------------------

CONSOLIDATED STATEMENTS OF                          2004                  2003                 2004                   2003
OPERATIONS

--------------------------------------------------------- --------------------- -------------------- ----------------------

Net sales                                         87,931               -                  119,982                    -

Product costs                                     28,836               -                   39,347                    -
                                     -------------------- --------------------- -------------------- ----------------------

Gross profit                                      59,095               -                   80,635                    -
Operating expenses:
Selling and marketing                            464,382             361,738               633,649               454,704
General and administrative (1)                 9,841,126           1,933,362            13,428,216             2,430,238
Research and development                       3,638,733           3,285,841             4,965,051             4,130,302
Depreciation                                     289,765             367,017               395,384               461,340

Impairment goodwill                               11,250               3,750                15,351                 4,714
                                     -------------------- --------------------- -------------------- ----------------------

Total operating expenses                      14,245,256           5,951,708            19,437,651              7,481,298

                                     -------------------- --------------------- -------------------- ----------------------

Loss from operations                        (14,186,161)          (5,951,708)          (19,357,016)             (7,481,298)
Interest expense                             (2,007,080)            (140,206)           (2,738,661)               (176,238)
                                     -------------------- --------------------- -------------------- ----------------------

Income before income taxes                  (16,193,241)         (6,091,914)           (22,095,677)             (7,657,536)


Benefit from income taxes                            -                     -                    -                      -
                                     -------------------- --------------------- -------------------- ----------------------

Net loss                                    (16,193,241)         (6,091,914)            (22,095,677)           (7,657,536)
                                     -------------------- --------------------- -------------------- ----------------------


Net loss per share:
Basic                                           (2.13)                (0.96)                (2.90)                 (1.21)
Diluted                                         (1.06)                (0.96)                (1.44)                 (1.21)

Number of shares used in
computation:
Basic                                          7,614,160             6,330,125            7,614,160              6,330,125
Diluted                                       15,342,352             6,330,125           15,342,352              6,330,125

(1)  General  and  administrative  expenses:  includes  a  one-time  expense  of
     (euro)7,200,000  ($9,824,400) related to granted options to certain stock holders.

                                                                              (euro) / $ rate 1.36450    (euro) / $ rate 1.25700


CONSOLIDATED BALANCE SHEETS                 Dec 31,               Dec 31,               Dec 31,               Dec 31,
(in Euro/US$)                            2004                  2003                  2004                   2003
                                          (In Euro)             (In Euro)             (In US$)               (In US$)
                                     --------------------  --------------------  --------------------  ---------------------

ASSETS
Current assets:
Cash                                           16,277               65,005              22,210         $        81,711

Accounts receivable, net                      -                     9,334                     -                11,733
Software development                          860,049              393,557           1,173,537                 494,701
Prepaid royalties                                  -                     -                     -                    -
Loan to associated companies                  65,000                     -               88,693                     -
Prepaid expenses and other current
assets                                        199,794              147,771              272,618               185,748
Deferred  tax asset                               -                     -                     -                      -
                                     --------------------  --------------------  --------------------  ---------------------

Total current assets                        1,141,120              615,667             1,557,058               773,893

Fixed assets, net                             528,357              491,461               720,943               617,766
Investments in affiliates
                                                 -                           -               -                      -
Goodwill, net                                    -                  11,250                   -                  14,141
Intangibles, net                                -                         -                  -                      -
Other assets, net                                -                         -                 -                      -

                                     --------------------  --------------------  --------------------  ---------------------

TOTAL ASSETS                                1,669,477              1,118,378           2,278,001             1,405,800
                                     --------------------  --------------------  --------------------  ---------------------





                                                                              (euro) / $ rate 1.36450  (euro) / $ rate 1.25700
CONSOLIDATED                             December 31          December 31             December 31          December 31
LIABILITIES AND STOCKHOLDERS' DEFICIT
(in Euro/US$)                               2004                  2003                   2004                 2003
                                          (In Euro)            (In Euro)               (In US$)             (In US$)
                                     -------------------- ---------------------   -------------------- --------------------

Current liabilities:
Accounts payable                           2,334,377              816,596              3,185,258     $     1,026,461

Bank overdraft                               683,278                     -               932,333                    -
Short term loans from third parties          156,000                                     212,862                    -
Accrued expenses:
    Personnel expenses                        427,921              241,190               583,898             303,176
    Financing software development            435,000                                    593,558                    -
    Auditors and advisors                    165,000                8,000                225,143                    -
    Management fee                                 -              150,000                      -              188,550
    Other                                    170,883              206,526                233,168              269,659

Loan from stockholder                      5,563,622            4,995,148              7,591,562            6,278,900
Wage tax  and social securities
payable                                     101,665               596,502                 138,722              749,803
                                     -------------------- ---------------------   -------------------- --------------------

Total current liabilities                 10,037,746           7,013,962               13,696,504            8,816,549


Long-term liabilities                       240,000             262,500                   327,480              329,963

                                     -------------------- ---------------------   -------------------- --------------------

Total liabilities                         10,277,746           7,276,462                14,023,984             9,146,512

Stockholders' Deficit:
Ordinary shares, par value EUR 0.05
per share;                                   640,177             319,175                  873,521                401,203
30,000,000 shares authorized; 12,083,537 and
6,383,497 issued and outstanding at
31 December 2004 and 31 December 2003
respectively
Priority shares, par value EUR 0.05 per share
3 shares issued at 31 December 2004 and
31 December 2003 respectively                       -                     -                      -                    -
Additional paid-in capital                   9,408,138           1,711,638              12,837,404          2,151,529
Subscribed capital                         5,725,555                     -               7,812,520                    -
Accumulated deficit                       (24,382,139)         (8,188,897)             (33,269,428)       (10,293,444)
                                     -------------------- ---------------------   -------------------- --------------------
Total stockholders' Deficit               (8,608,269)           (6,158,084)            (11,745,983)        (7,740,712)
                                     -------------------- ---------------------   -------------------- --------------------

TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                      1,669,477           1,118,378      $     2,278,001     $    1,405,800
                                     -------------------- ---------------------   -------------------- --------------------



                                                                                  (euro) / $ rate 1.29670(euro) / $ rate 1.22420

---------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED                           Three months ended,   Three months ended,  Three months ended,Three months ended,
STATEMENTS OF OPERATIONS DATA               March 31,             March 31,            March 31,           March 31,
(in Euro/US$)                           2005 (Unaudited)      2004 (Unaudited)     2005 (Unaudited)    2004 (Unaudited)
                                            (In Euro)             (In Euro)            (In US$)            (In US$)
-----------------------------------------------------------  --------------------------------------------------------------

Net sales                                     403,358                  -             $    523,034           $        -
Product costs                                  93,292                  -                  120,972                    -
                                       ---------------------  -------------------- -----------------------------------------
Gross profit                                  310,066                    -                 402,062                 -
Operating expenses:
Selling and marketing                         4,487               12,024                    5,818             14,720
General and administrative (1)              493,438
                                                                7,816,449                 639,841           9,568,897
Research and development                    274,598                651,756               356,071              797,879
Depreciation                                 78,882                59,899                 102,287             73,328
                                      ---------------  --------------------------------------------------------------

Total operating expenses                    851,405             8,540,128               1,104,017           10,454,824
                                      ---------------  --------------------------------------------------------------

Loss from operations                      (541,339)          (8,540,128)                 (701,955)       (10,454,824)
Interest expense                           (78,324)         (274,111)                    (101,562)           (335,567)
                                      ---------------  --------------------------------------------------------------

Income before income taxes                (619,663)        (8,814,239)                   (803,517)       (10,790,391)


Benefit from income taxes                   195,194                      -                 253,108                 -
                                      ---------------  --------------------------------------------------------------

Net loss                                    (424,469)         (8,814,239)      $          (550,409)      $(10,790,391)
                                      ---------------  --------------------------------------------------------------

Net income (loss):
Basic                                      (424,469)         (8,814,239)                  $(550,409)        $(10,790,391)

Diluted                                    (424,469)         (8,814,239)                  $(550,409)        $(10,790,391)


Net income (loss) per share:
Basic                                         (0.03)            (1.38)                  $   (0.04)         $     (1.69)
Diluted                                       (0.02)            (0.59)                  $   (0.03)         $     (0.72)

Number of shares used in
computation:
Basic                                    12,983,530             6,383,500                12,983,530            6,383,500
Diluted                                  18,035,222            14,899,111                18,035,222           14,899,111

     (1) General and  administrative  expenses:  includes a one-time  expense of
(euro)7,200,000 ($9,824,400) related to granted options to certain stock holders (2004).


                                                                                 (euro) / $ rate 1.29670   (euro) / $ rate 1. 22420
CONSOLIDATED BALANCE SHEETS                   March 31,           March 31,           March 31,            March 31,
(in Euro/US$)                     2005 (Unaudited)     2004 (Unaudited)   2005 (Unaudited)     2004 (Unaudited)
                                              (In Euro)           (In Euro)           (In US$)             (In US$)
---------------------------------------------------------------------------------------------------------------------------

ASSETS
Current assets:
Cash                                            15,654              48,923     $      20,299         $     59,891
Accounts receivable, net                       416,334               9,334           539,860               11,427
Software development                         1,080,050             692,367        1.,400,501              847,596
Prepaid royalties                                                                            -                    -
Loan to associated companies                   112,015                   -           145,250                    -
Taxes receivables                              119,570             155,685           155,046              190,590
Prepaid expenses and other current assets       12,039             223,816            15,612              273,996
Deferred tax asset                             195,195                   -           253,109                     -
                                         ----------------------------------------------------------------------------------

Total current assets                         1,950,857           1,130,125         2,529,677              1,383,450

Fixed assets, net                             449,475             673,176            582,834                824,102
Investments in affiliates                          -                    -                  -                     -
Goodwill, net                                       -               9,376                  -               11,477
Intangibles, net                                    -                    -                  -                     -
Other assets, net                                   -                    -                  -                     -
                                         ----------------------------------------------------------------------------------

TOTAL ASSETS                                    2,400,332          1,812,677    $   3,112,511       $   2,219,079
                                         ----------------------------------------------------------------------------------

                                       11

                                                                                (euro) / $ rate 1.29670   (euro) / $ rate 1.22420
CONSOLIDATED
LIABILITIES AND STOCKHOLDERS' DEFICIT     March 31,             March 31,            March 31,             March 31,
(in Euro/US$)                            2005 (Unaudited)      2004 (Unaudited)     2005 (Unaudited)      2004 (Unaudited)
                                          (In Euro)             (In Euro)            (In US$)              (In US$)
---------------------------------------------------------  ----------------------------------------- ----------------------
Current liabilities:
Accounts payable                          1,547,915            1,113,462           2,007,181          1,363,100

Bank overdraft                             542,220              363,251             703,097             444,692
Short term loans from third parties        150,000              -                   194,505             -
Accrued expenses:
  Personnel expenses                       280,899              288,787             364,242             353,533
  Financing software development           200,000                                  259,340             -
  Other current liabilities                305,577              258,659             396,242             316,650

Loan from stockholder                    7,548,782             6,622,131          9,788,505          8,106,813
Wage tax and social securities
payable                                   275,327               683,710             357,016             836,998

                                     --------------------  ----------------------------------------- ----------------------
Total current liabilities              10,850,720              9,330,000           14,070,129         11,421,786


Long-term liabilities                     232,500                255,000             301,483             312,171
                                     --------------------  ----------------------------------------- ----------------------
Total long-term liabilities               232,500                255,000             301,483             312,171
                                     --------------------  ----------------------------------------- ----------------------

Stockholders' deficit:
Ordinary shares, par value EUR 0.05
per share;                               649,177              319,175             841,787             390,734
30,000,000 shares authorized; issued and outstanding
at March 31, 2004: 6,383,500;
at March 31, 2005: 12,983,530;
Priority shares, par value EUR 0.05 per share;
issued and outstanding
at April 30, 2005; 3
at April 30, 2004; 3                -                     -
Additional paid-in capital              9,671,140               8,911,638          12,540,567         10,909,627
Subscribed capital                      5,803,403           -                       7,525,273          -
Accumulated deficit                    (24,806,608)           (17,003,136)       (32,166,729)       (20,815,239)
                                     --------------------  ----------------------------------------- ----------------------

Total stockholders' deficit            (8,682,888)              (7,772,323)        (11,259,101)       (9,514,878)
                                     --------------------  ----------------------------------------- ----------------------

TOTAL LIABILITIES, MINORITY INTEREST
AND STOCKHOLDERS' DEFICIT              2,400,332                  1,812,677          3,112,511          2,219,079
                                      --------------------  ----------------------------------------- ----------------------


                                       12


                                                                           (euro) / $ rate 1.29580    (euro) / $ rate 1.19480

                                     ------------------------------------------ -------------------------------------------
                                     Four months ended,    Four months ended,   Four months ended,   Four months ended,
STATEMENTS OF OPERATIONS DATA             April 30,             April 30,            April 30,             April 30,
(in Euro/US$)                            2005 (Unaudited)      2004 (Unaudited)     2005 (Unaudited)      2004 (Unaudited)
                                          (In Euro)             (In Euro)            (In US$)              (In US$)
---------------------------------------------------------  -------------------- -------------------- ----------------------

Net sales                                      494,958               -              $     641,367             $        -
Product costs                                   94,663                     -             122,665                      -
                                     --------------------  -------------------- -------------------- ----------------------

Gross profit                                  400,295                     -             518,702                      -
Operating expenses:
Selling and marketing                           4,785                21,576               6,201                25,779
General and administrative (1)                655,302             8,000,178             849,139             9,558,613
Research and development                      360,807               820,931             467,533                980,848
Capitalization on software
development                                            -                     -                    -                      -
Depreciation                                  105,306               82,517             136,456                98,591

                                     --------------------  -------------------- -------------------- ----------------------

Total operating expenses                    1,126,200            8,925,202          1,459,329           10,663,831

                                     --------------------  -------------------- -------------------- ----------------------

Loss from operations                         (725,905)         (8,925,202)           (940,628)         (10,663,831)
Interest expense                            (115,755)            (308,534)           (149,995)             (368,636)
                                     --------------------  -------------------- -------------------- ----------------------

Income before income taxes                  (841,660)         (9,233,736)        (1,090,623)         (11,032,467)


Benefit from income taxes                    265,123                     -             343,546                      -
                                     --------------------  -------------------- -------------------- ----------------------

Net loss                                      (576,537)         (9,233,736)  $    (747,076)     $   (11,032,467)
                                     --------------------  -------------------- -------------------- ----------------------

Net income (loss) per share:
Basic                                          (0.04)                (1.45)  $      (0.05)          $      (1.73)

Diluted                                        (0.03)                (0.62)          $      (0.04)          $      (0.74)


Number of shares used in
computation:
Basic                                         13,583,530             6,383,500           13,583,530              6,383,500
Diluted                                       18,462,576            14,922,122           18,462,576             14,922,122


     (1) General and  administrative  expenses:  includes a one-time  expense of
(euro)7,200,000 ($9,824,400) related to granted options to certain stock holders
(2004).


                                       13

Playlogic International N.V.  (unaudited)

                                                                             (euro) / $ rate 1.29580    (euro) / $ rate 1.19480
CONSOLIDATED BALANCE SHEETS               April 30,             April 30,            April 30,             April 30,
(in Euro/US$)                  2005 (Unaudited)      2004 (Unaudited)     2005 (Unaudited)      2004 (Unaudited)
                                          (In Euro)             (In Euro)             (In US$              (In US$)
                                     --------------------  -------------------- -------------------- ----------------------

ASSETS
Current assets:
Cash                                             99,268               48,949   $     128,631          $     58,484
Accounts receivable, net
                                                416,334                9,334         539,486                11,152
Software development
                                              1,150,050              735,546        1,490,234               878,830
Prepaid royalties
                                                                                                -                      -
Loan to associated companies
                                                170,015                    -          220,306                      -
Taxes receivables
                                                150,140              186,984          194,551               223,409
Prepaid expenses and other current
assets                                          450,640              131,150          583,940               156,698
Deferred tax asset
                                                265,124                    -          343,548                      -
                                     -------------------  ------------------- -------------------- ----------------------

Total current assets                       2,701,571               1,111,963          3,500,696            1,328,573

Fixed assets, net                            423,051                 662,351             548,189            791,377
Investments in affiliates                           -                     -                    -                      -
Goodwill, net                                                          11,250                    -            13,442
Intangibles, net                                    -                     -                    -                      -
Other assets, net                              -                     -                    -                      -
                                     --------------------  -------------------- -------------------- ----------------------

TOTAL ASSETS                                3,124,622             1,785,564      $    4,048,885       $    2,133,392
                                     --------------------  -------------------- -------------------- ----------------------


                                       14


                                                                             (euro) / $ rate 1.29580   (euro) / $ rate 1.19480
CONSOLIDATED LIABILITIES, MINORITY
INTEREST AND STOCKHOLDERS' EQUITY           April 30,            April 30,             April 30,             April 30,
(in Euro/US$)                            2005 (Unaudited)      2004 (Unaudited)     2005 (Unaudited)      2004 (Unaudited)
                                          (In Euro)            (In Euro)             (In US$)              (In US$)
                                     -------------------- --------------------- -------------------- ----------------------
Current liabilities:
Accounts payable                              1,135,916           1,200,049     $    1,471,920       $    1,433,818


Bank overdraft                                     -              434,136                    -               518,706
Short term loans from third parties            150,000                     -           194,370                      -
Accrued expenses:
  Personnel expenses                           299,491              408,305            388,080               487,843
  Financing software development               200,000                                 259,160                      -
  Other current liabilities                    280,482              184,625            363,449               220,590

Loan from stockholder                           161,880           6,731,877            209,764             8,043,247
Wage tax and social securities
payable                                         355,566              763,392           460,742               912,101
                                     -------------------- --------------------- -------------------- ----------------------
Total current liabilities                  2,583,335             9,722,384          3,347,485              11,616,305

Long-term liabilities                        225,000              255,000             291,555                 304,674
                                     -------------------- --------------------- -------------------- ----------------------
Total long-term liabilities                  225,000              255,000             291,555                 304,674
                                     -------------------- --------------------- -------------------- ----------------------
Stockholders' equity:
Ordinary shares, par value EUR 0,05
per share;                                      679,177              319,175             880,077               381,350
30,000,000 shares authorized; issued and outstanding
at April 30, 2005; 13,583,537;
at April 30, 2004; 6,383,497;
Priority shares, par value EUR 0,05 per share;
issued and outstanding
at April 30, 2005; 3
at April 30, 2004; 3                                -                     -
Additional paid-in capital                    11,076,138           8,911,638         14,352,460             10,647,625
Subscribed capital
                                             13,519,648                     -         17,518,760                      -
Accumulated deficit                         (24,958,676)          (17,422,633)       (32,341,452)         (20,816,562)
                                     -------------------- --------------------- -------------------- ----------------------

Total stockholders' equity                      316,287            (8,191,820)           409,845            (9,787,587)

                                     -------------------- --------------------- -------------------- ----------------------

TOTAL LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' EQUITY                           3,124,622           1,785,564   $    4,048,885       $    2,133,392
                                     -------------------- --------------------- -------------------- ----------------------

                                  RISK FACTORS

     Our shares are speculative and involve a high degree of risk. You should carefully consider the following risk factors before making an investment decision.

     WE HAVE A LIMITED OPERATING HISTORY, WE HAVE EXPERIENCED SIGNIFICANT LOSSES IN PRIOR YEARS AND WE MAY NOT BE ABLE TO MAINTAIN PROFITABILITY ON A CONSISTENT BASIS.

     We commenced operations in May 2002. Accordingly, we have a limited operating history and our business strategy may not be successful. Our failure to implement our business strategy or an unsuccessful business strategy could materially adversely affect our business, financial condition and operations.

     We had net consolidated losses of  (euro)16,193,241  ($22,095,677) in 2004,
(euro)6,091,914 ( $7,657,536) in 2003 and (euro)2,096,983  ($2,199,945) in 2002.
The net consolidated losses of (euro)16,193,241 ($22,095,677) in 2004 include a one-time expense of (euro)7,200,000 ($9,824,400) related to the grant of options to some of our stockholders in 2004.

     Although we expect to be profitable in the future, we may never achieve profitability. If we do achieve profitability, we may not be able to maintain profitability on a consistent basis. The report of Playlogic's independent auditors on Playlogic's December 31, 2004 financial statements included an explanatory paragraph indicating there is substantial doubt at year end 2004 about Playlogic's ability to continue as a going concern. In 2005, all loans granted to Playlogic were redeemed. The amount redeemed was used as payment on the shares issued therefor. Accordingly, Playlogic does not have any material loans outstanding. Nevertheless, if we do not raise additional capital, we may need to cease operations.

     WE ARE DEPENDENT ON FINANCING BY THIRD PARTIES, AND IF WE ARE NOT ABLE TO ACQUIRE ANY NECESSARY FINANCING FOR OUR OPERATIONS, OUR BUSINESS WILL BE SIGNIFICANTLY HARMED, AND WE MAY NEED TO CEASE OPERATIONS.

     We expect that our current cash balance and cash generated from operations will be sufficient to cover our working capital costs through the third quarter of 2005. We will need to obtain additional financing from third parties. We expect our capital requirements to increase over the next several years as we continue to develop new products, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost of hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management. If we do not obtain any necessary financing in the future, we may need to cease operations.

     MANY OF OUR TITLES HAVE SHORT LIFECYCLES AND MAY FAIL TO GENERATE SIGNIFICANT REVENUES.

     The market for interactive entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occur within the first three months following their release. Therefore, our profitability depends upon our ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

     A SIGNIFICANT PORTION OF OUR REVENUES ARE DERIVED FROM A LIMITED NUMBER OF TITLES. IF WE FAIL TO DEVELOP NEW, COMMERCIALLY SUCCESSFUL TITLES, OUR BUSINESS MAY BE HARMED.

     For the year ended December 31, 2004, one title, Alpha Black Zero accounted for 100% of our revenues. We did not have any revenue in 2003 or 2002. Our future titles may not be commercially viable. We also may not be able to release new titles within scheduled release times or at all. If we fail to continue to develop and sell new, commercially successful titles, our revenues and profits may decrease substantially and we may incur losses.

     OUR BUSINESS IS DEPENDENT ON LICENSING AND PUBLISHING ARRANGEMENTS WITH THIRD PARTIES, AND IF WE CANNOT CONTINUE TO LICENSE POPULAR PROPERTIES ON COMMERCIALLY REASONABLE TERMS, OUR BUSINESS WILL BE HARMED.

     Our success depends on our ability to identify and exploit new titles on a timely basis. We have entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential profits derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers and we may not have adequate financial and other resources to satisfy our contractual commitments. If we fail to satisfy our obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to us. Our profitability depends upon our ability to continue to license popular properties on commercially feasible terms. Numerous companies compete intensely for properties and we may not be able to license popular properties on favorable terms or at all in the future.

     ACQUIRING LICENSES TO CREATE GAMES BASED ON MOVIES MAY BE VERY EXPENSIVE. IF WE SPEND A SIGNIFICANT AMOUNT OF RESOURCES TO ACQUIRE SUCH LICENSES AND THE RESULTING GAMES ARE NOT SUCCESSFUL, OUR BUSINESS MAY BE MATERIALLY HARMED.

     Many current video game titles are based on popular motion pictures. Some of these games have been successful, but many have not. We do not have any such games in the development stage as of yet, but we are currently considering creating a game based on a successful horror movie. We hope to release a game based on this movie concurrent with the release of the movie's sequel in theaters which is expected to occur in 2006. In order to create this game, we will need to acquire a license from the producer of the movie, and it is likely that this license will be expensive. If the game is not successful due to the movie's sequel not being popular or for any other reason, our business may be materially harmed.

     WE ARE EXPOSED TO SEASONALITY IN THE PURCHASES OF OUR PRODUCTS AND IF WE FAIL TO RELEASE PRODUCTS IN TIME DURING PERIODS OF HIGH CONSUMER DEMAND, SUCH AS THE HOLIDAYS, OUR REVENUES MAY BE NEGATIVELY AFFECTED.

     The interactive entertainment software industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season. Additionally, in a platform transition period, sales of game console software products can be significantly affected by the timeliness of the introduction of game console platforms by the manufacturers of those platforms, such as Sony, Microsoft and Nintendo. The timing of hardware platform introduction is also often tied to holidays and is not within our control. If a hardware platform is released unexpectedly close to the holidays, this would result in a shortened holiday buying season and could negatively impact the sales of our products. Delays in development, licensor approvals or manufacturing can also affect the timing of the release of our products, causing us to miss key selling periods such as the year-end holiday buying season.

     WE CONTINUALLY NEED TO DEVELOP NEW INTERACTIVE ENTERTAINMENT SOFTWARE FOR VARIOUS OPERATING SYSTEMS AND IF DEVELOPERS OF OPERATING SYSTEMS FACE FINANCIAL OR OPERATIONAL DIFFICULTIES, WE MAY NOT BE ABLE TO RELEASE OUR TITLES AND MAY INCUR LOSSES.

     We depend on third-party software developers and our internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. Many of our titles are externally developed. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and may incur losses.

     The development of new interactive entertainment software is a lengthy, expensive and uncertain process. Considerable time, effort and resources are required to complete development of our proposed titles. We have in the past and may in the future experience delays in introducing new titles. Delays, expenses, technical problems or difficulties could force the abandonment of or material changes in the development and commercialization of our proposed titles. In addition, the costs associated with developing titles for use on new or future platforms may increase our development expenses.

     TRANSITIONS IN CONSOLE  PLATFORMS HAVE A MATERIAL  IMPACT ON THE MARKET FOR
INTERACTIVE ENTERTAINMENT SOFTWARE AND DELAYS IN THE LAUNCH, SHORTAGES, TECHNICAL PROBLEMS OR LACK OF CONSUMER ACCEPTANCE OF THESE PLATFORMS AND NEXT GENERATION PLATFORMS COULD ADVERSELY AFFECT OUR SALES OF PRODUCTS FOR THESE PLATFORMS.

     When new console platforms are announced or introduced into the market, consumers typically reduce their purchases of game console entertainment software products for current console platforms in anticipation of new platforms becoming available. During these periods, sales of our game console entertainment software products can be expected to slow down or even decline until new platforms have been introduced and have achieved wide consumer acceptance. Each of the three current principal hardware producers launched a new platform in recent years. Sony made the first shipments of its PlayStation2 console system in North America and Europe in the fourth quarter of calendar year 2000. Microsoft made the first shipments of its Xbox console system in North America in November 2001 and in Europe and Japan in the first quarter of calendar 2002. Nintendo made the first shipments of its GameCube console system in North America in November 2001 and in Europe in May 2002. Additionally, in June 2001, Nintendo launched its Game Boy Advance hand-held device. Most recently, in late 2004 Sony introduced its hand-held gaming device, PlayStation Portable ("PSP") and Nintendo introduced its Nintendo Dual Screen ("DS"). We expect that the next hardware transition cycle will commence in late calendar 2005 or calendar 2006. Delays in the launch, shortages, technical problems or lack of consumer acceptance of these platforms and next generation platforms could adversely affect our sales of products for these platforms.

     DEVELOPING GAMES FOR THE NEXT GENERATION GAME CONSOLES BY SONY, MICROSOFT AND NINTENDO (WHICH ARE EXPECTED TO BE RELEASED IN THE NEXT FEW YEARS) WILL LIKELY BE MORE EXPENSIVE AND TIME CONSUMING FOR US AND OUR STUDIOS. IF WE ARE NOT ABLE TO PRODUCE GAMES FOR THESE CONSOLES IN A COST-EFFECTIVE MANNER, OUR BUSINESS MAY BE SIGNIFICANTLY HARMED.

     Each of Sony, Nintendo and Microsoft are expected to release next generation game consoles in the next few years. These new consoles will likely be more powerful, and games for these consoles will have greater graphics and features. With this increased power and capabilities, there are likely to be increased costs to develop games and it is likely that each game will need larger development teams. Budgets for next generation games are likely to be twice those of games for current consoles and development teams may need to increase three-fold. The rising costs may make it prohibitively expensive for small game publishers like us to take the risk of creating new, unproven games. If we cannot create games for the next generation consoles in a cost effective manner, our business is likely to be significantly harmed.

     WE DEPEND ON SONY, NINTENDO AND MICROSOFT FOR THE MANUFACTURING OF PRODUCTS THAT WE DEVELOP FOR THEIR HARDWARE PLATFORMS. ACCORDINGLY, ANY OF THEM COULD CAUSE UNANTICIPATED DELAYS IN THE RELEASE OF OUR PRODUCTS AS WELL INCREASES TO OUR DEVELOPMENT, MANUFACTURING, MARKETING OR DISTRIBUTION COSTS, WHICH COULD MATERIALLY HARM OUR BUSINESS AND FINANCIAL RESULTS.

     Generally, when we develop interactive entertainment software products for hardware platforms offered by Sony, Nintendo or Microsoft, the products are manufactured exclusively by that hardware manufacturer or their approved replicator. We pay a licensing fee to the hardware manufacturer for each copy of a product manufactured for that manufacturer's game platform.

     The agreements with these manufacturers include certain provisions such as approval rights over all products and related promotional materials and the ability to change the fee they charge for the manufacturing of products, that allow them substantial influence over our costs and the release schedule of our products. In addition, since each of the manufacturers is also a publisher of games for its own hardware platforms and manufactures products for all of its other licensees, a manufacturer may give priority to its own products or those of our competitors in the event of insufficient manufacturing capacity. Accordingly, Sony, Nintendo or Microsoft could cause unanticipated delays in the release of our products as well increase our development, manufacturing, marketing or distribution costs, which could materially harm our business and financial results.

     WE PARTLY DEPEND ON INDEPENDENT DEVELOPERS, AND WE MAKE ADVANCE PAYMENTS TO THEM PRIOR TO THE COMPLETION OF THE PRODUCT. THERE IS NO ASSURANCE THAT WE CAN RECOUP THESE PAYMENTS IF WE DO NOT ACCEPT THE PRODUCT FROM A THIRD PARTY DEVELOPER.

     We make advance payments to independent software developers prior to completion of the games, which are for the development of intellectual property related to our games. The advance payments become due when the developer meets agreed milestones.

     Upon termination of the contract for any reason prior to the completion of a game, the advance payments are repayable by the independent software developers, who then remain the sole owner of the source material and intellectual property. These advance payments that are due prior and after completion of the product are partly capitalized and expensed as cost of goods sold at the higher of the contractual or effective royalty rate based on net product sales. However, there is no assurance that the independent developer will return the advance payments to us, and if they do not, our business may suffer.

     WE MAY FAIL TO ANTICIPATE CHANGING CONSUMER PREFERENCES, AND IF WE DO, OUR RESULTS OF OPERATIONS MAY BE MATERIALLY HARMED.

     Our business is speculative and is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

     o the popularity, price and timing of new software and hardware platforms being released and distributed by us and our competitors;

     o    international, national and regional economic conditions, particularly
          economic  conditions   adversely  affecting   discretionary   consumer
          spending;

     o    changes in consumer demographics;

     o    the availability of other forms of entertainment; and

     o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

     In order to plan for acquisition and promotional activities we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period consumer appeal of a particular title may decrease, causing projected sales to decline.

     RAPIDLY CHANGING TECHNOLOGY AND PLATFORM SHIFTS COULD HURT OUR OPERATING RESULTS.

     The interactive software market and the PC and video game industries in general are associated with rapidly changing technology, which often leads to software and platform obsolescence and significant price erosion over the life of a product. The introduction of new platforms and technologies can render existing software obsolete or unmarketable. We expect that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. As a result, our titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers which would have a material adverse effect on our operating results.

     We have devoted and will continue to devote significant development and marketing resources on products designed for next-generation video game systems, such as the PlayStation 3 and Xbox360, that have not yet been released. If PlayStation 3 and/or Xbox360 do not achieve wide acceptance by consumers or Sony/Microsoft is unable to ship a significant number of PlayStation 3/Xbox360 units in an timely fashion, or if our titles fail to sell through, we will have spent a substantial amount of our resources for this platform without corresponding revenues, which would have a material adverse effect on our business, operating results and financial condition.

     We need to anticipate technological changes and continually adapt our new titles to emerging platforms to remain competitive in terms of price and performance. Our success depends upon our ability and the ability of third-party developers to adapt software to operate on and to be compatible with the products of original equipment manufacturers and to function on various hardware platforms and operating systems. If we design titles to operate on new platforms, we may be required to make substantial development investments well in advance of platform introductions and we will be subject to the risks that any new platform may not achieve initial or continued market acceptance.

     A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact our sales. Direct sales of software by major manufacturers over the Internet would adversely affect our distribution business.

     IF  OUR  PRODUCTS   CONTAIN   DEFECTS,   OUR   BUSINESS   COULD  BE  HARMED
SIGNIFICANTLY.

     Software products as complex as the ones we publish may contain undetected errors when first introduced or when new versions are released. Despite extensive testing prior to release, we cannot be certain that errors will not be found in new products or releases after shipment which could result in loss of or delay in market acceptance. This loss or delay could significantly harm our business and financial results.

     RETURNS OF OUR TITLES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

     Our arrangements with retailers for published titles require us to accept returns for stock balancing, markdowns or defects. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates and we recognize revenues net of returns.

     Our distribution arrangements with retailers generally do not give them the right to return titles to us or to cancel firm orders, although we do accept returns for stock balancing, markdowns and defects. We sometimes negotiate accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations.

     Our sales returns and allowances for the year ended December 31, 2004, they were (euro)0 ($0). If return rates for our published titles significantly exceed our estimates, our operating results will be materially adversely affected.


     OUR BUSINESS IS HIGHLY COMPETITIVE AND INCREASINGLY "HIT" DRIVEN. IF WE DO NOT CONTINUE TO DELIVER "HIT" PRODUCTS, OUR SUCCESS WILL BE LIMITED.

     Competition in our industry is intense and new products are regularly introduced. We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Microsoft, each of which is the largest developer and marketer of software for its platforms. Sony, Microsoft and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts or focus on developing software products for third-party platforms.

     In addition, we compete with domestic public and private companies, international companies, large software companies and media companies. Many of our competitors have far greater financial, technical, personnel and other resources than we do and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than we can. Our titles also compete with other forms of entertainment such as motion pictures, television and audio and DVDs featuring similar themes, on-line computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

     Retailers typically have limited shelf space and promotional resources and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures just to maintain current levels of sales of our titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause our profits to decrease significantly.

     If our competitors develop more successful products, or if we do not continue to develop consistently high-quality products, our revenue will decline.

     Our products are sold internationally through third-party distribution and licensing arrangements and through our wholly-owned European distribution subsidiaries. Our sales are made primarily on a purchase order basis without long-term agreements or other forms of commitments. The loss of, or significant reduction in sales to, any of our principal retail customers or distributors could significantly harm our business and financial results.

     WE MAY BE BURDENED WITH PAYMENT DEFAULTS AND UNCOLLECTIBLE ACCOUNTS IF OUR DISTRIBUTORS OR RETAILERS CANNOT HONOR THEIR CREDIT ARRANGEMENTS WITH US.

     Distributors and retailers in the interactive entertainment software industry have from time to time experienced significant fluctuations in their businesses and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of our products could materially harm our business and financial results. We typically make sales to most of our retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history, as well as whether we can obtain sufficient credit insurance. Although, as in the case with most of our customers, we have insolvency risk insurance to protect us against our customers' bankruptcy, insolvency or liquidation, this insurance contains a significant deductible and a co-payment obligation and the policy does not cover all instances of non-payment. In addition, although we maintain a reserve for uncollectible receivables, the reserve may not be sufficient in every circumstance. As a result, a payment default by a significant customer could significantly harm our business and financial results.

     WE MAY NOT BE ABLE TO MAINTAIN OUR DISTRIBUTION RELATIONSHIPS WITH KEY VENDORS, AND IF WE DO NOT, OUR RESULTS OF OPERATIONS MAY BE MATERIALLY HARMED

     We distribute interactive entertainment software and hardware products and provide related services in the Benelux countries, Germany, the United Kingdom, and in other European countries for a variety of entertainment software publishers, many of which are our competitors, and hardware manufacturers. These services are generally performed under limited term contracts. Although we expect to use reasonable efforts to retain these vendors, we may not be successful in this regard. The cancellation or non-renewal of one or more of these contracts could significantly harm our business and financial results.

     OUR SOFTWARE MAY BE SUBJECT TO LEGAL CLAIMS WHICH COULD BE VERY COSTLY AND TIME CONSUMING AND CAUSE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     In prior years lawsuits were filed against numerous video game companies by the families of victims who were shot and killed by teenage gunmen in attacks perpetrated at schools. In these lawsuits plaintiffs alleged that the video game companies manufactured and/or supplied these teenagers with violent video games, teaching them how to use a gun and causing them to act out in a violent manner. Both lawsuits have been dismissed. It is possible, however, that similar, additional lawsuits may be filed in the future. If such future lawsuits are filed and ultimately decided against us and our insurance carrier does not cover the amounts we are liable for, it could have a material adverse effect on our business and financial results. Payment of significant claims by insurance carriers may make such insurance coverage materially more expensive or unavailable in the future, thereby exposing our business to additional risk.

     OUR BUSINESS, OUR PRODUCTS AND OUR DISTRIBUTION ARE SUBJECT TO INCREASING REGULATION IN KEY TERRITORIES OF CONTENT, CONSUMER PRIVACY AND ONLINE DELIVERY. IF WE DO NOT SUCCESSFULLY RESPOND TO THESE REGULATIONS, OUR BUSINESS MAY SUFFER.

     Legislation is continually being introduced that may affect both the content of our products and their distribution. For example, privacy laws in the United States and Europe impose various restrictions on our web sites. Those rules vary by territory although the Internet recognizes no geographical boundaries. Other countries, such as Germany, have adopted laws regulating content both in packaged goods and those transmitted over the Internet that are stricter than current United States laws. In the United States, the federal and several state governments are considering content restrictions on products such as ours, as well as restrictions on distribution of such products. Any one or more of these factors could harm our business by limiting the products we are able to offer to our customers and by requiring additional differentiation between products for different territories to address varying regulations. This additional product differentiation would be costly.

     IF WE DO NOT CONSISTENTLY MEET OUR PRODUCT DEVELOPMENT SCHEDULES, WE WILL EXPERIENCE FLUCTUATIONS IN OUR OPERATING RESULTS.

     Product development schedules, particularly for new hardware platforms, high-end multimedia PCs and the Internet, are difficult to predict because they involve creative processes, use of new development tools for new platforms and the learning process, research and experimentation associated with development for new technologies. We have in the past experienced development delays for several of our products. Failure to meet anticipated production or "go live" schedules may cause a shortfall in our revenue and profitability and cause our operating results to be materially different from expectations. Delays that prevent release of our products during peak selling seasons may reduce lifetime sales of those products.

         OUR EXPANSION MAY STRAIN OUR OPERATIONS.

     We have expanded through internal growth and acquisitions, which has placed and may continue to place a significant strain on our management, administrative, operational, financial and other resources. We have released a number of titles on new platforms, expanded our publishing and distribution operations, increased our advances to developers and manufacturing expenditures, enlarged our work force and expanded our presence on international markets. To successfully manage this growth, we must continue to implement and improve our operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. We may be unable to effectively manage rapidly expanded operations which are geographically dispersed.

     We have acquired rights to various properties and businesses, and we may pursue opportunities by making selective acquisitions consistent with our business strategy. We may be unable to successfully integrate any new personnel, property or business into our operations. If we are unable to successfully integrate future personnel, properties or businesses into our operations, we may incur significant charges.

     Our publishing and distribution activities require significant amounts of capital. We may seek to obtain additional debt or equity financing to fund the cost of expansion. The issuance of equity securities would result in dilution to the interests of our stockholders.

     A LIMITED NUMBER OF CUSTOMERS MAY ACCOUNT FOR A SIGNIFICANT PORTION OF OUR SALES, AND THE LOSS OF OUR RELATIONSHIPS WITH PRINCIPAL CUSTOMERS OR A DECLINE IN SALES TO PRINCIPAL CUSTOMERS COULD HARM OUR OPERATING RESULTS.

     Sales to our three largest customers accounted for approximately 95% of our revenues for the year ended December 31, 2004. The loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

     RATING   SYSTEMS  FOR   INTERACTIVE   ENTERTAINMENT   SOFTWARE,   POTENTIAL
LEGISLATION AND CONSUMER OPPOSITION COULD INHIBIT SALES OF OUR PRODUCTS.

     The home video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of "G" (all ages), "E10-Plus" (age 10 and over) or "T" (age 13 and over), although certain of our titles receive a rating of "M" (age 17 and over), which may limit the potential markets for these titles.

     Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material and an inquiry by the Federal Trade Commission with respect to the marketing of such material to minors. Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title. In addition, certain retailers, such as WalMart, Kmart, Sears and Target Stores, have declined to sell interactive entertainment software containing graphic violence or sexually explicit material, which also limits the potential markets for certain of our games.

     WE ARE SUBJECT TO RISKS AND UNCERTAINTIES OF INTERNATIONAL TRADE, AND IF ANY OF THESE RISKS MATERIALIZE, OUR RESULTS OF OPERATIONS MAY BE HARMED.

     Sales in international markets, primarily in the UK, France, Spain and the Benelux, have accounted for an increasing portion of our revenues. For the year ended December 31, 2004, sales in international markets accounted for approximately 99% of our revenues. We are subject to risks inherent in foreign trade, including:

     o    increased credit risks;

     o    tariffs and duties;

     o    fluctuations in foreign currency exchange rates;

     o    shipping delays; and

     o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

     WE ARE DEPENDENT UPON OUR KEY  EXECUTIVES AND PERSONNEL,  AND IF WE FAIL TO
HIRE  AND  RETAIN   NECESSARY   PERSONNEL  AS  NEEDED,   OUR  BUSINESS  WILL  BE
SIGNIFICANTLY IMPAIRED.

     Our success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense, and we may have difficulty hiring or retaining necessary personnel in the future. If we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

     FLUCTUATIONS IN FOREIGN EXCHANGE RATES AND INTEREST RATES COULD HARM OUR RESULTS OF OPERATIONS

     We are exposed to currency risks and interest rate risks. We are particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the euro, as we incur manufacturing costs and price our systems predominantly in euro while a portion of our revenue and cost of sales is denominated in U.S. dollars.

     In addition, a substantial portion of our assets, liabilities and operating results are denominated in euros, and a minor portion of our assets, liabilities and operating results are denominated in currencies other than the euro and the U.S. dollar. Our consolidated financial statements are expressed in U.S. dollars. Accordingly, our results of operations are exposed to fluctuations in various exchange rates.

     Furthermore, a strengthening of the euro, particularly against the U.S. dollar could lead to intensified price-based competition in those markets that account for the majority of our sales, resulting in lower prices and margins and an adverse impact on our business, financial condition and results of operations.

     We are also exposed to fluctuations in interest rates. As of December 31, 2004 we had a net bank overdraft. An increase of the short-term interest rates could increase the interest expense on our bank overdraft and adversely affecting our financial results.


     THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE.

     The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new titles affecting the interactive entertainment software industry may cause the market price of the common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

     SOME OF OUR EXISTING SHAREHOLDERS CAN EXERT CONTROL OVER US AND MAY NOT MAKE DECISIONS THAT ARE IN THE BEST INTERESTS OF ALL SHAREHOLDERS.

     As of June 30, 2005, officers, directors, and shareholders holding more than 5% of our outstanding shares collectively controlled approximately 59% of our outstanding common stock. As a result, these shareholders, if they act together, would be able to exert a significant degree of influence over our management and affairs and over matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Accordingly, this concentration of ownership may harm the market price of our ordinary shares by delaying or preventing a change in control of us, even if a change is in the best interests of our other shareholders.

     In addition, the interests of this concentration of ownership may not always coincide with the interests of other shareholders, and accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

     IT MAY BE DIFFICULT TO ENFORCE A US JUDGMENT AGAINST US, OR OUR OFFICERS AND DIRECTORS.

     Service of process upon our directors and officers, all of whom reside outside the United States, may be difficult to obtain within the United States. In addition, because substantially all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.


                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

                   MARKET PRICE OF OUR COMMON STOCK; DIVIDENDS

     Since January 7, 2003, our common stock has been quoted on the Over-the-Counter ("OTC") Bulletin Board, an electronic stock listing service provided by The Nasdaq Stock Market, Inc., under the symbol DNRR.OB (our symbol had been DNRE.OB until May 2005).

     As of July 20, 2005, there were approximately 90 holders of record of our common stock.

     The price range of our common stock during the past two fiscal years is shown below. High and low prices given here refer to the high and low bid quoted on the OTC Bulletin Board. These prices reflect our one-for -10 reverse stock split effective April 15, 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Fiscal 2003                                  High           Low

First Quarter........................       $3.80          $0.30
Second Quarter.......................       $1.00          $0.20
Third Quarter........................       $2.00          $0.30
Fourth Quarter.......................       $0.90          $0.50


Fiscal 2004                                  High           Low

First Quarter........................       $0.70          $0.70
Second Quarter.......................       $0.80          $0.80
Third Quarter........................       $1.00          $1.00
Fourth Quarter.......................       $0.70          $0.70


Fiscal 2005                                  High           Low

First Quarter........................       $3.10          $1.40
Second Quarter                              $31.10         $2.80
                                               ______________


     No dividends have been paid on the common stock since our inception, and we do not anticipate paying any dividends in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

         Forward-Looking Statements

     The Information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements, other than statements of historical fact, made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

     The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

         Overview

     Donar Enterprises, Inc. was incorporated in the State of Delaware in May 2001. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 30, 2005, when we entered into a share exchange agreement with the shareholders of Playlogic International N.V., a corporation formed under the laws of the Netherlands, that commenced business in 2002. Pursuant to this agreement, the former shareholders of Playlogic became the owners of over 91% of our common stock. Playlogic has become our wholly-owned subsidiary and represents all of our commercial operations.

     Playlogic is the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld, such as Nintendo's Game Boy, and mobile devices. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, The Netherlands, called Playlogic Game Factory, and by external developers with whom we have contractual relationships.

     Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an upfront payment which is an advance on future royalties earned and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.

     We have released four games to date:

          o Alpha Black Zero, a mission-based tactical shooting game for the PC;

          o Airborne Troops, an infiltration action adventure game based on World War II for PC and PlayStation2;

          o    Cyclone Circus, a racing game for PlayStation2; and

          o    Xyanide, a "shoot 'em up" adventure game for mobile devices.

     On April 22 2005, we signed an agreement with TDK Recording Media Europe S.A. (Luxembourg) for publishing and transferring to us all of the related intellectual property rights of the following three games:

          o    World Racing 2, for PS2, Xbox and PCs;

          o    Knights of the Temple 2, for PS2, Xbox and PC; and

          o    Gene Troopers, for PS2, Xbox and PC.

          Management's Overview of Historical and Prospective Business Trends

     Increased Console Installed Base. As consumers purchase the current generation of consoles, either as first time buyers or by upgrading from a previous generation, the console installed base increases. As the installed base for a particular console increases, we believe we will generally able to increase our unit volume. However, as consumers anticipate the next generation of consoles, unit volumes often decrease. In March 2004, Microsoft reduced the retail price of its box consoles in the US, and in May and December 2004, Sony did the same with its PlayStation2 consoles. As price reductions drive sales of consoles and the related installed base of these current generation consoles increases during fiscal 2005, we believe that our unit sales of current generation titles are likely to be increased.

     Software Prices. As current generation console prices decrease, we expect more value-oriented consumers to become part of the interactive entertainment software market. We believe that hit titles will continue to be launched at premium price points and will maintain those premium price points longer than less popular games. However, as a result of a more value-oriented consumer base, and a greater number of software titles being published, we expect average software prices to gradually come down, which we expect to negatively impact our gross margin. To offset this, as the installed base increases, total volume of software sales are expected to increase, compensating for the lower margins on software sales.

     Increasing Cost of Titles. Hit titles have become increasingly more expensive to produce and market as the platforms on which they are played continue to advance technologically and consumers demand continual improvements in the overall game play experience. We expect this trend to continue as we require larger production teams to create our titles, the technology needed to develop titles becomes more complex, we continue to develop and expand the online gaming capabilities included in our products and we develop new methods to distribute our content via the Internet. Any increase in the cost of licensing third-party intellectual property used in our products would also make these products more expensive to publish.


         Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ significantly from these estimates.


         Period Ended March 31, 2005 Compared to Period Ended March 31, 2004

     Net  sales.  Net sales  for the  three  months  ended  March 31,  2005 were
(euro)403,358 ($523,034), as compared to (euro)0 ($0) for the three months ended March 31, 2004. This represents an increase of (euro)403,358 ($523,034), or 100%. This increase in revenue is primarily the result of starting sales of Playlogic's games in the fourth quarter of 2004. (euro)139,358 ($180,943) of the revenues for the three months ended March 31, 2005 were from Europe, and
(euro)264,000 ($342,091) were from the US. All of these revenues were derived from Playlogic's game distributors.

     Gross Profit. Gross profit totaled approximately (euro)310,066 ($402,062) for the three months ended March 31, 2005. For the three months ended March 31, 2004, gross profit totaled (euro)0 ($0). This increase in gross profit is primarily the result of an increase in net sales.

     Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses totaled (euro)497,925 ($645,659) for the three months ended March 31, 2005. For the three months ended March 31, 2004, selling, general and administrative expenses totaled (euro)7,828,473 ($9,583,617). This decrease was primarily caused by a one-time charge of granted options to certain stock holders. No options have been granted in the first three months ending March 31, 2005.

     Research  and  development.   Research  and  development  expenses  totaled
(euro)274,598 ($356,071) for the three months ended March 31, 2005. For the three months ended March 31, 2004, research and development totaled
(euro)651,756 ($797,879). This represents a decrease of (euro)377,158 ($441,808), or 58% (55%). This decrease was due to a lesser amount of our research and development expenses being capitalized.

     Depreciation. Depreciation expenses totaled (euro)78,882 ($102,287) for the three months ended March 31, 2005. For the three months ended March 31, 2004, the depreciation expense totaled (euro)59,899 ($73,328). The increase of
(euro)18,983 ($28,959) or 32% (39%) was caused by an increase in fixed assets that are depreciated on a straight line basis over the economic life time.

     Interest Expense. Interest expense totaled (euro)78,324 ($101,562) for the three months ended March 31, 2005. For the three months ended March 31, 2004, interest expense totaled (euro)274,111 ($335,567). This represents a decrease of
(euro)195,787 ($234,005), or 71% (70%). This decrease in interest expense is primarily the result of Playlogic's debt holders converting their loans into ordinary shares of Playlogic.

     Benefit  from  income   taxes.   The  benefit  from  income  taxes  totaled
(euro)195,194 ($253,108) for the three months ended March 31, 2005 and (euro)0 ($0) for the three months ended March 31, 2004. This increase was caused by our entering into contracts to purchase finished products and for distribution of these games; therefore, deferred tax income has been recognized.

     Net Loss. Our net loss was (euro)424,469 ($550,409) for the three months ended March 31, 2005. For the three months ended March 31, 2004, net loss totaled (euro)8,814,239 ($10,790,391). This was primarily due to a one-time charge related to the grant of stock options to certain stockholders in 2004, recognition of benefits from income taxes, increased gross profit, lower interest expenses and lower research and development costs.

     Period Ended April 30, 2005 Compared to Period Ended April 30, 2004

     Net  sales.  Net  sales  for the four  months  ended  April  30,  2005 were
(euro)494,958 ($641,367), as compared to (euro)0 ($0) for the four months ended April 30, 2004. This increase in revenue is primarily the result of increased sales of our games. (euro)230,958 ($299,276) of the revenues for the four months ended April 30, 2005 were from Europe and (euro)264,000 ($342,091) were from the US. All of these revenues were derived from our game distributors.

     Gross Profit. Gross profit totaled (euro)400,295 ($518,702) for the four months ended April 30, 2005. For the four months ended April 30, 2004, gross profit totaled (euro)0 ($0).This increase in gross profit is primarily the result of an increase in net sales.

     Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses totaled (euro)660,087 ($855,340) for the four months ended April 30, 2005. For the four months ended April 30, 3004, selling, general and administrative expenses totaled (euro)8,021,754 ($9,584,392). This represents a decrease of (euro)7,361,667 ($8,729,052), or 92%
(91%). This decrease in selling, general and administrative expenses is primarily the result of a one-time charge of granted options to certain stock holders in 2004. No options have been granted in the first four months ending April 30, 2005.

     Research  and  development.   Research  and  development  expenses  totaled
(euro)360,807 ($467,533) for the four months ended April 30, 2005. For the four months ended April 30, 2004, research and development expenses totaled
(euro)820,931 ($980,848). This represents a decrease of (euro)460,124 ($513,315), or 56% (52%). This decrease is due to our research and development expenses not being able to be capitalized.

     Depreciation. Depreciation expense totaled (euro)105,306 ($136,456) for the four months ended April 30, 2005. For the four months ended April 30, 2004, depreciation expense totaled (euro)82,517 ($98,591). The increase of
(euro)22,789 ($37,865), or 28% (38%) was caused by an increase in fixed assets that are depreciated on a straight line basis over the economic life time.

     Interest Expense. Interest expense totaled (euro)115,755 ($149,995) for the four months ended April 30, 2005. For the four months ended April 30, 2004, interest expense totaled (euro)308,534 ($368,636). This represents a decrease of
(euro)192,779 ($218,641), or 62% (59%). This decrease in interest expense is primarily the result of our debt holders converting their loans into ordinary shares of Playlogic.

     Benefit from income taxes. Benefit from income taxes totaled (euro)265,123 ($343,546) for the four months ended April 30, 2005. For the four months ended April 30, 2004, benefit from income taxes totaled (euro)0 ($0). This increase was caused by our entering into contracts to purchase finished products and for distribution of these games; therefore deferred tax income has been recognized.

     Net Loss. Our net loss was (euro)576,537 ($747,076) for the four months ended April 30, 2005. For the four months ended April 30, 2004, net loss totaled
(euro)9,233,736 ($11,032,467). This was primarily due to a one-time charge related to the grant of stock options to certain stockholders in 2004, recognition of benefits from income taxes, increased gross profit, lower interest expenses and lower research and development costs.

     Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

     Net sales. For the fiscal year ended December 31, 2004, we had total revenue of (euro)87,931 ($119,982) compared to revenue of (euro)0 ($0) for the fiscal year ended December 31, 2003. This increase in revenue of is a primarily the result of starting sales of our games in the fourth quarter of 2004. All of the revenues for the year ended December 31, 2004 were from Europe. All of these revenues were from our game distributors.

     Gross Profit. Gross profit totaled (euro)59,095 ($80,635) for the fiscal year ended December 31, 2004 as compared to (euro)0 ($0) for the fiscal year ended December 31, 2003. The increase in our gross profit is a result of increased sales.

     Selling, Marketing, General and Administrative Expenses. Selling, marketing, general and administrative expenses totaled (euro)10,305,508 ($14,061,865) for the fiscal year December 31, 2004. For the fiscal year ended December 31, 2003, selling, general and administrative expenses totaled
(euro)2,295,100  ($2,884,942).  This  represents an increase of  (euro)8,010,408
($11,176,923), or 349% (387%). This increase in selling, general and administrative expenses is primarily the result of a one-time charge of granted options to certain stock holders and the increased number of employees and related costs.

     Interest Expense. Interest expense totaled (euro)2,007,080 ($2,738,661) for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, interest expense totaled (euro)140,206 ($176,238). This represents an increase of (euro)1,866,874 ($2,562,423), or 1,332% (1,454%). This increase in interest expense is primarily the result of our increased loan commitments and related interest rates.

     Net Loss. Our net loss was (euro)16,193,241 ($22,095,677) for the fiscal year ended December 31, 2004. For the fiscal year ended December 31, 2003, net loss totaled (euro)6,091,914 ($7,657,536). This decrease in profitability is primarily the result of our increased costs incurred with research and development and increased loan commitments and an expense related to granted options to certain shareholders.

         Liquidity And Capital Resources

         March 31, 2005

     As of March 31, 2005, we had (euro)15,654 ($20,299) of cash on hand.


         April 30, 2005

     As of April 30, 2005, we had (euro)99,268 ($128,631) of cash on hand.

     Our management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover our working capital requirements through the third quarter of 2005. After that time, we will need to obtain additional financing from third parties. We are currently in negotiations for a revolving credit line for game financing, and we are also seeking bank financing. In addition, we may raise funds through equity financings. We do not have material outstanding debt. If we do not obtain any necessary financing in the future, we may need to cease operations.

     We expect our capital requirements to increase over the next several years as we continue to develop new products both internally and through our third-party developers, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management.

         December 31, 2004

     As of December 31, 2004, our cash balance was (euro)16,277 ($22,210), as compared to (euro)65,005 ($81,711) at December 31, 2003.


                                                    2004                 2003               2004            2003
Cash Flows from Operating                        (In Euro)            (In Euro)           (In US$)        (In US$)
activities
                                       --------------------- -------------------- ------------------ ---------------
Net cash used in operating activities      (6,216,739)         (3,869,166)       $ (8,482,740)        $(4,863,542)
                                       --------------------- -------------------- ------------------ ---------------
                                       --------------------- -------------------- ------------------ ---------------
 Cash Flows from investing
activities                                  (326,661)            (245,384)          (445,729)             (308,448)
                                       --------------------- -------------------- ------------------ ---------------
 Net cash provided by financing             6,494,672            4,133,225          8,861,980            5,195,464
activities
                                       --------------------- -------------------- ------------------ ---------------

 Increase (decrease) in Cash                 (48,728)              18,675          $  (66,489)       $23,474




     The net cash used in operating activities increased (euro)2,347,573 ($3,619,200) in 2004. The majority of this increase was caused by more general and administrative, research and development and interest expenses. The increase in net cash provided by financing activities was caused by the payment.

     Our accounts receivable at December 31, 2004 was (euro)0 ($0), as compared to (euro)9,334 ($11,733) at December 31, 2003.

     Off Balance Sheet Arrangements

     We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

         Contractual Obligations

     We have the following contractual obligations associated with its lease commitments and other contractual obligations:

    Contractual Obligations                    Payments Due By Period (in thousands)
                                             Total  Less Than 1      1 - 3 Years     3-5 Years    More than 5 Years
                                                            Year
       Long-Term Debt Obligations             $327           $41            $ 82           $82                  $66
       Capital Lease Obligations                 -             -               -             -                    -
      Operating lease Obligations
            (Including Rent)                $2,981          $591          $1,245          $659                 $715
          Purchase obligations                   -             -               -             -                    -
     Other contractual obligations               -             -               -             -                    -
                 Total
                                            $3,308          $632          $1,327          $568                 $781


         Note

     On June 1, 2005, we entered into a lease for new offices at Amstelveenseweg 639-710 in Amstelveen. We plan on moving our principal executive officers there on August 1, 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 ((euro)200) per square meter for rent and $34 ((euro)25) per square meter for service costs. Payment starts mid July 2006 for 750 square meters and by January 1, 2007, we will start paying for the remaining 750 square meters. Payment of the service costs is due immediately upon the move. Our landlord has given us the right to sublease this property. If we do not find a subleasee, the lease may be terminated. We have hired a real estate agent to find a subleasee



     Summary Of Significant Accounting Policies

     Accounts receivable

     Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.


     Software Development Costs

     Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. We account for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.



     We utilize both internal development teams and third-party software developers to develop our products.

     We capitalize internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, we evaluate the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. Our agreements with third-party developers generally provide us with exclusive publishing and distribution rights and require us to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

     Prepaid royalties

     We capitalize external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title.

     Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, we evaluate the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.

     Revenue Recognition

     We evaluate the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition". We evaluate revenue recognition using the following basic criteria:

     o Evidence of an arrangement: We recognize revenue when we have evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

     o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

     o Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, we recognize that amount as revenue when the amount becomes fixed or determinable.

     o Collection is deemed probable: At the time of the transaction, we conduct a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if we expect the customer to be able to pay amounts under the arrangement as those amounts become due. If we determine that collection is not probable, we recognize revenue when collection becomes probable (generally upon cash collection).

     Product Revenue

     Product revenue, including sales to resellers and distributors, is recognized when the above criteria are met. We reduce product revenue for estimated customer returns by distributing our products through experienced distributors with whom we had previously worked.


     New Accounting Pronouncements

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (R), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123 (R), "Accounting for Stock-Based Compensation". This statement supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

     Although we are currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, we expect it will have an impact on our condensed consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123 (R), "Accounting for Stock-Based Compensation" ("SFAS 123 (R)").

                                    BUSINESS

     Background

     Donar Enterprises, Inc. was incorporated in the State of Delaware in May 2001. Initially, our plan was to engage in the business of converting and filing registration statements, periodic reports and other forms of small to mid-sized companies with the U.S. Securities and Exchange Commission electronically through EDGAR. We had limited operations until June 20, 2005, when we entered into a share exchange agreement with the shareholders of Playlogic International N.V., a corporation formed under the laws of The Netherlands, that commenced business in 2002. Pursuant to this agreement, the former shareholders of Playlogic became the owners of over 91% of our common stock. Playlogic has become our wholly-owned subsidiary and represents all of our commercial operations.

     We had very limited operations of our own as of the date of the share exchange. Since the date of the share exchange, all of our commercial operations are those of Playlogic.

     Overview

     We are the leading Dutch publisher of interactive entertainment software for consoles, such as Sony's PlayStation2, Microsoft's Xbox and Nintendo's Game Cube, PCs and handheld and mobile devices, such as Nintendo's Game Boy Advance and Sony's PSP. As a publisher, we are responsible for distribution, sales and marketing of our products. We seek to publish high quality products developed both by our own studio in Breda, the Netherlands, called Playlogic Game Factory, and by external developers with whom we have contractual relationships. We publish a wide variety of games for all platforms and different genres of games rather than focusing our development efforts and resources on attempting to produce the next "hit" title. We believe this strategy decreases our risks because if one of our titles turns out not to be successful, we still have other titles that may be successful.

     Our Industry

     Wedbush Morgan Securities, a leading investment banking and brokerage firm, has stated that in 2003, the US market for interactive entertainment was larger than the U.S. movie industry (based in box office receipts). According to Wedbush Morgan Securities, in 2003, the global video games market represented a total value of $25.5 billion and will likely grow to exceed $30 billion in 2005. According to Computer World magazine, the industry is expected to grow to a value of more than $100 billion by 2010. According to the NPD Group, a leading global sales and marketing firm, and the Entertainment Software Association, a video game trade association, total video game software sales (not including hardware and accessories) in the US reached a record of $ 7.3 billion in 2004. According to the Entertainment Software Association, this growth has more than doubled since 1996 and is expected to continue. We believe that this growth is likely to be increased by the expected development of new game platforms, the increasing popularity of games being played on mobile phones and on the Internet and emerging markets such as China.

     According to Screen Digest, a global media market and research firm, total video game software sales worldwide were more than $18 billion in 2003 and are expected to exceed $21 billion in 2007. Further, 239.3 million computer or video games were sold in 2003. According to the Entertainment Software Association, this number grew to 248 million in 2004, which means almost two games for every household in the US.

     According to the Entertainment Software Association, the average game player is 30 years old, and the average game buyer is 37 years old. In 2005, 95% of computer game buyers and 84% of console game buyers were over the age of 18.

     Products

     We have been certified as an official publisher worldwide by Nintendo and Sony Computer Entertainment Europe (for Europe, Middle East, Africa and Australia) and Xbox worldwide. We received our official publishers' license for Microsoft worldwide in April of 2005.

     Various studios, based in the US and throughout Europe, develop the games which we publish. One of these studios is our subsidiary, Playlogic Game Factory, located in The Netherlands. Other independent studios in various countries develop our games under development contracts. These development contracts generally provide that we pay the studio an upfront payment which is an advance on future royalties earned, and a payment upon achievement of various milestones. In addition, we license the rights to our existing titles to other studios who then develop those titles for other platforms.


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     To date, we have released four games. They are:

          o    Alpha Black Zero

     Alpha Black Zero is a mission-based tactical shooting game set in the future in which an elite commando group carries out secret missions in hostile worlds. The player must meet varied objectives through numerous alternative solutions.

                Genre             Tactical Shooting
                Platform          PC

     Developer Khaeon (A version for mobile phones and N-Gage will be developed by Overloaded Pocket Media B.V. We do not yet have an expected release date for the mobile phone and N-Gage version).

          o    Airborne Troops

     Airborne Troops was released for PCs and PlayStation 2 in the first quarter of 2005; it is an infiltration action adventure game set during World War II that is based on historical facts. Characters use actual weapons used during World War II and face actual World War II scenarios an environments. The game has three-dimensional graphics and dramatic music.

                  Genre             Infiltration action-adventure
                  Platform          PlayStation2 and PC
                  Developer         Widescreen Games S.A.R.L.


          o    Cyclone Circus

     Cyclone Circus is an arcade global racing game. Set in the year 2078, it enables players to take control of a futuristic wind-propelled vehicle and race in an international league across a range of exotic locations.

     Players can choose from a variety of distinctive characters, each with their own customized vehicle. The number of characters from which to choose means there is something for everyone - from a sexy Russian daredevil to a lunatic Scottish brute.

     Cyclone Circus' gameplay introduces the functionality of sail-trim as a means to control the speed of the vehicle. Mastering sail-trim at different wind velocities will enable the player to attain maximum speeds. However, over-trimming, as well as using the sail-trim too lightly, will result in slower speeds.

     Players can check wind speed and direction, as well as their competitors' progress, through radar in the corner of the screen. They must execute stunts to earn points and performance bonuses.

                  Genre             Arcade racer
                  Platform          PlayStation2
                  Developer         Playlogic Game Factory B.V.


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          o    Xyanide

     Xyanide is an advanced 3D version of an old-school shoot-'em-up, taking place in the year 2715 on Mardar, a lonely isolated planet, which has been under the influence of a black hole since the beginning of time.

     Aguira the witch has been sentenced to death by the Judges of Mardar. The charges: devastation of worlds and civilizations. The sentence: disintegration by dumping into the Maelstrom (a.k.a. the black hole). The player takes the role of Drake, the chosen guard, whose role it is to craft and enforce the execution, but an asteroid hits the execution craft. The asteroid is made up of Xyanide, a substance that instantly materializes thoughts and after the collision Drake sees the instant creation of hostile worlds between the execution craft and his fighter and realizes what happens. Aguira tries to use Xyanide to escape and Drake knows he has only one option: battle his way through the goriest worlds of horror and destruction and encountering mass enemy attack waves.


                  Genre             Shoot-'em-up
                  Platform          Mobile devices
                  Developer         Overloaded Pocket Media B.V.


On April 22, 2005, we signed an agreement  with TDK Recording  Media Europe S.A.
(Luxembourg)   for  publishing  and  transferring  to  us  all  of  the  related intellectual property rights of the following three games:

          o    World Racing 2, for PS2, Xbox and PC;

          o    Knights of the Temple 2, for PS2, Xbox and PC; and

          o    Gene Troopers, for PS2, Xbox and PC.

     We expect the following games to be completed and released in the third or fourth quarter of 2005:

          o    World Racing 2

     World Racing 2 puts the fun of driving at center stage and presents a challenging racing experience featuring an advanced 3D Landscape Engine, adjustable driving characteristics, improved technology and an exciting selection of different cars from various manufacturers. World Racing 2 is all about fun racing. Players will enjoy better physics, simplified menus, speed-optimized track layouts and livelier 3D environments. With more than 40 cars from 16 brands, over 100 challenging tracks, technical and optical tuning plus a huge variety of licensed accessories and lifestyle products the game is very authentic and customizable.

               Genre                Racing
               Platform             PlayStation2, Xbox, PC
               Developer            Synetic

          o    Gene Troopers

     In Gene Troopers the player is in the heart of a unique, vibrant and living universe. The player explores amazing new worlds, develops the character into a stealth or battle professional, controls supernatural powers, makes friends with powerful characters and leads them into battle against the forces of evil. The game's universe is entangled in the greatest conflict it ever witnessed. A terrifying elite battle force named Gene Troopers (GT) sets out to mercilessly fulfil its task: to find, gather and secure life forms. Genetic material is the new strategic resource. Gene transformation technology changes suitable individuals into loyal and powerful GT units. The GTs took away the player's body and daughter, Mareen. But what they couldn't take away was the player's courage. It is time to fight back!

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              Genre                 First Person Shooter
              Platform              PlayStation2, Xbox, PC
              Developer             Cauldron

          o    Knights of the Temple II

     In Knights of the Temple II players will join the ultimate battle of Paul de Raque, Grand Master of the Order of the Temple and hero of the first version of the game, against the forces of Hell. Travelling the lands and kingdoms of 13th century Europe, Paul must unveil the secret of three mysterious ancient artefacts and fight the demon armies attacking the world.

     Paul has fought many battles in the eternal war between Good and Evil, but now he faces his greatest challenges yet, evil forces invading the world, undead beings ravaging the peaceful lands of northern Europe and a dark menace opening a portal which had closed millennia ago.

     Players fight their way through a forgotten Roman city, deadly dungeons of the Saracen Empire, discover long forgotten islands, ruins and catacombs on a search for a secret hidden on the ground of an ancient underwater fortress.

     Players test their fighting skills, overcome the hordes of darkness and discover that victory must be paid with blood, pain and even the player's very own soul.

                Genre Action Adventure
                Platform PlayStation2, Xbox, PC
                Developer Cauldron

          o    Xyanide

     Xyanide is an advanced 3D version of an old-school shoot-'em-up, taking place in the year 2715 on Mardar, a lonely isolated planet, which has been under the influence of a black hole since the beginning of time.

     Aguira, the witch, has been sentenced to death by the Judges of Mardar. The charges: devastation of worlds and civilizations. The sentence: disintegration by dumping into the Maelstrom (a.k.a., the black hole). The player takes the role of Drake, the chosen guard, whose role it is to craft and enforce the execution, but an asteroid hits the execution craft. The asteroid is made up of Xyanide, a substance that instantly materializes thoughts, and after the collision, Drake sees the instant creation of hostile worlds. Aguira tries to use Xyanide to escape, and Drake knows he has only one option: battle his way through the goriest worlds of horror and destruction and encountering mass enemy attack waves.

                    Genre   Shoot-'em-up
                    Platform  Xbox  Live   Developer
                    Playlogic Game Factory B.V.


     We also have six additional games currently in development which are expected to be released in 2006. They are:

          o    Xyanide

     For the PlayStation2 and PSP, currently under development by Playlogic Game Factory B.V. The GameBoy Advance version has been developed by Engine Software.

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          o    StateShift

     StateShift is an underground street racing game, which can be played on the new Sony PlayStation Portable. It takes place in the next century where the streets are dark and the player drives in a futuristic and technological world. The game addictively combines racing, action and strategy. It features advanced extras, such as offensive and defensive weapon systems. This creates a fun and absorbing racing experience.

                    Genre Racing / Action Platform PlayStation Portable (PSP) Developer Engine Software

          o    PRISM

     PRISM is a first person shooter game with an exciting blend of stealth operations and fast action game play. The core PRISM experience focuses on the unconventional application of new and emerging weapons and surveillance technologies in the war against terrorism. The compelling, campaign mode contains scenarios that include attacks on key US infrastructure such as seaports, airports, museums, shopping malls and areas along the borders.

     The game will take place in the near future with the player becoming the newest member of a highly secretive homeland defense unit known as PRISM. PRISM is also an acronym for the Preemptive Reconnaissance and Identification Security Mainframe, a new computer system that the government is using to wirelessly hack into video surveillance equipment across America. When terrorist activities are suspected or potential targets are identified, players are called into action.

     A shorter version of PRISM will be used as a recruitment tool by the US Army National Guard.

                    Genre  First        Person  Shooter
                    Platform            PC
                    Developer           Rival  Interactive

          o    Delta

     Project Delta is a tactical first-person shooter in which the player is drawn into an epic story of men against an alien invasion force. The player will feel for the men and see them grow, developing their true potential as soldiers and friends, as the player commands, comforts or threatens them through nerve-wrecking and spectacular battles set in future earth, alien habitats, and back to the Dark ages.

     While investigating a strange, buried structure on a remote island, the player suddenly is placed in the middle of an invasion by the Cryzen, a ruthless alien race with fluid-metal bodies. Though the player fights bravely alongside the local military, but it is only when a second force, the Dorians, arrives that the tide of battle is turned. Betrayal mars any celebration, as the player and the other survivors become prisoners of the Dorians and transported to their planet.

     Escaping with the aid of a local priest, the player becomes instrumental in unraveling a web of high action intrigue and further betrayal, in which it becomes increasingly difficult to tell enemies from allies. When the player finds that the planet he or she is on is actually Earth, seven hundred years in the future, the player quickly discovers that the Cryzen and the Dorians both threaten the very future of humanity.

     To save mankind, the player must travel back to the dark ages and in a final, desperate battle, destroy the alien structure on the island.

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

     Genre Tactical first person shooter Platform Next Gen Consoles, PC Developer Playlogic Game Factory

          o    Wizard of Funk

     Wizard of Funk is a game for the Playstation2 with EyeToy cameras which we believe is much more advanced and compelling than the handful of games which are currently available for the EyeToy, which has sold more than 5 million cameras worldwide to date. Most of the currently available games rely on a combination of mini games, but Wizard of Funk is a light role playing game (RPG) with a back story, infused with music, using actual gesture recognition instead of motion detection without the need for extra peripherals such as gloves of coloured fingers.

     The player becomes a young and clumsy apprentice wizard. As his master gets wrongfully accused and imprisoned he needs to find out how to solve this mystery. The player will need to travel through the musical lands and battle foul monsters and defeat them with musical spells of all sorts, getting stronger and learning more and more powerful spells in order to defeat the evil that caused all this.

                Genre           EyeToy RPG
                Platform        PlayStation  2/EyeToy
                Developer       Playlogic Game Factory

          o    Sparta

     In ancient Greece the Spartans were infamously feared warriors. The battles between mighty ancient Greek tribes were fought with such an intense power and unknown soldiers became heroes on the battlefield. Sparta - Ancient Wars will bring this mighty time to new life, where each player will have the opportunity to bring his own tribe to health, fame and wealth. We believe that it will be the first real time strategy game that will deliver new stunning graphics, high level of detail, complete 3D gameplay, rich economics, no unit limitation, a physics engine developed solely for the game and many never before seen features to this genre. The main emphasis is on large-scaled battles and complex tactical manoeuvres. Furthermore, a new method of army equipment is represented in the game. Warriors can be equipped with weapons, shields, put on horses or on chariots and they can be given special abilities. The player can collect abandoned weapons after battles or import powerful weapons from other cultures to build more powerful and different special units. The forces of nature are very important, because fire, wind and other elements will effect the whole environment. The economic aspect of the game includes control of labor force, construction of cities and resources collection. We believe that Sparta will offer every aspect which real time strategy gamers like.

                Genre Real Time Strategy
                Platform PC
                Developer World Forge

Product selection and the development process

     We select the games to publish based on an analysis of consumer trends and behavior and the performance of similar titles currently in the market. Furthermore, besides a commercial analysis and an analysis of the development team, technical, conceptual, competition and gameplay analyses take place. We use the combination of these factors as a guideline for the expected sales potential of each new title.

     We select third party developers based on many factors. Initially, we perform an extensive "due diligence" review of each developer, in which we examine the capabilities and expertise of the developer's staff, its track record, budget and expected sales performance. Then, once we approve a developer, we enter into a definitive agreement, pursuant to which the production process is governed by a milestones and deliverables schedule. Under this arrangement, we pay the developers upon the obtaining of different milestones and delivery of different items to us. Through this milestone process, we believe we are able to control production time, quality and budget.


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     Approval by Sony,  Microsoft or Nintendo is required before the game can be published on one of their game consoles. For PC games, no such approval is required.

     Throughout the development of a game, the title is continuously tested on all possible aspects, such as game play, technical requirements and marketing materials, including packaging.

     After we and Sony, Microsoft or Nintendo approve the final version of the game, called a Gold Master, the product is sent to a duplicator to produce finished goods.

     We believe the commercial success of a game partly depends on its marketing. The marketing of our games is usually accomplished through a co-operation between us, co-publishers and local distributors. Another important element of marketing the games is public relations and advertising. We believe consumers base their purchase decision on coverage in the media and word of mouth. Basing games on known properties, such a movies or prior versions of a popular game, also enhance the visibility of a game to consumers.



         Our Technology

     While creating our games, we have developed some very useful technology tools that we believe other companies in the interactive entertainment software industry may desire to purchase. Therefore, we are currently considering selling and/or licensing these tools.

         Examples of these tools are:

         MemAnalyze

     MemAnalyze is a multi-platform tool for monitoring an application's memory behavior. It runs on a PC and communicates with the game console using a network connection. MemAnalyze tracks the console's memory state in real-time and offers multiple views on the memory state of the console. Besides instant, real-time memory debugging, MemAnalyze also offers a powerful recording feature. Visually represented in a graph, the recording feature allows a user to monitor the activity of an application's memory behavior. After recording, the memory state of the console can be played back and debugged off-line.

         MudGE

     The mud Game Engine, also referred to as mudGE, is a multiplatform game engine specifically developed for two dimensional and three dimensional games on current and next generation platforms. Currently working for Windows, Xbox and PlayStation2, we believe it is one of the very few game engines developed with each specific platform in mind to get the utmost performance on every platform.

         Evolver

     Evolver is Playlogic's in-house version control system. After evaluation of several third party tools (such as Perforce, SourceSafe, Alienbrain, Co-Op, AccuRev, Surround, CVS, Subversion, Evolution, VESTA, and others) we did not find a single tool that was useable by both artists and developers and we decided to write our own system. We believe Evolver meets requirements of both artists, developers and testers, and it presents the simple workflow in a compact user interface. Because of the integration in Windows Explorer and Visual Studio, it can be used on nearly every computer system.

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         Logix

     Logix, a tool that is currently under development, is a visual, high-level programming language. It uses a node-based approach with a mixture of techniques used in tools like Shake, Virtools, Quest3D and Houdini. We believe that Logix can produce a programming environment that resembles Lego toys. Publishers will be able to build a game by connecting several building blocks.

         Research and Development

     In each of 2002 ((euro)52,000/$65,364) and 2004 ((euro)55,000/$75,047),  we received a financial grant from the Dutch government to be used for research and development (R&D). The grant is called the WBSO and it is a fiscal incentive to invest in research into and development of technological innovations. It applies to new products, processes and software that have a direct relationship to an end product.

     Our approach to R&D is systematic. Each of our projects has, in its development cycle, a research phase. In this phase, we examine the opportunities and risks of the project and design an approach to exploit new opportunities and mitigate risks. We define and build a prototype which is intended to prove each individual technical opportunity and limit the risks.

     Our current R&D projects include tool development to improve efficiency and accuracy during the production phase; research into artificial intelligence and emotion to revolutionize in game team dynamics and game play immersion and research into next generation game console hardware, which poses technical challenges to all game developers in the near future.

     Our other research activities focus on technical and scientific research into simulation and visualization of natural phenomena such as lighting, shadows and fluids. This research focuses on the laws of physics to generate new concepts and methodologies for practical application of these phenomena in our games.

         Sales and Distribution

     Our sales expectations for each game are based mostly upon similar or competitive products and the success that those products have achieved. We also work with our distributors to generate realistic unit sales figures and revenues based upon their experience, and after giving presentations to and consulting with the retail stores in each of our global territories.

     For example, we based our sales expectation for the P.R.I.S.M. game, which is 1.6 million unit sales across three formats, on two comparative titles, America's Army from Ubisoft, a PC only title, and Far Cry, a first person shooter game for PCs. To date, more than 3.3 million units of America's Army have been manufactured, and players have completed more than 600 million missions and logged over 60 million hours of playing time. Far Cry, has sold over 730,000 units. P.R.I.S.M. is similar to both of those games, and we believe we will sell more units of P.R.I.S.M. than Far Cry, but less than America's Army. We determined our sales expectation based on this assumption.

     Generally, we aim to release our titles simultaneously across a range of hardware formats, rather than exclusively for one platform. We believe this allows us to spread the development risk and increase the sales potential, with only a minimal increase in development time and resources spent.

     We seek to increase sales and maximize profit potential of all our games by reducing the wholesale and recommended retail prices of our products at various times during the life of a product. Price reductions may occur at anytime in a product's life cycle, but we expect they will typically occur six to nine months after a product's initial launch. We also employ various other marketing methods designed to promote consumer awareness and sales, such as attendance at trade and consumer shows, and we intend to organize in-store promotions, point of purchase displays and co-operative advertising.

     We use two methods to distribute our products. Under the first distribution method, our third party pressing plants will deliver fully finished games, manufactured from the Gold Master which we created, to our third party distributor partners, and the third party distributor partners then distribute the games to retail stores. Under this model, we are responsible for all elements of finalizing and printing the packaging, age rating and certification, territory specific EAN barcodes and disc replication. We receive income on each unit sold in the retail stores, based on a royalty report created by the distributor. We use this model for Alpha Black Zero in Greece and Benelux, and we expect to use this model for Airborne Troops in France, Italy, Benelux and Greece and for Cyclone Circus in Benelux.

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     For our  second  distribution  method,  we  supply  the  Gold  Master  to a
third-party  co-publisher  who  manufactures,   finalizes  and  distributes  the
finished games to the retail stores. We receive lower per unit income on retail sales under this distribution model. We use this model in countries in which we do not currently have a console publishing license. For example, we use this distribution process for Alpha Black Zero in the US, UK, France, Italy, Spain and Russia, and we expect to use it for Airborne Troops in the US.

     In both models, we ensure that sufficient inventory quantities of the titles are stocked by the distributors to provide rapid response to retail orders.

          Seasonality

     We expect that a significant percentage of the sales of our games will take place in the third and fourth quarter of each year due to heightened demand around Thanksgiving and Christmas. We also believe that there is increased demand around Easter because many games are given as gifts then. However, we expect that, over time, seasonality will be less important as consumers are tending to buy games throughout the year. Also, we may decide not to release new games during the holiday seasons because of the increased competition in the market and because we believe that consumers typically buy only one or two games each over the holidays.

         Competition

     We compete for both licences and game sales with the other international games publishing houses, including Atari, Electronic Arts, Take Two Interactive, Activision, THQ and Ubisoft. Many of our competitors have greater financial, technical and personnel resources than we do and are able to carry larger inventories and make higher offers to licensors and developers for commercially desirable properties than we can. Competition in the entertainment software industry is based on product quality and features, brand name recognition, access to distribution channels, effectiveness of marketing and price. Further, many of our competitors, including the ones mentioned above, have the financial resources to withstand significant price competition and to implement extensive advertising and marketing campaigns.

     Retailers have limited shelf space and promotional resources, and competition is intense among and increasing number of games titles for adequate levels of shelf space and promotional support. We expect competition for retail shelf space to continue to increase, which may require us to increase marketing expenditures to maintain our current levels of sales.

     Competitors with more extensive ranges and popular titles may have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support or shelf space that such competitors receive. Similarly, as competition for popular properties increase, our cost of acquiring licenses for such properties is also likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced margins would cause our profits to decrease.

         Intellectual Property

     Like other entertainment companies, our business is based on the creation, acquisition, exploitation and protection of intellectual property. Each of our products embodies a number of separately protected intellectual properties. Our products are copyrighted as software, our product names are trademarks of ours and our products may contain voices and likenesses of third parties or the musical compositions and performances of third parties. Our products may also contain other content licensed from third parties, such as trademarks, fictional characters, storylines and software code.

     Our products are susceptible to unauthorized copying. Our primary protection against unauthorized use, duplication and distribution of our products is copyright and trademark. We typically own the copyright to the software code as well as the brand or title name trademark under which our products are marketed. We register our copyrights worldwide.

     We own all of the trademark and copyrights, through purchase, of the following games

                 Games                         Platform       Area

    1.      a.  Alpha Black Zero                 PC             Worldwide

    2.          Airborne Troops                  PS2            Worldwide
                                                 PC             Worldwide
    3.          StateShift (PSP Racing)          PSP            Worldwide
    4.      a.  Xyanide                          Xbox live      Worldwide
                                                 PSP            Worldwide
                                                 PS2            Worldwide
            b.  Xyanide Advance            Game Boy Advance     Worldwide
            c.  Xyanide Mobile                  Mobile          Worldwide
    5.          Cyclone Circus                   PS2            Worldwide
    6.          World Racing 2                   PS2            Worldwide
                                                 Xbox           Worldwide
                                                 PC             Worldwide
    7.          Knights of the Temple 2          PS2            Worldwide
                                                 Xbox           Worldwide
                                                 PC             Worldwide
    8.          Gene Troopers                    PS2            Worldwide
                                                 Xbox Live      Worldwide
                                                 PC             Worldwide


         Employees

     As of  June  30,  2005,  we had 52  full-time  employees  and no  part-time
employees.   Substantially  all  of  our  employees  have  executed   employment
agreements with us.

         Legal Proceedings

         None

         Properties

     We do not own any real property. Currently, we lease properties in Breda and Amsterdam, the Netherlands.

     Our offices located at Hambroeklaan 1 in Breda are leased by our subsidiary, Playlogic Game Factory, from Neglinge BV pursuant to a lease agreement which expires on October 1, 2013. Playlogic Game Factory has an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on October 1, 2018. The lease property spans 1,600 square meters and may only be used as office space. At signing of the lease agreement, the lessor committed itself to invest $409,350 ((euro)300,000) in the lease property which amount shall be repaid by Playlogic Game Factory B.V. in ten years. Payment is due on a quarterly basis and amounts to $40,935 ((euro)30,000) per year.

     Our offices located at Hoge Mosten 16-24 in Breda are leased by Playlogic Game Factory from Kantoren Fonds Nederland B.V. pursuant to a lease agreement which expires on February 28, 2007. The lease property spans 451 square meters and may only be used as office space. Payment is due on a yearly basis and amounts to $85,327 ((euro)62,534) per year. As Playlogic Game Factory is no longer using this location, it decided to terminate the lease agreement as of February 28, 2007, by an official notice to the landlord. The landlord has granted us permission to sublease this property, but we have not found an interested party to date. We have recognized an obligation for the payments until February 28, 2007.

     We lease our offices located at Concertgebouwplein 13 in Amsterdam from Mr. Prof. Dr. D. Valerio pursuant to a lease agreement which expires on March 31, 2007. We have an option to extend the lease agreement. If this option is exercised, the lease agreement will expire on March 31, 2012. The lease property spans 260 square meters and may only be used as office space. Payment is due on a quarterly basis and amounts to $81,363 ((euro)59,628.52) per year.

     On June 1, 2005 we entered into a lease for offices at Amstelveenseweg 639-710 in Amstelveen. We plan on moving our principal executive officers there on August 1, 2005. The leased premises spans 1,500 square meters. The lease amounts to $272.90 ((euro)200) per square meter for rent and $34 ((euro)25) per square meter for service costs. Payment starts mid July 2006 for 750 square meters and by January 1, 2007, we will start paying for the remaining 750 square meters. Payment of the service costs is due immediately upon the move. Our landlord has given us the right to sublease this property. If we do not find a subleasee, the lease may be terminated. We have hired a real estate agent to find a subleasee.

        DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         Our directors and executive officers are as follows:


Name                       Age           Position
Willem M. Smit             58            Director and Chief Executive Officer
Willy J. Simon             53            Chairman of the Board of Directors
Erik L.A. van Emden        56            Director
Rogier W. Smit             30            Executive Vice President
Stefan Layer               34            Chief Operating Officer
Leo van de Voort           47            Chief Financial Off`icer


     Upon the closing of the share exchange with Playlogic's shareholders, Timothy Halter, our sole director, resigned and was replaced by Willem M. Smit, the Chief Executive Officer of Playlogic, and our executive officers were replaced by the Playlogic executive officers. Upon the expiration of the 10-day period of the filing and/or mailing of an Information Statement pursuant to Rule 14f-1 under the Exchange Act, the board of directors was increased to five persons and the persons mentioned below became our directors. Our board of directors currently has two vacancies.

     The principal occupations and brief summary of the background of each director and executive officer are as follows:

     Willem M. Smit has been our Chief Executive Officer since 2001. In 1976, he founded Datex Software B.V., where he grew the company over nine years from 20 to 900 employees. Datex went public on 1985 and it merged with Getronics in 1987. Since that time, Mr. Smit has been a private investor in various companies. He is the father of Rogier W. Smit, our Executive Vice President.

     Willy J. Simon has been on Playlogic International N.V.'s Supervisory Board (which is similar to the board of directors of a US company) since 2003. Since 2002 he has been the Director of IMC Holding and Chairman of Bank Oyens & van Eeghen. From 2001 to 2002, he was an Advisor to the Board of NIB Capital. From 1997-2001, he was a Board member of the Fortis Bank. He also currently serves as a Non-Executive Director of Redi & Partners, a hedge fund.

     Erik L.A. van Emden has been on Playlogic International N.V.'s Supervisory Board since December 2003. Since 1993 he has been an attorney with Bosselaar & Strengers. He also currently serves as a Director of several private Dutch companies.

     Rogier W. Smit co-founded Playlogic International N.V. and Playlogic Game Factory B.V. in 2001. He has worked in various management positions at those two companies since then. He has been our Executive Vice President since 2002. He is the son of Willem M. Smit, our Chief Executive Officer.

     Stefan Layer has been our Chief Operating Officer since April 2005. From 1999 until joining us, Mr. Layer was the Vice President of Licensing Europe for Atari Deutschland GmbH where he was responsible for the development of new markets and an European marketing strategy, expansion into Eastern Europe and the acquisition of third party products.

     Leo van de Voort has been our Chief Financial Officer since April 2005. From 2004 until April 2005 he was the Chief Financial Officer of RDM, Wilton Feijenoord Holding. From 2001 to 2004, he was Chief Financial officer of Flex Group Nederland and from 2000 to 2001 he was the Director of Corporate Finance of Kempen & Co.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation for the fiscal years ended December 31, 2002, 2003 and 2004 received by the individual who served as our Chief Executive Officer during 2004 and our other most highly compensated executive officers whose total annual salary and bonus for fiscal year 2004 exceeded $100,000 (the "Named Officers").





                           Summary Compensation Table

                                                                                                 Long-Term
                                                                Annual Compensation              Compensation
                                                                                                    Awards
Name and Principal Position as of December
31, 2004                                          Year       Salary (euro)/($)        Bonus($)     Options(#)

Willem M. Smit                                    2004                    Eu 0            0                   0
------------------------------------------------  2003                    Eu 0            0                   0
Chief Executive Officer                           2002                    Eu 0            0                   0


Sloterhof Investments N.V. (of which Mr. Willem   2004      Eu 100,000/$147,096           0                   0
M. Smit is the beneficial owner)                  2003      Eu 100,000/$135,458           0                   0
Managing Director                                 2002      Eu   50,000/$ 63,873          0                   0
Rogier W. Smit                                    2004      Eu 100,000/$147,096           0                   0
Executive Vice President                          2003      Eu 100,000/$135,458           0                   0
                                                  2002      Eu 97,200/$124,170            0                   0



     Willem M. Smit, our Chief Executive Officer, will not receive any salary until there are positive cash flows from operations. Currently, we only pay Mr. Smit for his business related expenses, and we provide him a company car.


Employment Agreements

     Effective as from February 1, 2002 we entered into an employment agreement with Rogier M. Smit, to be executive vice president and managing director of Playlogic Game Factory B.V. The agreement is for an indefinite period, but can be terminated by us upon three months notice and one additional month per year of service or by Mr. Rogier Smit upon three months notice. Mr. Smit's starting salary was $9,427 ((euro) 7,500) per month. On July 1, 2005, his base salary increased to $15,009 ((euro)11,000) per month. In addition to his salary, Mr. Smit is entitled to a company car. Pursuant to the agreement, Mr. Smit is also subject to confidentiality, non-competition and invention assignment requirements.

     In January 2005, we entered into an employment agreement with Stefan Layer, our Chief Operating Officer and Vice President Marketing and Sales, effective as from April 1, 2005. Pursuant to the terms of the agreement, Mr. Layer is responsible for our marketing, sales and licensing. The agreement is for an indefinite period, but can be terminated by us upon six months notice or by Mr. Layer upon three months notice. Mr. Layer's starting salary is $15,009 ((euro)11,000) per month. In addition to his salary, Mr. Layer is entitled to an annual bonus equal to 1% of our net profit of the net consolidated year figures after taxes. However, during the first two years of his employment (from April 2005 to April 2006 and from April 2006 to April 2007) the amount of profit sharing to which Mr. Layer is entitled will be no less than $7,641 ((euro)5,600) per month. Under this agreement, Mr. Layer received 500,000 ordinary shares of Playlogic at a nominal value of $0.068 ((euro)0.05) per share which were exchanged for 364,556 shares of Donar common stock. Such shares will be subject to a two year lock up period. After the lock up period Mr. Layer will be permitted to sell up to 50% of his shares each year. If Mr. Layer terminates the agreement or is dismissed, the shares he still owns must be sold back to us at nominal value. Pursuant to the agreement, Mr. Layer is also subject to confidentiality, non-competition and invention assignment requirements.

     In April 2005 we entered into an employment agreement with Leo van de Voort, our Chief Financial Officer, effective as from May 1, 2005. The agreement is for an indefinite period, but can be terminated by us upon twelve months notice or by Mr. Van de Voort upon six months notice. Mr. Van de Voort's starting salary will be $15,055 ((euro)11,034) per month. Under this agreement, Mr. Van de Voort received 200,000 ordinary shares of Playlogic International N.V. at a nominal value of $0.068 ((euro)0.05) per share which were exchanged for 145,823 shares of Donar common stock. Such shares will be subject to a two year lock up period. After the lock up period, Mr. Van de Voort will be permitted to sell up to 25% of his shares each year. If Mr. Van de Voort terminates the agreement or is dismissed, the shares he still owns must be sold back to us at nominal value. Pursuant to the agreement, Mr. Van de Voort is also subject to confidentiality, non-competition and invention assignment requirements.



                   STOCK OPTIONS AND STOCK APPRECIATION RIGHTS


     We do not have a stock option plan or stock appreciation rights plan. We intend to implement a stock option plan, which will require the prior approval of at least a majority of our shareholders in 2005.


Directors' Compensation

     In 2004, we paid Mr. Van den Emden $34,113 and Mr. Simon $40,935 for their service as members of Playlogic's supervisory board. We expect to pay the members of our board of directors similar amounts in 2005 and the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to a loan agreement dated April 6, 2004 between Playlogic and Sloterhof Investments N.V., Sloterhof agreed to loan $6,481,375 ((euro)4,750,000) to Playlogic. Our CEO, Willem M. Smit is the beneficial owner of Sloterhof. We paid Sloterhof $1,058,245 ((euro)775,555) as interest on this loan. This loan has subsequently been redeemed and is no longer outstanding.

     In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. were granted a stock option right for in total 8,609,189 ordinary shares with an exercise price at par value. The intrinsic value of this option right was recognized as an expense in 2004.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding our outstanding shares of each class of equity securities beneficially owned as of June 30, 2005 by:
(1) each person who is known to us to own beneficially more than five percent of each class of the outstanding equity securities; (2) each of our directors; (3) all officers named in the Summary Compensation Table above; and (4) all directors and executive officers as a group. The information relating to share ownership is based upon information furnished to us. The number of shares of common stock shown includes shares subject to warrants or options exercisable within 60 days after June 30, 2005 as if such shares were outstanding on June 30, 2005 and assumes that no other person has exercised any outstanding warrants or options. We believe that the beneficial owners of each class of equity securities, based on information supplied by such owners, have sole investment and voting power with respect to the shares of each class of equity securities shown as being beneficially owned by them, except as otherwise set forth in the footnotes to the table.

                                                             Number
                                                           Subject to
                                        Number of Shares  Options and   Percentage of
                                         of Common Stock    Warrants     Common Stock
          Name and Address (1)                            Exercisable
                                                         Within 60 days
----------------------------------------------------------------------------------------

Sloterhof Investments N.V. (2)             7,303,357                0       31.72%
Kaya Richard J.
Beaujon Z/N
Curacao, Netherlands Antilles
Castilla Investments B.V. (3)              1,777,496                0        7.72%
Concertgebouwplein 13
1071 LL  Amsterdam
The Netherlands
Wind Worth Luxembourg Holding S.A.H (4)    2,138,874                0        9.29%
19 Rue de l'Industrie
8069 Betrange
Luxembourg
Sophia International Holding S.A.H. (5)    1,611,500                0        7.0%
3 Rue de Bains
Luxembourg L-2016
Luxembourg
Willem Smit (6)                           7,303,357                0       31.72%
Rogier Smit (7)                           1,777,496                0        7.72%
Stefan Layer                                 364,556                0        1.58%
Leo van de Voort                             145,823                0        *
Erik L.A. van Emden                                   0                0        *
Willy J. Simon                                    87,494                0        *
All directors and executive officers as
a group (6 persons) ....................
                                           9,678,726                0       41.08%

-----------------------------------------------

*Less than 1%

     (1)  Unless   otherwise   indicated,   the   address  is  our   address  at
Concertgebouwplein 13, 1071 LL Amsterdam, The Netherlands

     (2) Willem M. Smit may be deemed to exercise voting and investment control over the shares held by this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

     (3) Rogier W. Smit may be deemed to exercise voting and investment control over the shares held by this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

     (4) Luc Voet may be deemed to exercise voting and investment control over the shares of this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

     (5) Maria Keersmaekers may be deemed to exercise voting and investment control over the shares of this entity and, therefore, may be deemed to beneficially own the shares held by such entity.

     (6) Includes shares held by Sloterhof Investments N.V.

     (7) Includes shares held by Castilla  Investments  B.V.


                            DESCRIPTION OF SECURITIES

     The following statements are qualified in their entirety by reference to the detailed provisions of our Donar's Certificate of Incorporation and Bylaws. The shares registered pursuant to the registration statement of which this prospectus is a part are shares of common stock, all of the same class and entitled to the same rights and privileges as all other shares of common stock.

Common Stock

     We are presently authorized to issue 10,000,000 shares of $0.001 par value common stock. The holders of our common stock are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities nor are any common shares subject to redemption or convertible into other securities. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which shareholders are required or permitted to vote. Holders of our common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

     We are also presently authorized to issue 2,000,000 shares of $0.001 par value preferred stock. Under our Certificate of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the common stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control without further shareholder action and may adversely effect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. The Board of Directors effects a designation of each series of preferred stock by filing with the Delaware Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Delaware Secretary of State, or copies thereof may be obtained from us.

Options and Warrants

     We do not presently have any options or warrants authorized or any securities that may be convertible into common stock. However, our Board of Directors may later determine to authorized options and warrants for our company.

Transfer Agent

     The transfer agent for our common stock will be Securities Transfer Corporation,. Its address and telephone number are 2591 Dallas Parkway, Suite 102 Frisco, Texas 75034, (469) 633-0100.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock by the selling stockholders (1) as of June 30, 2005 and (2) as adjusted to reflect the sale by selling stockholders of shares offered by this prospectus. Except as set forth in the footnotes to the table, none of the selling stockholders have held any position, office or material relationship with Donar or any of its affiliates within the past three years.







                                    Number of
                                      Shares                        Number of   Percentage
                                   Beneficially                      shares     beneficial
                                      Owned                           owned     Ownership
                                      Before      Shares Offered    after the   after
             Holder                  Offering      in Offering      offering     Offering

             J. Bos                  656,201         625,381         30,920             *

         BvanB, LLC (1)              158,582         151,110          7,742             *

           W.P. Deegan               826,449         787,507         38,943             *

      George L. Diamond (2)           80,000          44,444         35,556             *

   DVW Holding S.A.H (3)             601,882         573,522         28,361             *

 Kevin B. Halter (4)                  80,000          44,444         35,556             *

  Halter Financial Group, Inc.
 (5)                                 288,886         116,048         172,838            *

          J. Kluijtmans              162,100         162,100            0               *

 River Green Capital LLC(6)          269,258          149,588        119,670            **

  Sophia International Holding
   S.A.H. (7)                        1,611,501      1,535,566         75,935            **

 Dawn Michelle Titus (8)              15,000            8,333         6,667             **

  Wind Worth Luxembourg Holding
  S.A.H (9)                          2,138,874       2,038,089      100,785             **
         * Less than 1.0%
--------------------------------------------------------------------------------

     (1) Gijs van Thiel and Marc der Kinderen may be deemed to exercise voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity. Mr.
van Thiel is a member of 747 Capital LLC which provided financial advisory services to Playlogic.

     (2) Mr. Diamond served as outside legal counsel for Donar prior to the share exchange transaction between Donar, Playlogic and the shareholders of Playlogic on June 30, 2005.

     (3) Veronique De Meester may be deemed to exercise voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.

     (4) Kevin Halter is the brother of Timothy Halter, who, prior to the share exchange transaction between Donar, Playlogic and the shareholders of Playlogic on June 30, 2005, was President and Chief Executive Officer of Donar. Kevin
Halter is the president of Securities Transfer Corporation, the transfer agent for Donar.

                                       51

     (5) Prior to the share exchange transaction between Donar, Playlogic and the shareholders of Playlogic on June 30, 2005, Timothy Halter was President and
Chief Executive Officer of Donar.

     (6) Marat Rosenberg may be deemed to exercise voting and investment control over the shares held by this selling stockholders and, therefore, may be deemed to beneficially own the shares held by such entity. Mr. Rosenberg is a managing director of Halter Financial Group, Inc.

     (7) Maria Keersmaekers may be deemed to exercise voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.

     (8) Ms. Titus is an employee of Halter Financial Group, Inc.

     (9) Luc Voet, as director of this selling stockholder may be deemed to exercise voting and investment control over the shares held by this selling stockholder and, therefore, may be deemed to beneficially own the shares held by such entity.



                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o settlement of short sales entered into after the date of this prospectus;

          o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledge or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

     We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                         CHANGE IN CERTIFYING ACCOUNTANT


     On June 30, 2005, upon closing of the share exchange transaction, S.W. Hatfield ("SWHCPA") ceased being Donar's Registered Independent Certified Public Accounting Firm.

     The Report of Registered Independent Certified Public Accounting Firm issued by SWHCPA for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles, except for a going concern opinion expressing substantial doubt about the ability of Donar to continue as a going concern.

     During Donar's most recent fiscal year (ended December 31, 2004) and from January 1, 2005 to the date of this prospectus, there were no disagreements with SWHCPA on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, except that SWHCPA's opinion expressed substantial doubt with respect to Donar's ability to continue as a going concern for both fiscal years. Further, there were no reportable events, as described in Item 304(a)(1)(iv)(B) of Regulation S-B, during Donar's most recent fiscal year (ended December 31, 2004) and from January 1, 2005 to the date of this prospectus.

     SWHCPA has furnished a letter addressed to the SEC stating whether or not it agreed with the above statements. A copy of such letter, dated June 30, 2005, is attached as an exhibit to the Form 8-K filed by Donar on July 1, 2005.

     BDO CampsObers has acted as the independent accountants for Playlogic International N.V. since its formation, and is currently Playlogic International N.V.'s independent accountants. During the two most recent fiscal years and to June 30, 2005, Donar had not consulted with BDO CampsObers regarding either (I) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Donar's financial statements, and either a written report was provided to Donar or oral advice was provided that BDO CampsObers concluded was an important factor considered by Donar in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement and required to be reported under Item 304(a)(1)(iv) of Regulation S-B and the related instructions thereto.

     Donar is currently seeking a new Registered Independent Certified Public Accounting Firm.



               LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of us pursuant to the above provisions, or otherwise, we have been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

     The validity of the shares offered hereby will be passed upon for us by Heller Ehrman, LLP New York, NY, counsel to us in connection with the offering.



                                     EXPERTS

     The financial statements included in the Prospectus and in the Registration Statement have been audited by BDO CampsObers Accountants, independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance on such report, given the authority of said firm as experts in auditing and accounting.




                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an internet site at http://www.sec.gov where certain information regarding issuers (including Donar Enterprises, Inc.) may be found.

     This prospectus is part of a registration statement that we filed with the SEC (Registration No. 333-___________________). The registration statement contains more information than this prospectus regarding Donar Enterprises, Inc. and its common stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from its internet site.

INDEX TO FINANCIAL STATEMENTS


                                                                                                                  Page
Audited - For the Year Ended December 31, 2004
Report of Independent Registered Public Accounting Firm                                                              F-2
Consolidated Balance Sheets as per December 31, 2004                                                                 F-3
Consolidated Profit and Loss  Account 2004                                                                           F-5
Consolidated Cash Flow Statement 2004                                                                                F-7
Consolidated Statement of Changes in Stockholders' Deficit                                                           F-8
Notes to Consolidated Financial Statements                                                                           F-9

Unaudited - For the Three Months Ended March 30, 2005

Consolidated  Balance Sheets as per March 31, 2005                                                                   F-31
Consolidated Profit and Loss Account Three Months Ended March 31, 2005                                               F-33
Consolidated Cash Flow Statement Three Months Ended March 31, 2005                                                   F-34
Consolidated Statement of changes Changes in Stockholders' Deficit                                                   F-35
Notes to Consolidated Financial Statements                                                                           F-36

Unaudited - For the Four Months Ended April 30, 2005


Consolidated  Balance Sheets as per April 30, 2004                                                                    F-45
Consolidated Profit and Loss Account - Four Months Ended April 30, 2005                                               F-47
Consolidated Cash Flow Statement - Four Months Ended April 30, 2005                                                   F-48
Consolidated Statement of Changes in Stockholders' Equity                                                             F-49
Notes to Consolidated Financial Statements                                                                            F-50



                                F-1

 Report of the Independent Registered Public Accounting firm

To the board of directors and shareholders of Playlogic International N.V.

     We have audited the accompanying consolidated balance sheets of Playlogic International N.V., Amsterdam, and its subsidiaries ("the company") as of December 31, 2004 and December 31, 2003, and the related consolidated statements of operations, cash flows and changes in stockholders' deficit for each of the years in the two-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We  conducted  our  audits  of  these  statements  in  accordance  with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Playlogic International N.V., Amsterdam, and its subsidiaries as of December 31, 2004 and December 31, 2003 and the results of their operations, their cash flows and their changes in stockholders' deficit for each of the years in the two-year period ended December 31, 2004, in accordance with United States generally accepted accounting principles.

     The consolidated financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in the note to the consolidated financial statements named "Financial position and continuity", the company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005, all loans granted by stockholders are redeemed. The redemption will be used as payment on shares to be issued. By doing so, the company will enter the reverse merger without any material loans. Further new stock has been issued. Nevertheless new capital has to be raised. Management's plans in regard to these matters are also described in the note referred to above. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Amstelveen, The Netherlands, 13th July 2005

BDO CampsObers Accountants

/s/ O. van Agthoven RA                               /s/ H. Kroeze RA


O. van Agthoven RA                                    H. Kroeze RA



                                F-2







 Consolidated balance sheet as per December 31, 2004

Playlogic International N.V.

Preliminary Note

     The financial statements of Playlogic International N.V. have been prepared in euro. The euro to dollar exchange rate on December 31, 2004 was approximately 1.3645, and the euro per dollar exchange rate for December 31, 2003 was approximately 1.2570. Note 33 sets unaudited pro forma financial information as if the share exchange transaction with Donar Enterprises, Inc. had occurred on March 31, 2005. This pro forma financial information has been prepared in US$, with a euro to dollar exchange rate of 1.2967.

CONSOLIDATED BALANCE SHEETS                                           December 31,              December 31,
(in EUR)                                                                  2004                      2003

                                                                  ----------------------    ----------------------

ASSETS
Current assets:
Cash                                                                  Eu 16,277                Eu  65,005
Accounts receivable, net                                                     -                     9,334
Software development                                                    860,049                   393,557
Prepaid royalties                                                         -                         -
Loan to associated companies                                            65,000                      -
Prepaid expenses and other current assets                               199,794                   147,771
Deferred  tax asset                                                        -                         -
                                                                 ----------------------    ----------------------
Total current assets                                                  1,141,120                   615,667

Fixed assets, net                                                       528,357                   491,461
Goodwill, net                                                              -                      11,250
                                                                  ----------------------    ----------------------
TOTAL ASSETS                                                            1,669,477                1,118,378

                                                                  ----------------------    ----------------------

                                F-3




Playlogic International N.V.

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND STOCKHOLDERS' DEFICIT                                 December 31,                December 31,
(in EUR)                                                                  2004                        2003
                                                                  --------------------------------------------------
                                                                  --------------------------------------------------

Current liabilities:
Accounts payable                                                 Eu   2,334,377                Eu 816,596

Bank overdraft                                                         683,278
                                                                                                         -
Short term loans from third parties                                    156,000
                                                                                                         -
Accrued expenses:
    Personnel expenses                                                  427,921                     241,190
    Financing software development                                     435,000
    Auditors and advisors                                              165,000                       8,000
    Management fee                                                         -                       150,000
    Other                                                              170,883                     206,526

Loan from stockholder                                                5,563,622                   4,995,148
Wage tax and social securities payable                                 101,665                     596,502
                                                                  ----------------------     -----------------------
                                                                  ----------------------     -----------------------

Total current liabilities                                            10,037,746                   7,013,962


Long-term liabilities                                                   240,000                     262,500

                                                                  --------------     -----------------------

Total liabilities                                                    10,277,746                   7,276,462

Stockholders' Deficit:

Ordinary Shares, par value EUR 0.05 per share;                          640,177                     319,175
30,000,000 shares authorized; 12,083,537 and
6,383,497 issued and outstanding at
31 December 2004 and 31 December 2003
Respectively

Priority shares, par value EUR 0.05 per share
3 shares issued at 31 December 2004 and
31 December 2003 respectively
                                                                       -                           -
Additional paid-in capital                                          9,408,138                    1,711,638
Subscribed capital                                                  5,725,555
                                                                                                       -
Accumulated deficit                                               (24,382,139)                 (8,188,897)
                                                                 ------------     -----------------------
                                                                 ------------     -----------------------

                                                                 ------------     -----------------------

Total stockholders' Deficit                                      (8,608,269)                  (6,158,084)
                                                                 ------------     -----------------------
                                                                 ------------     -----------------------

TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                                                1,669,477                  1,118,378

                                                             -----------------     -----------------------

                                F-4



Item 2. Consolidated Profit and Loss account 2004

Playlogic International N.V.                                              Year Ended December 31,

                                                          ---------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS                             2004                      2003

------------------------------------------------------    -------------    ---------------

Net sales                                                       87,931                  -
Product costs                                                   28,836                  -

                                                          -------------    ---------------
Gross profit                                                    59,095                  -

Operating expenses:
Selling and marketing                                          464,382            361,738
General and administrative                                   9,841,126 *        1,933,362
2004 includes an one time expense of (euro)7,200,000 for
granted options)
Research and development                                     3,638,733          3,285,841
Impairment goodwill                                             11,250              3,750
Depreciation                                                   289,765            367,017

                                                          -------------    ---------------

Total operating expenses                                    14,245,256          5,951,708

                                                          -------------    ---------------

Loss from operations                                      (14,186,161)        (5,951,708)
Interest expense                                           (2,007,080)          (140,206)

                                                          -------------    ---------------

Income before income taxes                                  (16,193,241)        (6,091,914)


Benefit from income taxes                                          -                     -
                                                           ---------------    ---------------

Net loss                                                      (16,193,241)         (6,091,914)
                                                          ---------------    --------------

                                F-5

Playlogic International N.V.                                       Year Ended December 31,

                                                            ------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS                                 2004          2003
                                                                      (In Euros)
------------------------------------------------------      ------------------------------------

Basic
Net loss                                                   (16,193,241)        (6,091,914)
 Priority shares                                                     -             -
Net loss available to ordinary stockholder                 (16,193,241)        (6,091,914)

Diluted
Net loss                                                   (16,193,241)        (6,091,914)
Priority shares                                                        -             -
Net loss available to ordinary stockholder                 (16,193,241)        (6,091,914)

Net loss per share:
Basic                                                            (2.13)             (0.96)
Diluted                                                          (1.06)             (0.96)

Number of shares used in
computation:
Basic                                                         7,614,160                    6,330,125
Diluted                                                      15,342,352                    6,330,125

                                F-6




Consolidated Cash Flow Statement 2004

Playlogic International N.V.

CONSOLIDATED CASH FLOW STATEMENT                                December 31,         December 31,
                                                                    2004                2003
 Cash Flows from Operating activities                                     (In Euros)
                                                              --------------------------------------
                                                              --------------------------------------
 Net loss                                                         (16,193,241)        (6,091,914)
 Adjustments to reconcile net loss
to net cash provided by operating activities
 Add back depreciation                                                289,765            367,017
 Add back impairment goodwill                                          11,250              3,750
 Add back interest accrued into loan from stock holder              1,433,637            141,230
 Add back one time expense for granted options                      7,200,000                  -
 Increase/decrease Software development                             (466,492)          (393,557)
 Increase/decrease Accounts receivable                                  9,334            (9,334)
 Increase/decrease prepaid royalties                                 (65,000)                  -
 Increase/decrease Prepaid expenses and other current assets         (52,024)            785,367
 Increase/decrease Accounts payable                                 1,517,781            527,753
 Increase/decrease Wage tax and social securities payable           (494,837)            507,899
 Increase/decrease Accrued expenses                                   593,088            300,588
 Increase/decrease deferred income taxes                                    -            (7,965)

                                                              ----------------------------------------
Net cash used in operating activities                              (6,216,739)        (3,869,166)
                                                              ----------------------------------------

 Investing activities
 Investment Intangibles                                                    -             (15,000)
 Investment Fixed assets                                             (326,661)           (230,384)

                                                                   -------------------------------------
 Cash Flows from investing activities                                (326,661)           (245,384)
                                                                   -------------------------------------

 Cash Flows from financing activities
 Increase/decrease loan from stockholder                             4,660,392           3,870,725
 Repayment loan from stockholder                                   (5,525,555)                   -
 Increase /decrease Long-term liabilities                             (22,500)             262,500
 Increase /decrease Short-term liabilities                             156,000                   -
 Increase /decrease Bank overdraft                                     683,278                   -
 Issuance of new shares                                                817,502                   -
 Subscribed capital                                                  5,725,555                   -
                                                                   -------------------------------------
 Net cash provided by financing activities                           6,494,672           4,133,225
                                                                   -------------------------------------
 Increase (decrease) in Cash                                          (48,728)               18,675
 Cash at beginning of period                                            65,005               46,330
                                                                   -------------------------------------
 Cash at end of period                                                  16,277                65,005

     The net  loss  includes  interest  accrued  in 2004  on  loans  aggregating
(euro)2,007,080 and in 2003 on loans aggregating (euro)140,206. In 2004 , the company paid (euro)146,312 interest (in 2003 was the company paid no interest).
No income tax has been paid in 2004 and 2003.

                                F-7


 Consolidated statement of changes in Stockholders' deficit

Playlogic International N.V.

STOCKHOLDERS'                          Issued capital
DEFICIT                                            Ordinary        Additional        Subscribed       Accumulated
                                   Shares           share       Paid-in capital        capital          Deficit            Total
                                                  par value

                              -----------------------------------------------------------------------------------------------------
December, 31 2002                6,117,000         305,850          625,963                             (2,096,983)    (1,165,170)

Issue of share capital             266,500          13,325         1,085,675                                             1,099,000
Net loss 2003                                                                                       (6,091,914)        (6,091,914)
                              -----------------------------------------------------------------------------------------------------


At 31 December 2003              6,383,500         319,175         1,711,638             -          (8,188,897)         (6,158,084)
                              -----------------------------------------------------------------------------------------------------

December 31, 2003                6,383,500         319,175         1,711,638                         (8,188,897)        (6,158,084)

Issue of share capital           6,420,040          321,002          496,500            -                 -                817,502

Subscribed capital               2,290,222             -               -               5,725,555          -              5,725,555
                                                             )
One time granted  option             -                 -             7,200,000          -                 -              7,200,000

Net loss 2004                        -                 -                -                -          (16,193,242)       (16,193,242)
                              -----------------------------------------------------------------------------------------------------

At 31 December 2004                  15,093,762     640,177         9,408,138       5,725,555     (24,382,139)        (8,608,269)

                              -----------------------------------------------------------------------------------------------------


                                F-8
Playlogic International N.V.

 Notes to consolidated financial statements

Note 1 Description of the business

     Playlogic International N.V. (the "company") was incorporated in the Netherlands in May 2002. The company publishes interactive entertainment software for video game consoles, PCs and handheld and mobile devices and developed by its internal studio and by third parties.

Note 2 -   General

     Currency. The financial statements are prepared in Euros (the functional currency). The applicable exchange rates of the various currencies against the Euro were used for the conversion. Exchange differences have been included in the financial results in the profit and loss account.

     Financial Risk Management. The company's vulnerabilities, such as trade receivables and payables, borrowings and liquid resources arise directly from its operations. The main purpose of our its financial risk management is to keep the company's exposure at a reasonable level.

     Currency and interest risk. The company is exposed to currency risks. The company is particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the Euro, as it incurs manufacturing costs and price its systems in Euro (the functional currency) while a portion of its revenue is denominated in U.S. dollars. A substantial portion of the company's assets, liabilities and operating results are denominated in Euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the Euro. The company's consolidated financial statements are expressed in Euros. Accordingly, its results of operations are exposed to fluctuations in various exchange rates. As of the applicable balance sheet dates, the exposure was very limited, hence, no hedging activities were deemed necessary. In the company's exchange rate agreements it uses fixed interest rates.



     Credit risk. From time to time distributors and retailers in the interactive entertainment software industry have experienced significant fluctuations in their businesses, and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of the company's products could materially harm the company's business and financial results. The company typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history. If necessary, a sufficient reserve will be maintained to attempt to a avoid detriment to the company's business and financial results as a result of payment default. As of per December 31, 2004 this reserve was zero.



     Liquidity risk. The company's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. If it does obtain any necessary financing in the future, it may need to cease operations.

Item 3 -  Legal proceedings

None.

Item 4 -  Accounting Policies

      Basis of Presentation

     The unaudited condensed consolidated financial statements of the company have been prepared in accordance with the instructions to Regulation S-X. Accordingly, the financial statements do not include all information and disclosures necessary for a presentation of the company's financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the company's financial position, results of operations and cash flows. The results of operations for any interim periods are not necessarily indicative of the results for the full year. The unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus.


                                F-9


          Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for doubtful accounts. Actual amounts could differ significantly from these estimates.



         Accounts receivable

     Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.




         Software Development

     Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. The company accounts for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.



     The company utilizes both internal development teams and third-party software developers to develop our its products. It capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. The company's agreements with third-party developers generally provide it with exclusive publishing and distribution rights and require it to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

         Prepaid royalties

     The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, the company evaluates the recoverability of advanced development payments and unrecognised minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.


        Deferred tax asset

     Referred tax assets are recognized for as far as the management believes that it is more likely than not that the valued deferred tax asset will be realized.


                                F-10


         Fixed assets

     Tangible fixed assets are stated at acquisition cost less depreciation calculated on a straight-line basis over the estimated useful life. Acquisitions during the year are written-off from the date of acquisition.

         Goodwill

     Goodwill arises from investments in subsidiaries and associated companies. Goodwill is the difference between the purchase price and the company's share in the amount at which the identifiable assets and liabilities of the acquired associated company are valued at on initial recognition. Investments in subsidiaries and associated companies are accounted for by using the equity method, determined using the same accounting principles as in the companies accounts. The carrying value of the goodwill will be tested annually for impairment based on the projected cash flows for the coming years.

         Impairment

     Impairment is the condition that exists when the carrying amount of a long lived asset, or group of assets, exceeds its fair value. An impairment loss shall be recognized only if the carrying amount of the long-lived asset, or group of assets, is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset at the date. The assessment shall be based on the carrying amount at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

     Fair value of an asset is the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

         Current liabilities

Current liabilities are stated at cost.

         Long-term liabilities

The long-term loans concern loans with a maturity date beyond one year.




          Revenue Recognition

     The company evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition".

     The company evaluates revenue recognition using the following basic criteria:

               o    Evidence  of  an  arrangement:   the  company  recognizes
                    revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

               o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

               o    Fixed or  determinable  fee: If a portion of the arrangement
                    fee is not fixed or determinable,   the company recognizes
                    that amount as revenue when the amount becomes fixed or determinable.

               o Collection is deemed probable: At the time of the transaction, the company conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if the company expects the customer to be able to pay amounts under the arrangement as those amounts become due. If the company determines that collection is not
                    probable,   it recognizes  revenue when collection becomes
                    probable (generally upon cash collection).


                                F-11


         Product Revenue

     Product  revenue,  including  sales  to  resellers  and  distributors,   is
recognized when the above criteria are met.

          Selling and marketing

     Selling and marketing expenses are expensed in the period in which the service has been received.

         Depreciation

     Depreciation on fixed assets (property, plant and equipment) is calculated at fixed percentages of cost, based on the estimated useful life of the assets.

         Interest expense

     Interest income (loss) relates to interest received or due from and paid or due to third parties, stockholders, subsidiaries and associated companies.

         Benefit from (provision for) income taxes

     The income taxes on the profit and loss account are deferred taxes. Deferred income tax is recognized to the extent that it is probable that future taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rate that is expected to apply to the period when the asset is realized or the liability is settled.

         Earnings per share

     Basic EPS shall be computed by dividing net income available to common ordinary stockholders (the numerator) by the weighted-average number of common ordinary shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding.

         Stock based compensation

     The company accounts for its employees stock based compensation plans in accordance with APB 25, accounting for stock issued to employees. The company adopts the intrinsic value method, measured at the grant date and is recognized over the service period, which is usually the vesting period.

         New Accounting Pronouncements

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

     Although the company is currently analyzing the method of adoption and impact of the adoption of this standard, effective January 1, 2006, it is expected to have an impact on the Company's condensed consolidated financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").


                                F-12

         Principles of consolidation and reporting entity.

     The consolidated accounts comprise the fully consolidated financial information for Playlogic International N.V. and its subsidiaries in which Playlogic International N.V. has majority control. Playlogic International N.V. is considered to control a company if it has, directly or indirectly, more than 50% of the voting rights in that company, enabling it to influence the company's finance and business policies and profit from its activities.

     The consolidated accounts comprise the financial statements of Playlogic International N.V. (having its registered office in Amsterdam, The Netherlands) as head of the group and its 100%-subsidiary Playlogic Game Factory B.V. based in Breda, The Netherlands (having its registered office in Amsterdam, The Netherlands).

     The financial statements of the parent and its subsidiaries are combined on a line by line basis by adding together items like assets, liabilities, equity, income and expenses. Unrealized intercompany results included in development costs of games at balance sheet date, resulting from intercompany transactions and intercompany balances, have been eliminated.

         Investments in associated companies

     If the value of the identifiable assets and liabilities of the acquired associate was below zero, this value has been recognized for as far as the company is obliged to satisfy obligations of the associated company which it has guaranteed or is otherwise committed to.

Note 5 - Financial position and continuity

     The company needs additional capital to fund future operations. Without this capital, the company will not be able to continue its operations on a stand alone basis. Through 2005, Playlogic International N.V. secured investment of approximately (euro) 3.8 million. These investors can be characterized as informal. They are committed to the long term future of the company.

     The company is a global publisher of interactive software games designed for personal computers, and video game consoles and handheld platforms manufactured by Sony, Microsoft and Nintendo. Its principal sources of revenue are derived from publishing and distribution operations. Publishing revenues are derived from the sale of internally developed software titles or software titles developed by third parties. Operating margins in its publishing business are dependent upon its ability to continually release new, commercially successful products. Operating margins for titles based on licensed properties are affected by the company's costs to acquire licenses.

     The company pursues a growth strategy by capitalizing on the widespread market acceptance of video game consoles, as well as the growing popularity of innovative action games that appeal to mature audiences. The company has established a portfolio of successful proprietary software content for the major hardware platforms. It expects to continue to become the leader in the mature, action product category by leveraging its existing franchises and developing new brands. The company currently anticipates that the release of World Racing 2, Knights of the Temple 2 and Gene Troopers will generate significant cash flow from its publishing business in fiscal 2005.

Subsequent Event

     On June 30, 2005, the company and its shareholders completed a share exchange transaction with Donar Enterprises, Inc. ("Donar"), a US company that is listed on the OTC BB. Following the share exchange transaction, the company became a wholly-owned subsidiary of Donar and represented all of Donar's operations. The company's shareholders exchanged all of their shares for shares of Donar in the share exchange, and the company's former shareholders owned approximately 91% of the outstanding Donar common stock after the completion of the share exchange.

     The share exchange creates the possibility for the company to obtain new capital through equity financing in the US public market.


                                F-13


     The consolidated financial statements have been prepared assuming that the company will continue as a going concern. The company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005 all loans granted by stockholders are redeemed. The redemption was used as payment on shares to be issued. By doing so, the company entered into the share exchange without any material loans. Further, new stock has been issued. Nevertheless new capital needs to be raised. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Note 6 -  Cash

         Liquidity and capital resources

     The company's primary cash requirements are to fund the development and marketing of its products. Its cash decreased (euro)48,728 during fiscal 2004 as follows:


         Year Ended                  December 31,      December 31,  Increase/
                                         2004             2003      (Decrease)
 Cash Flows from Operating
activities                (euro)     (6,216,739)    (3,869,166)   (2,347,574)

 Cash Flows from investing
 activities                           (326,661)       (245,384)      (81,277)

 Net cash provided by financing
 activities                           6,494,672      4,133,225      2,361,447

 Increase (decrease) in Cash          (48,728)         18,675        (67,404)


   --------------------------------------------------------------------------


         Financing Needs

     The company expects its capital requirements to increase over the next several years as it continues to develop new products both internally and through its third-party developers, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. The company's future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce its titles, the cost of hiring and training additional sales and marketing personnel to promote its products, and the cost of hiring and training administrative staff to support current management.



         Off Balance Sheet Arrangements.

     The company does not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on its financial condition, revenues, results of operations, liquidity or capital expenditures.


                                F-14


     Contractual obligations and contingent liabilities and commitments.

     The company has the following contractual obligations associated with its lease commitments and other contractual obligations:


Amounts in (euro) thousands
                          Automobiles      Rent             Total
                                        (In Euros)
                          -------------------------------------
2002                           11               52             63
2003                          203              352            555
2004                          143              322            465
2005                          134              491            625
2006                          130              660            790
2007                           58              569            627
2008                           19              546            565
2009                            0              546            546
Thereafter                      0            1,247          1,247
                          -------------------------------------
                              698             4,785          5,483
                          =====================================

         Bank guarantees.

     The  company  is  required  to  renew a bank  guarantee  for a total of
(euro)38,174, as a security for lease obligations of buildings.

         Finance commitment

     Playlogic International N.V. finances the production of games from independent and associated game developers in exchange of the copyrights of these games. As of December 31, 2004, the company has the obligation to finance game development for a maximum of (euro)2,266,695. The company is able to terminate all contracts involved, thereby terminating further finance commitment.

         Accounts receivable

     The accounts receivables as per December 31, 2004 are zero, and therefore, no allowance for doubtfull accounts were was necessary. This allowance as per December 31, 2003 was also zero.

Note 7 -  Software development

     At the direction of Playlogic  International  N.V.,  Playlogic Game Factory
B.V.  has   developed  games.  Research  and
development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title.

     The expenditures underlying the development costs of games were entered on the basis of project related records and assessed at the directly related costs of personnel (including salaries, taxes, social securities and other personnel related costs, machinery and equipement used in R&D, and costs of facilities, and other directly related costs to R&D activities). The attribution of directly related costs of personnel is based on the relative share of capitalized working hours versus the total amount of working hours. Indirect hours are excluded from the capitalization.

 Changes in the development costs of games are:
                                                     2004              2003
                                                           (In Euros)
Balance at January 1                               393,557                 0
Amortized during the year                          (28,836)                 0
Capitalized during the year                         495,328           393,557
                                              -------------        ----------
Balance at December 31                              860,049           393,557
                                                   ========         ========



                                F-15

     It is the expectation that the capitalized games will lead to revenue within one year and will be recognized as product costs in relation to net sales. The increase in capitalization is accounted for under the research and development costs.

Note 8 -  Prepaid royalties         December 31, 2004    December 31, 2003
                                                     ( In Euros)
Prepaid royalties to third party
        game developers                        0              0


     The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title.

     The future royalties payable to the game developer will be set off against the prepaid royalties for the game they concern. Repayment will only take place as far as the royalties to be paid to the developer are sufficient to repay the prepaid royalties.


Note 9 -  Loan to associated companies      December 31,        December 31,
                                                   2004                2003
                                                        (In Euros)
Prepaid royalties to associated companies         65,000                0


     The associated  companies are game developers.   The company  capitalizes
external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title.

     The future royalties payable to the game developer will be set off against the prepaid royalties for the game they concern. Repayment will only take place as far as the royalties to be paid to the developer are sufficient to repay the prepaid royalties. The financing of the games to associated companies have been expensed to research and development costs as long as they do not meet the requirements for capitalization.


     The company expects that the games currently under development by the associated companies will be brought to the market in 2005 and 2006.

Note 10 -  Prepaid expenses and other current assets
                                 December 31, 2004      December 31, 31-12-2003

Value added tax receivable           (euro)     99,609       (euro)    82,733
Other                                     100,185            65,038

                                      (euro)   199,794       (euro)   147,771


Note 11 Deferred tax asset

     The taxable loss at 31 December 31, 2004 was approximately (euro)17 million. The deferred income taxes were calculated using the Dutch nominal tax rate of 31.5%, which is to be applied in the future, as per current Dutch law.

                Taxable losses
                2002            (euro)  2,096,984
                2003            (euro)  4,474,764
                2004            (euro) 10,610,391
                Total           (euro) 17,182,139

     The total deferred tax asset is (euro)5,412,374 for which valuation allowance is made of the same amount.

     As of December 31, 2004 the deferred tax asset is was valued at zero (in 2003: it was zero). Recognition of the deferred tax asset will take place as soon the company will become profitable or when there is substantial likelihood that it will be profitable thereto based on contracted sales.

                        F-16

Note 12 - Fixed assets

Movements in fixed assets are:

                                         Machinery          Other Fixed         Prepayments                Total
                                     and equipment               assets        fixed assets
At 1 January 1, 2004:
                Cost                       531,339              392,262              43,700              967,301
Accumulated depreciation                  -245,405             -230,435                   0             -475,840
                                        ----------              -----------     ----------              --------
                                           285,934              161,827              43,700              491,461
                                        ==========              ==========      ==========              ========
Movements Changes in 2004:
Acquisitions                                33,192              293,469                   0              326,661
Transfer                                         0               43,700             -43,700                    0
Depreciation                              -182,228             -107,537                   0             -289,765
                                        ----------              --------        -----------             ---------

                                          -149,036              229,632             -43,700               36,896
                                        ===========             ========        ==========              =========
At  31 December 31, 2004:
Cost                                       564,531              729,431                   0            1,293,962
Accumulated depreciation                  -427,633             -337,972                   0             -765,605
                                        ---------               --------        -----------             ---------

                                           136,898              391,459                   0              528,357
                                        =========               =======         ==========              ========



     The Machinery and equipment are depreciated in 3 or 5 years. Other fixed assets (including leasehold improvements) are depreciated in 5 years, or for the remaining lease term of the leasehold improvements if that is shorter. All the fixed assets are located in Europe.

Note 13 -  Goodwill

     The book value of the goodwill on December 31, 2003 has been fully impaired in 2004 as the investment in the company's associated company (Engine Software B.V.) is in a continuous net loss situation, and the projected cash flow is negative. The book value of the goodwill as per December 31, 2004 is therefore zero.

  Note 14 - Bank overdraft

To provide flexibility, the company has the following bank overdraft facility:

         Bank overdraft    7% (fixed) (euro)650,000 (at December 31, 2004)


     As of December 31, 2004, the company has exceeded the overdraft facility with anby the amount of (euro)33,278.



     In view of the fixed interest rate and the overdraft facility in Euros (functional currency), no hedging activities were deemed necessary.

Note 15 - Accrued expenses

         Short term loan from third parties

     This average interest rate on this loan is 16%. The maturity of this loan is one year and will expire on November 19, 2005. The fair value of this loan equals its carrying value.


                                F-17


         Management fee

     The management fee payable to Sloterhof Investments as at December 31, 2003 has been settled. As per December 31, 2004 the management fee payable is zero.

         Personnel expenses

     Personnel expenses consist of holiday allowances, holiday accruals, wages and transfer fees to employees.

Note 16 - Loan from stockholder
                                       December 31,2004 December 31, 2003

                                      (euro)  5,563,622     (euro)   4,995,148


     The average interest rate over the loans is 20% (in 2003 was 6%). The interest on this loan was (euro)1,433,637 over 2004 (in 2003 , it was (euro)141,227). The fair value of this loan equals its carrying value.

Note 17 -  Long-term liabilities

                                            Redemption
                              Within           Within                                Balance at
                              1 year        2/5 years            > 5 years        December 31, 2004
                                                (In Euros)
Long-term Loans              30,000              120,000         120,000                 270,000

                             30,000              120,000         120,000                 270,000

Short term portion                                                                      (30,000)

Due on long term                                                                         240,000


     The long-term liability represents the net present value of a loan from a third party, originally amounting to (euro)300,000, concerning leasehold improvements  of our  the  company's  offices  at  Hambroeklaan  1,  Breda,  The
Netherlands. Payment on this is over 10 years, payable in quarterly installments. The contracted annual interest on this loan is 0% in conjunction with a lease agreement of 10 years. The imputed interest is 4%. The short term portion of (euro)30,000 is part of the accrued expenses "other" under current liabilities.

Note 18 -  Issued capital

     The authorized capital of the company amounts (euro)1,500,000 and is divided into 29,999,997 ordinary shares and 3 priority shares with a par value of (euro)0.05.

     During 2004 6,420,040 ordinary shares were issued, leading to a total of 12,803,540 ordinary shares and 3 priority shares at 31 December 31, 2004.

     During 2004 the company issued 6,300,040 shares to eight parties against par value. From this part 5,305,030 new common shares are issued to Sloterhof Investments N.V., which were paid for by an offset against amounts owed to Sloterhof Investments N.V. from the 2004 loans.

     In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value.

     The priority shares are 6% preferred shares.

     The holders of the priority shares (Sloterhof Investments N.V. holds 2 and Castilla Investments B.V. holds 1) have the following rights:

               -    The right of approval of transfers of ordinary shares;

               - The right to decide about the size of the executive board and the supervisory board;

               - The right to make an obligatory nomination for members of the executive board and the supervisory board;

               -    The  right  to  decide  about   discharge,   suspension  and
                    remuneration of members of the management board;

               - To make propositions to the general meeting of stockholders to authorize another board of the company than the general meeting of stockholders to issue shares.

                                F-18


     The general meeting of stockholders has resolved that the management board of Playlogic International N.V. shall be the body authorized to issue shares and to exclude or limit the pre-emptive rights of existing stockholders. This arrangement will last until July 16, 2007 and is non-revocable, unless the general meeting of stockholders, at the proposal of the meeting of priority stockholders, dissolves otherwise.

Note 19 -  Additional paid in capital

The additional paid in capital concerns the difference between issue price (after deduction of the issue costs) and the par value of issued shares.

 Note 20 - Subscribed capital

     The subscribed capital, to be carried out in 2005, is included in the stockholders' equity at 31st December 31, 2004. It has been agreed by contract, dated December 31, 2004, that the loans granted by Sloterhof Investments have been redeemed at December 31, 2004 and that the concerning redeemed amount ((euro) 5,725,555) have has been paid on the subscribed capital to be carried out in 2005. The cash was received but the shares had not been issued pending only notary approval. In lieu for the payment on the loan, ordinary shares are to be issued in 2005 at a share price of (euro)2.50 per share.

         Share issue in the year 2005

  During the first four
months of 2005, four transactions were executed with a total issuance of 730,000 ordinary shares.

Note 21-  Net sales

The increase in net sales is attributable to growth in the company's publishing business. The increase in revenues was primarily attributable to sales of Alpha Black Zero, which was released in October 2004.


         Segmentation of net sales

The net sales could be segmented as follows:
European market: (euro)87,931 (In 2003 they were  (euro)0)

The products have been delivered to game distributors only. The concerning games are valued at zero as per December 31, 2004.

Note 22 -  Product cost

Once software development projects reach technological feasibility (working model), a substantial portion of our the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.


                                F-19


         Operating expenses

(In EUR, except per share data)         Year Ended December 31,

                                       ----------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS            2004               2003

------------------------------------------------------   ----------------
Operating expenses:
Selling and marketing                         464,382            361,738
General and administrative                  9,841,126          1,933,362
Research and development                    3,638,733          3,285,841
Impairment goodwill                            11,250              3,750
Depreciation                                  289,765            367,017

                                       ---------------   ----------------

Total operating expenses                   14,245,256          5,951,708

                                       ---------------   ----------------


Note 23 -  Selling and marketing

The selling and marketing expenses consists primarily of costs for promotional activities of our games on trade shows such as the Electronic Entertainment Expo
(E3), which always takes place in Los Angeles. Additionally the company was present at two trade shows in The Netherlands.

Note 24 -

General and administrative

This increase in general and administrative expenses is primarily the result of granted options to Sloterhof and Castilla ((euro)7,200,000), increased number of employees and related costs. The expense related to this option is a non-recurring event.

Note 25 -  Research and development

     Research and development increases are primarily due to the procurement of development studios, as well as increased personnel costs. Once software development projects reach technological feasibility, a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Part of the research and development consists of game development that meets the requirements of capitalization. Research and development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. Establishing technological feasibility of the game and future economic benefit are some of the requirements.

                                                     2004             2003

Research and development                        4,134,061        3,679,398
Capitalized part software development            -495,328         -393,557

Net research and development costs   (euro)     3,638,733        3,285,841


The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable.



                                F-20
Note 26 -
Impairment of Goodwill

The book value of the goodwill on December 31, 2003 has been fully impaired in 2004 as the investment in the company's associated company (Engine Software B.V.) is in a continuous net loss situation and the projected cash flow is negative. The book value of the goodwill as per December 31, 2004 is therefore zero.

                                                2004                 2003

Impairment of Goodwill              (euro)    11,250     (euro)      3,750


Note 27 -
Depreciation

The Machinery and equipment are depreciated in 3 or 5 years. Other fixed assets (including leasehold improvements) are depreciated in 5 years, or for the remaining lease term of the leasehold improvements if that is shorter. All the fixed assets are located in Europe.

                                                      2004              2003

Other fixed assets                                 107,537           203,297
Machinery and equipment                            182,228           163,720
                                                -----------     -------------

                                       (euro)      289,765          367,017

Note 28  - Interest expense
                                                      2004              2003

Loans from stock holder                 (euro) (1,433,637)         (141,230)
Other loans                                      (296,937)                 0
Bank current account                             (111,266)           (2,474)
Exchange differences                                     0             3,498
Other financing expenses                         (165,240)                 0

                                        (euro) (2,007,080)         (140,206)


     The interest concerning the loan from stock holder did not lead to a cash payment. The interest on the loan from stock holder was accrued until December 31, 2004.

Note 29 -  Benefit from income taxes

     The Dutch nominal tax rate is 31.5%. Because there have been no income taxes, recognized the (benefit from) income tax in the profit and loss account is zero.


Taxes on share issue

     According to Dutch law, the taxes on issuance of share are deducted from the additional paid in capital and not expensed in the profit and loss account.


Note 30 -  Other notes

The following company is a wholly - owned subsidiary of Playlogic  International
N.V.:

Playlogic Game Factory B.V., having its official seat in Amsterdam (The Netherlands).


                                F-21


The following company is an associated company of Playlogic Game Factory B.V:

               -    Engine Software B.V., having its official
                    seat in Doetinchem (The Netherlands). The company owns 47.5%
                    of  Engine   Software   B.V.  A  summary  of  the  financial
                    information 2004 is as follows:

               - total assets (euro)593,825 (including development costs of games (euro)541,500)

               -    total  liabilities   (euro)747,942   (including  loans  from
                    associated companies (euro)465,100)

               -    revenues (euro) 74,412

               -    net profit (euro) 14,339

               -    current assets (euro)589,394

               -    current liabilities (euro)746,408

     During 2004 the company has provided financed Engine Software B.V. financing in the amount of (euro)285,100.

        Security agreement

On August 31, 2004, Playlogic Game Factory B.V. signed a security agreement in favor of the Dutch Tax Authorities for the amount (euro)81,547 concerning Engine Software B.V.

         Transactions with related parties

In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. were granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.

Sloterhof Investments N.V. has paid on subscribed capital to be carried out in 2005 (euro)5,525,555 and received (euro)708,080 interest.

Note 31-  Relations with affiliated companies and closely related parties

The stockholders with the greatest influence are:

               -    Sloterhof   Investments   N.V.,   Curacao  (The  Netherlands
                    Antilles)

               -    Castilla Investments B.V., Amsterdam (The Netherlands)

Sloterhof Investments N.V. has provided loans to the company.

Note 32 -  Members of the management board

Executive board

               -    Sloterhof   Investments   N.V.,   Curacao  (The  Netherlands
                    Antilles), from 2 May 2002. Sloterhof Investments N.V. is represented by Mr. Willem M. Smit.

Supervisory board

               -    Mr. W.J. Simon, from December 23, 2003

               -    Mr. E.L.A. van Emden, from December 23, 20035.


                                F-22



In  2004,  the  company  paid  Mr.  Van den  Emden  (euro)25,000  and Mr.  Simon
(euro)30,000 for their service as members of Playlogic's supervisory board. Sloterhof and Mr. Smit received no compensation for service on Playlogic's executive board.

Note 33 - : Pro fForma consolidation Donar and PlaylogicFinancial Information

The information below contains the pro forma consolidated information of Donar Enterprises Inc and Playlogic International N.V. as if the share exchange has occurred on December 31, 2004, March 31, 2005 and April 30, 2005, for information purposes only. The information is based on the same accounting principles which apply for the annual report 2004 of Playlogic International N.V. The US$ amounts below are based on a conversion rate of 1.2967 euro per US$. The entities have been added on a line by line bases by adding together like items of assets, liabilities, equity income and expenses.

PRO FORMA CONSOLIDATION

CONSOLIDATED BALANCE SHEETS                    December 31,       December 31,    Pro forma         December 31,
(in USD)                                           2004               2004         elimination          2004
                                                 Playlogic           Donar                            Combined
                                               International      Enterprises
                                                 unaudited         unaudited       unaudited          unaudited
                                             ------------------ --------------------------------  ------------------
ASSETS
Current assets:
Cash                                                 $ 22,210             -                          $ 22,210
Accounts receivable, net                                 -                                                -
Software development                                1,173,537                                       1,173,537
Prepaid royalties                                        -                                                -
Loan to associated companies                           88,693                                          88,693
Prepaid expenses and other current assets             272,618                                         272,618
Deferred  tax asset                                                                                        -
                                             ------------------ --------------------------------  ------------------

Total current assets                                1,557,058            -            -              1,557,058
Fixed assets, net                                     720,943                                          720,943
Investments in affiliates                                  -                                               -
Goodwill, net                                              -                                               -
Intangibles, net                                           -                                               -
Other assets, net                                          -                                               -
                                             ------------------ --------------------------------  ------------------

TOTAL ASSETS                                  $    2,278,001     $        -                        $     2,278,001
                                             ------------------ --------------------------------  ------------------

                                                        F-23



LIABILITIES AND STOCKHOLDERS' DEFICIT          December 31,       December 31,    Pro forma         December 31,
(in EUR)                                           2004               2004         elimination          2004
                                                 unaudited         unaudited       unaudited          unaudited
                                             ------------------ --------------------------------  ------------------
Current liabilities:
Accounts payable                              $    3,185,258                                       $     3,185,258

Bank overdraft                                       932,333                                               932,333
Short term loans from third parties                  212,862                                               212,862
Accrued expenses:                                                                                             -
    Personnel expenses                               583,898                                              583,898
    Financing software development                   593,558                                              593,558
    Auditors and advisors                            225,143                                              225,143
    Management fee                                        -                                                    -
    Other                                            233,168                                              233,168

Loan from stockholder                               7,591,562                                           7,591,562
Wage tax and social securities payable                138,722                                             138,722
                                             ------------------ --------------------------------  ------------------

Total current liabilities                          13,696,504     -                                     13,696,504
Long-term liabilities                                 327,480                                              327,480
                                             ------------------ --------------------------------  ------------------

Total liabilities                                  14,023,984    -                                       14,023,984

Stockholders' deficit:

Stock holders equity: Donar Enterprises,              873,521            9,290                             882,811
Preferred stock- $0.001 par value.                                                                              -
20.000,000 shares authorized
None issued and outstanding                                                                                      -

Common stock- $0.001 par value.
100,000,000 shares authorized.
9,289,647 shares issued and outstanding.
Additional paid-in capital                          12,837,404         469,562                           13,306,966
Subscribed capital                                  7,812,520
                                                                                                          7,812,520
Accumulated deficit                              (33,269,428)         (478,852)                         (33,748,280)
                                             ------------------ --------------------------------  ------------------
Total stockholders' deficit                      (11,745,983)           -             -                 (11,745,983)
                                             ------------------ --------------------------------  ------------------
TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                         $    2,278,001     $       -             -           $     2,278,001
                                             ------------------ --------------------------------  ------------------



                                                          F-24
PROFORMA
CONSOLIDATION                            Playlogic             Donar Enterprises                 Combined
                                       International
(In USD, except per share data)             2004                     2004                          2004
                                         unaudited                 unaudited                    unaudited
                                    ---------------------  --------------------------  -----------------------------
CONSOLIDATED STATEMENTS OF
OPERATIONS

----------------------------------  ---------------------  --------------------------  -----------------------------

Net sales                                      $119,982                 $3,525                           $123,507

Product costs                                    39,347                      -                              39,347
                                    -------------------------------------------------  -----------------------------

Gross profit                                    80,635                   3,525                              84,160
Operating expenses:
Selling and marketing                           633,649                    -                               633,649
General and administrative                   13,428,216                109,285                          13,537,501
Research and development                      4,965,051                    -                             4,965,051
Depreciation                                    395,384                           -                        395,384
Impairment goodwill                             15,351                                                      15,351
                                    -------------------------------------------------  -----------------------------
Total operating expenses                     19,437,651                109,285                           19,531,585
                                    -------------------------------------------------  -----------------------------
Loss from operations                        (19,357,016)                   (105,760)                   (19,447,425)
Interest expense                             (2,738,661)                         82                     (2,738,579)
                                    -------------------------------------------------  -----------------------------
Income before income taxes                  (22,095,677)                   (105,678)                   (22,186,004)

Benefit from income taxes                                                       -                                 -
                                    -------------------------------------------------  -----------------------------
Net loss                                   $(22,095,677)                  $(105,678)                  $(22,186,004)
                                    -------------------------------------------------  -----------------------------



                                                        F-25


CONSOLIDATED BALANCE SHEETS                     Playlogic      Donar Enterprises                   Combined
                                              International
                                               March 31,           March 31,                      March 31,
                                                 2005                2005         Elimination        2005
                                               Unaudited           Unaudited       Unaudited      Unaudited
-------------------------------------------------------------  -------------------------------------------------

ASSETS
Current assets:
Cash                                            $20,299              $ -                             $20,299

Accounts receivable, net                        539,860               -                              539,860
Software development                          1,400,501               -                            1,400,501
Prepaid royalties                                -                    -                              -
Loan to associated companies                    145,250               -                             145,250
Taxes receivables                               155,046               -                             155,046
Prepaid expenses and other current assets        15,612               -                              15,612
Deferred tax asset                              253,109               -                             253,109
                                         --------------------  -------------------------------------------------
Total current assets                          2,529,677               -                            2,529,678
Fixed assets, net                               582,834               -                             582,834
Investments in affiliates                        -                    -                             -
Goodwill, net                                    -                    -                             -
Intangibles, net                                 -                    -                             -
Other assets, net                                -                    -                             -
                                         --------------------  -------------------------------------------------
TOTAL ASSETS                                  $3,112,511           $  -                           $3,112,512
                                         --------------------  -------------------------------------------------

                                                  F-26



LIABILITIES AND STOCKHOLDERS' DEFICIT           Playlogic
                                              International    Donar Enterprises                   Combined
                                               March 31,           March 31,                      March 31,
                                                 2005                2005         Elimination        2005
                                               Unaudited           Unaudited       Unaudited      Unaudited
-------------------------------------------------------------  -------------------------------------------------
Current liabilities:
Accounts payable                             $2,007,181           $                               $2,007,181


Bank overdraft                                  703,097             -                               703,097
Short term loans from third parties             194,505             -                               194,505
Accrued expenses:
                                                                                                          -
  Personnel expenses                            364,242             -                               364,242
  Financing software development                259,340             -                               259,340
  Other current liabilities                     396,242             -                               396,242
  Officer compensation                                              -                                     -
Advance from officer/shareholder                 -                   23,268                          23,268
Loan from stockholder                         9,788,505              -                            9,788,505
Wage tax and social securities payable          357,016              -                               357,016

                                         --------------------  -------------------------------------------------
Total current liabilities                    14,070,129              23,268                       14,093,397

Long-term liabilities                           301,483             -                               301,483
                                         --------------------  -------------------------------------------------
Total long-term liabilities                     301,483             -                               301,483
                                         --------------------  -------------------------------------------------

Stockholders' equity:
Common stock, par value                            841,787             929                             842,716
Additional paid-in capital                      12,540,567          477,923                         13,018,490
Subscribed capital                               7,525,273           -                               7,525,273
Accumulated deficit                            (32,166,729)        (502,120)                        (32,668,849)
                                         --------------------  -------------------------------------------------
Total stockholders' equity                      (11,259,101)        (23,268)          -             (11,282,370)
                                         --------------------  -------------------------------------------------

TOTAL LIABILITIES,  AND
STOCKHOLDERS' DEFICIT                            $3,112,511           $                 $            $ 3,112,510
                                         --------------------  -------------------------------------------------

                                                 F-27


        CONSOLIDATED BALANCE SHEETS                Playlogic International        Donar Enterprises                   Combined
   (in EUR)                                             April 30,                    March 31,                         April 30,
                                                           2005                         2005          Elimination     2005
                                                        Unaudited                    Unaudited                         Unaudited
                                              ------------------------------  -----------------------------------------------------
   ASSETS
   Current assets:
   Cash                                         $               128,631                                                $128,631
                                                                               -
   Accounts receivable, net                                      539,486                                                539,486
                                                                               -
   Software development                                        1,490,234                                              1,490,234
                                                                               -
   Prepaid royalties                                             -              -                                      -
   Loan to associated companies                                  220,306                                                220,306
                                                                               -
   Taxes receivables                                             194,551                                                194,551
                                                                               -
   Prepaid expenses and other current                            583,940                                                583,940
                                                                               -
   Deferred tax asset                                            343,548       -                                        343,548
                                              ------------------------------  ------------------------------------------------------
   Total current assets                                       3,500,696                                               3,500,696
                                                                               -

   Fixed assets, net                                            548,189                                                 548,189
                                                                               -
   Investments in affiliates
                                                                 -               -                                              -
   Goodwill, net
                                                                 -               -                                             -
   Intangibles, net                                              -               -                                             -
   Other assets, net                                             -               -                                             -
                                              ------------------------------  ------------------------------------------------------
   TOTAL ASSETS                                 $            4,048,885                                                 $4,048,886
                                              ------------------------------  ---------------------------------------------------





   LIABILITIES AND STOCKHOLDERS' DEFICIT         Playlogic International         Donar Enterprises                        Combined
                                                        April 30,                    March 31,                            April 30,
                                                           2005                         2005          Elimination           2005
                                                        Unaudited                    Unaudited                            Unaudited
                                              ------------------------------  ------------------------------------------------------
   Current liabilities:
   Accounts payable                             $            1,471,920                                             $ 1,471,920
   Bank overdraft                                                -                           -                         -
   Short term loans from third parties                           194,370                                          194,370
                                                                               -
   Accrued expenses:
                                                                                             -
     Personnel expenses                                          388,080                                          388,080
                                                                               -
     Financing software development                              259,160                                          259,160
                                                                               -
     Other current liabilities                                   363,449                      -                   363,449
                                                                               -
     Officer compensation                                           -                                             -
   Advances from officer/shareholder
                                               -                                         23,268                    23,268
   Loan from stockholder                                         209,764                                          209,764
                                                                               -
   Wage tax and social securities payable                        460,742                                          460,742
                                              ------------------------------  ------------------------------------------------------
   Total current liabilities                                  3,347,486                  23,268                  3,370,752
   Long-term liabilities                                         291,555                                           291,555
                                                                               -
   Total long-term liabilities                                   291,555                                            291,555
                                              ------------------------------  ------------------------------------------------------
   Stockholders' equity:
   Common stock                                                  880,077                    929                     881,006
                                                                               9

   Additional paid-in capital                               14,352,460                  477,923                   14,830,383
   Subscribed capital                                       17,518,760                                            17,518,760
                                                                               -
   Accumulated deficit                                    (32,341,452)                 (502,120)                (32,843,572)

                                              ------------------------------  ------------------------------------------------------
Total stockholders' equity                                      409,845       (23,268)                               386,576

                                              -------------------------------  -----------------------------------------------------
TOTAL LIABILITIES, AND
STOCKHOLDERS' EQUITY                           $               4,048,885                                          $ 4,048,883
                                              -------------------------------  -----------------------------------------------------

                                                        F-28

PRO FORMA CONSOLIDATION                      Playlogic      Donar Enterprises                    Combined
                                           International

---------------------------------------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS DATA            Three months end,  Three months end                  Three months end,
                                            March 31,           March 31,                        March 31,
                                              2005                 2005         Elimination        2005
                                            Unaudited           Unaudited                        Unaudited
----------------------------------------------------------  ---------------------------------------------------

Net sales                               523,034             $ -                                       523,034
Product costs                           120,972               -                                       120,972
                                        ------------------  ---------------------------------------------------

Gross profit                            402,062               -                                        402,062
Operating expenses:
Selling and marketing                     5,818                                                          5,818
General and administrative              639,841             23,268                                     663,109
Research and development                356,071                                                        356,071
Depreciation                            102,287                                                        102,287
                                      --------------------  ---------------------------------------------------
Total operating expenses              1,104,017             23,268                                   1,127,285
                                      --------------------  ---------------------------------------------------
Loss from operations                    (701,955)           (23,268)                                 (725,223)
Interest expense                        (101,562)           -                                        (101,562)
                                      --------------------  ---------------------------------------------------

Income before income taxes              (803,517)           (23,268)                                 (826,785)

Benefit from income taxes               253,108             -                                          253,108
                                      --------------------  ---------------------------------------------------
Net loss                                (550,409)           (23,268)                                 (573,677)
                                      --------------------  ---------------------------------------------------



                                        F-29





PRO FORMA CONSOLIDATION                             Playlogic        Donar Enterprises                         Combined
                                                  International

                                              ---------------------  ---------------------------------------------------------
                                                   Four months       Three months                         Four months ended,
                                                      ended,                ended,
STATEMENTS OF OPERATIONS DATA                      April 30,             March 31,                             April 30,
                                                      2005                  2005           Elimination           2005
                                                   Unaudited             Unaudited                             Unaudited
------------------------------------------    ---------------------  ---------------------------------------------------------

Net sales                                     $ 641,366                -                                        $641,366
Product costs                                   122,665                -                                         122,665
                                              ---------------------  ---------------------------------------------------------
Gross profit                                    518,702                -                                        518,701
Operating expenses:
Selling and marketing                             6,201                                                           6,201
General and administrative                      849,139                23,268                                   872,407
Research and development                        467,533                                                         467,533
Capitalization on software development                    -                                                           -
Depreciation                                    136,456                                                         136,456
                                              ---------------------  ---------------------------------------------------------
Total operating expenses                       1,459,329              23,268                               1,482,597
                                              ---------------------  ---------------------------------------------------------

Loss from operations                            (940,628)              (23,268)                                 (963,896)
Interest expense                                (149,995)              -                                        (149,995)
                                              ---------------------  ---------------------------------------------------------
Income before income taxes                   (1,090,623)              (23,268)                                 (1,113,891)

Benefit from income taxes                       343,546                -                                          343,546
                                              ---------------------  ---------------------------------------------------------

Net loss                                      $ (747,076)            $ (23,268)                                $  (770,344)
                                              ---------------------  ---------------------------------------------------------


                                                          F-30



Consolidated balance sheet as per March 31, 2005



Playlogic International N.V.
---------------------------------------------------------  --------------------

CONSOLIDATED BALANCE SHEETS               March 31,             March 31,
(in EUR)                                    2005                  2004
                                         (unaudited)           (unaudited)
---------------------------------------------------------  --------------------

ASSETS
Current assets:                                   15,654                48,923
Cash                                             416,334                 9,334
Software development                           1,080,050               692,367
Prepaid royalties
Loan to associated companies                     112,015                     -
Taxes receivables                                119,570               155,685
Prepaid expenses and other current
assets                                            12,039               223,816
Deferred tax asset                               195,195                     -
                                     --------------------  --------------------

Total current assets                           1,950,857             1,130,125

Fixed assets, net                                449,475               673,176
Investments in affiliates                          -                     -
Goodwill, net                                      -                     9,376
Intangibles, net                                   -                     -
Other assets, net                                  -                     -
                                     --------------------  --------------------

TOTAL ASSETS                                   2,400,332             1,812,677

                                     --------------------  --------------------



                                        F-31

Playlogic International N.V.

CONSOLIDATED BALANCE SHEET
LIABILITIES AND STOCKHOLDERS' DEFICIT        March 31,             March 31,
(in EUR)                                        2005                  2004
                                            (unaudited)           (unaudited)
--------------------------------------------------------- ---------------------
Current liabilities:
Accounts payable                      1,547,915                      1,113,462

Bank overdraft                          542,220                        363,251
Short term loans from third parties     150,000                         -
Accrued expenses:
  Personnel expenses                    280,899                        288,787
  Financing software development       200,000
  Other current liabilities             305,577                        258,659

Loan from stockholder                 7,548,782                      6,622,131
Wage tax and social securities
payable                                 275,327                        683,710
                                  --------------------- ---------------------
Total current liabilities             10,850,720                     9,330,000


Long-term liabilities                   232,500                        255,000
                                     ------------------------ ------------------
Total long-term liabilities            232,500                         255,000
                                     ------------------------ ------------------

Stockholders' deficit:
Ordinary shares, par value EUR 0.05
per share;                              649,177                        319,175
30.000.000 shares authorized; issued
and outstanding
at March 31, 2004: 6,383,500;
at March 31, 2005: 12,983,530;
Preferred shares, par value EUR 0.05
per share;
issued and outstanding
at March 31, 2005; 3
at March 31, 2004; 3                            -                     -
Additional paid-in capital            9,671,140                      8,911,638
Subscribed capital                    5,803,403                        -
Accumulated deficit                 (24,806,608)                   (17,003,136)
                                     ------------------------ ------------------
Total stockholders' deficit          (8,682,888)                   (7,772,323)
                                     ------------------------ ------------------

TOTAL LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' DEFICIT                   2,400,332             1,812,677


                                F-32




 Consolidated Profit and Loss account three months ended March 31, 2005

Playlogic International N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS          March 31,            March 31,
(in EUR)                                          2005                 2004
                                              (unaudited)          (unaudited)
------------------------------------------------------------   --------------

Net sales                                              403,358           -
Product costs                                           93,292           -
                                       ------------------------   -------------
Gross profit                                           310,066            -
Operating expenses:
Selling and marketing                                    4,487           12,024
General and administrative                             493,438       7,816,449
Research and development                               274,598         651,756
Capitalization on software development                       -             -
Depreciation                                            78,882          59,899
                                       ------------------------   ---------------
Total operating expenses                               851,405       8,540,128
                                       ------------------------   ----------------
Loss from operations                                 (541,339)     (8,540,128)
Interest expense                                      (78,324)        (274,111)
                                       ----------------------- ----------------

Income before income taxes                           (619,663)      (8,814,239)

Benefit from income taxes                              195,194            -
                                       ------------------------   --------------
Net loss                                             (424,469)      (8,814,239)
                                       ------------------------   --------------

Net income (loss):
Basic                                                 (424,469)      (8,814,239)
Diluted                                               (424,469)      (8,814,239)

Net income (loss) per share:
Basic                                                   (0.03)           (1.38)
Diluted                                                 (0.02)           (0.59)

Number of shares used in
computation:
Basic                                               12,983,530        6,383,500
Diluted                                             18,035,222       14,899,111


                                        F-33


 Consolidated Cash Flow Statement three months ended March 31, 2005

Playlogic International N.V.

CONSOLIDATED CASH FLOW                                     March , 31                       March , 31
STATEMENT                                                     2005                             2004
  (In Euros)                                          unaudited                       unaudited
 Cash Flows from Operating activities
                                                       --------------------             -------------------
 Net loss                                                        (424,469)                      (8,814,239)
 Adjustments to reconcile net loss
 to net cash provided by operating activities

 Add back depreciation                                              78,882                          59,899
 Add back impairment goodwill
 Add back interest accrued into loan from stock
holder
 Add back one time expense for granted options                                                   7,200,000
 Increase/decrease Software development                          (220,001)                       (298,810)
 Increase/decrease Accounts receivable                           (416,334)                               -
 Increase/decrease prepaid royalties                              (47,015)                               -
 Increase/decrease Prepaid expenses and other
current assets                                                      68,184                       (231,731)
 Increase/decrease Accounts payable                              (786,463)                         296,865
 Increase/decrease Wage tax and social securities
payable                                                            173,662                          87,208
 Increase/decrease Accrued expenses                              (412,327)                        (58,270)
 Increase/decrease deferred income taxes                         (195,194)                               -
                                                       --------------------             -------------------
Net cash used in operating activities                          (2,181,075)                     (1,759,076)
                                                       --------------------             -------------------

 Investing activities
 Investment Intangibles
 Investment Fixed assets                                                 -                       (239,739)
                                                       --------------------             -------------------
 Cash Flows from investing activities                                   0                        (239,739)
                                                       --------------------             -------------------

 Cash Flows from financing activities

 Increase/decrease loan from stockholder                         1,985,160                       1,626,984
 Repayment loan from stockholder
 Increase /decrease Long-term liabilities                          (7,500)                         (7,500)
 Increase /decrease Short-term liabilities                         (6,000)                               -
 Increase /decrease Bank overdraft                               (141,058)                         363,251
 Issuance of new shares                                            349,850
 Subscribed capital                                   --------------------             -------------------

 Net cash provided by financing activities                       2,180,452                       1,982,735
                                                       --------------------             -------------------
 Increase (decrease) in Cash                                       (623)                          (16,083)
 Cash at beginning of period                                      16,277                            65,005
                                                       --------------------             -------------------


 Cash at end of period                                              15,654                          48,923

The net loss  includes  interest  accrued in the period  ended March 31, 2005 of
(euro)78,324 and (euro)274,111 in the period ended March 31, 2005. Over the period ended March 31, 2005, the company paid (euro)9,000 (In 2004, the company paid zero). Over the period ending March 31, 2005 and the period ending March 31, 2004, no income tax has been paid.





                                F-34


Consolidated statement of changes in Stockholders' deficit

Playlogic International N.V.


STOCKHOLDERS' DEFICIT                   Issued capital
                                                   Ordinary        Additional        Subscribed
                                                                                                   Accumulated
                                     Shares         shares      Paid-in capital       capital      deficit                 Total
                                                  par value

                                 --------------------------------------------------------------------------------------------------


January 1, 2004                      6,383,500     319,175        1,711,638            -           (8,188,897)       (6,158,084)

Issue of share capital                 6,420,040   321,002         496,500                -                 -            817,502

Subscribed capital                     2,290,222                                     5,725,555                          5,725,55

One time granted  option                      -              -    7,200,000                             -             7,200,000

Net loss 2004                                                              -                       (16,193,242)       (16,193,242)
                                 -------------------------------------------------------------------------------------------------

At December 31, 2004                 15,093,762     640,177       9,408,138       5,725,555        (24,382,139)      (8,608,269)
                                 -------------------------------------------------------------------------------------------------


January 1, 2005                       15,093,762      640,177         9,408,138       5,725,555     (24,382,139)     (8,608,269)

Movements 2005
Issue of share capital                   130,000        9,000             263,002                          -             272,002
Subscribed capital                     5,396,960                                            -
                                      -                   -                       -     77,848

Net loss January 1, 2005 until            0                            77,848          (424,469)                         (424,469)
March 31, 2005                --------------- ------------- ------------------- ---------------- ----------------- ---------------

March 31, 2005                    20,620,722     649,177    649, 177  9,671,140        5,803,403      (24,806,608)    (8,682,888)
                              --------------- ------------- ------------------- ---------------- ----------------- ---------------




                                            F-35



Playlogic International N.V.

Notes to consolidated financial statements

Note 1 Description of the business

Playlogic International N.V. (the "company") was incorporated in the Netherlands in May 2002. The company publishes interactive entertainment software for video
game  consoles,  PCs and  handheld  and mobile  devices   developed  by its
internal studio and by third parties.

Note 2 - General

Currency. The financial statements are prepared in Euros (the functional currency). The applicable exchange rates of the various currencies against the Euro were used for the conversion. Exchange differences have been included in the financial results in the profit and loss account.

Financial  Risk  Management.  The  company's  vulnerabilities,   such  as  trade
receivables and payables, borrowings and liquid resources arise directly from its operations. The main purpose of its financial risk management is to keep the company's exposure at a reasonable level.

     Currency and interest risk. The company is exposed to currency risks. The company is particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the Euro, as it incurs manufacturing costs and price its systems in Euro (the functional currency) while a portion of its revenue is denominated in U.S. dollars. A substantial portion of the company's assets, liabilities and operating results are denominated in Euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the Euro. The company's consolidated financial statements are expressed in Euros. Accordingly, its results of operations are exposed to fluctuations in various exchange rates. As of the applicable balance sheet dates, the exposure was very limited, hence, no hedging activities were deemed necessary. In the company's exchange rate agreements, it uses fixed interest rates.

     Credit risk. From time to time distributors and retailers in the interactive entertainment software industry have experienced significant fluctuations in their businesses, and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of products could materially harm the company's business and financial results. The company typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history. If necessary, a sufficient reserve will be maintained to attempt to a avoid a detriment to the company's business and financial results as a result of payment default. As of December 31, 2004, this reserve was zero.

     Liquidity risk. The company's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. If it does obtain any necessary financing in the future, it may need to cease operations.

Item 3 -  Legal proceedings

None.

Item 4 -  Accounting Policies


                                        F-36
      Basis of Presentation

     The unaudited condensed consolidated financial statements of the company have been prepared in accordance with the instructions to Regulation S-X. Accordingly, the financial statements do not include all information and disclosures necessary for a presentation of the company's financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the company's financial position, results of operations and cash flows. The results of operations for any interim periods are not necessarily indicative of the results for the full year. The unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus.

         Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for doubtful accounts. Actual amounts could differ significantly from these estimates.



         Accounts receivable

     Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.




         Software Development

     Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. The company accounts for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.



     The company utilizes both internal development teams and third-party software developers to develop its products. It capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. The company's agreements with third-party developers generally provide it with exclusive publishing and distribution rights and require it to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

         Prepaid royalties

     The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, the company evaluates the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.


                                        F-37


        Deferred tax asset

     Referred tax assets are recognized for as far as the management believes that it is more likely than not that the valued deferred tax asset will be realized.

         Fixed assets

     Tangible fixed assets are stated at acquisition cost less depreciation calculated on a straight-line basis over the estimated useful life. Acquisitions during the year are written-off from the date of acquisition.

         Goodwill

     Goodwill arises from investments in subsidiaries and associated companies. Goodwill is the difference between the purchase price and the company's share in the amount at which the identifiable assets and liabilities of the acquired associated company are valued at on initial recognition. Investments in subsidiaries and associated companies are accounted for by using the equity method, determined using the same accounting principles as in the companies accounts. The carrying value of the goodwill will be tested annually for impairment based on the projected cash flows for the coming years.

         Impairment

     Impairment is the condition that exists when the carrying amount of a long lived asset, or group of assets, exceeds its fair value. An impairment loss shall be recognized only if the carrying amount of the long-lived asset, or group of assets, is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset at the date. The assessment shall be based on the carrying amount at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

     Fair value of an asset is the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

         Current liabilities

Current liabilities are stated at cost.

         Long-term liabilities

The long-term loans concern loans with a maturity date beyond one year.

          Revenue Recognition

 The company evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition".

The company evaluates revenue recognition using the following basic criteria:




                                F-38


               o    Evidence  of  an  arrangement:   the  company  recognizes
                    revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

               o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

               o Fixed or determinable fee: If a portion of the arrangement fee is not fixed or determinable, the company recognizes that amount as revenue when the amount becomes fixed or determinable.

               o Collection is deemed probable: At the time of the transaction, the company conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if the company expects the customer to be able to pay amounts under the arrangement as those amounts become due. If the company determines that collection is not
                    probable,   it recognizes  revenue when collection becomes
                    probable (generally upon cash collection).

         Product Revenue

Product revenue, including sales to resellers and distributors, is recognized when the above criteria are met.

          Selling and marketing

Selling and marketing expenses are expensed in the period in which the service has been received.

         Depreciation

Depreciation on fixed assets (property, plant and equipment) is calculated at fixed percentages of cost, based on the estimated useful life of the assets.

         Interest expense

Interest income (loss) relates to interest received or due from and paid or due to third parties, stockholders, subsidiaries and associated companies.

         Benefit from (provision for) income taxes

The income taxes on the profit and loss account are deferred taxes. Deferred income tax is recognized to the extent that it is probable that future taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rate that is expected to apply to the period when the asset is realized or the liability is settled.

         Earnings per share

Basic EPS shall be computed by dividing net income available to ordinary stockholders (the numerator) by the weighted-average number of ordinary shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding.

         Stock based compensation

The company accounts for its employees stock based compensation plans in accordance with APB 25, accounting for stock issued to employees. The company adopts the intrinsic value method, measured at the grant date and is recognized over the service period, which is usually the vesting period.

                                        F-39


         New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

Although the  company is currently  analyzing the method of adoption and impact of the  adoption  of this  standard,  effective  January 1,  2006,  it is
expected to have an impact on the    company's  condensed  consolidated
financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").



         Principles of consolidation and reporting entity.

The consolidated accounts comprise the fully consolidated financial information for Playlogic International N.V. and its subsidiaries in which Playlogic International N.V. has majority control. Playlogic International N.V. is considered to control a company if it has, directly or indirectly, more than 50% of the voting rights in that company, enabling it to influence the company's finance and business policies and profit from its activities.

The consolidated accounts comprise the financial statements of Playlogic International N.V. (having its registered office in Amsterdam, The Netherlands) as head of the group and its 100%-subsidiary Playlogic Game Factory B.V. based in Breda, The Netherlands (having its registered office in Amsterdam, The Netherlands).

The financial statements of the parent and its subsidiaries are combined on a line by line basis by adding together items like assets, liabilities, equity, income and expenses. Unrealized intercompany results included in development costs of games at balance sheet date, resulting from intercompany transactions and intercompany balances, have been eliminated.

         Investments in associated companies

If the value of the identifiable assets and liabilities of the acquired associate was below zero, this value has been recognized for as far as the company is obliged to satisfy obligations of the associated company which it has guaranteed or is otherwise committed to.


Note 5  Financial position and continuity

         Financial position and continuity.



                                F-40


The company needs additional capital to fund future operations. Without this capital, the company will not be able to continue its operations on a stand alone basis. Through 2005, Playlogic International N.V. secured investment of approximately (euro) 3.8 million. These investors can be characterized as informal. They are committed to the long term future of the company.

The company is a global publisher of interactive software games designed for personal computers, and video game consoles and handheld platforms manufactured by Sony, Microsoft and Nintendo. Its principal sources of revenue are derived from publishing and distribution operations. Publishing revenues are derived from the sale of internally developed software titles or software titles developed by third parties. Operating margins in its publishing business are dependent upon its ability to continually release new, commercially successful products. Operating margins for titles based on licensed properties are affected by the company's costs to acquire licenses.

The company pursues a growth strategy by capitalizing on the widespread market acceptance of video game consoles, as well as the growing popularity of innovative action games that appeal to mature audiences. The company has established a portfolio of successful proprietary software content for the major hardware platforms. It expects to continue to become the leader in the mature, action product category by leveraging its existing franchises and developing new brands. The company currently anticipates that the release of World Racing 2, Knights of the Temple 2 and Gene Troopers will generate significant cash flow from its publishing business in fiscal 2005.

Subsequent Event

On June 30, 2005, the company and its shareholders completed a share exchange transaction with Donar Enterprises, Inc. ("Donar"), a US company that is listed on the OTC BB. Following the share exchange transaction, the company became a wholly-owned subsidiary of Donar and represented all of Donar's operations. The company's shareholders exchanged all of their shares for shares of Donar in the share exchange, and the company's former shareholders owned approximately 91% of the outstanding Donar common stock after the completion of the share exchange.

The share exchange creates the possibility for the company to obtain new capital through equity financing in the US public market.

The consolidated financial statements have been prepared assuming that the company will continue as a going concern. The company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005 all loans granted by stockholders are redeemed. The redemption was used as payment on shares to be issued. By doing so, the company entered into the share exchange without any material loans. Further, new stock has been issued. Nevertheless new capital needs to be raised. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Notes to the consolidated balance sheet as per March 31, 2005

Note 6  Accounts receivable

The accounts receivable as per March 31, 2005 are (euro)416,334. An allowance for doubtful accounts was not necessary. The accounts receivable as per March 31, 2004 were (euro)9,334.

Note 7 Software development

At the direction of Playlogic  International N.V., Playlogic Game
Factory B.V. has  developed  games.  Research and
development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title.


The expenditures underlying the development costs of games were entered on the basis of project related records and assessed at the directly related costs of personnel (including salaries, taxes, social securities and other personnel related costs, machinery and equipement used in R&D, and costs of facilities, and other directly related costs to R&D activities). The attribution of directly related costs of personnel is based on the relative share of capitalized working hours versus the total amount of working hours. Indirect hours are excluded from the capitalization.

Movements in the development costs of games are:
                                            2005                  2004

Balance at January 1             (euro)    860,049              393,557
Capitalized during the year                220,001              298,810
                                      ------------        --------------
Balance at March 31               (euro) 1,080,050              692,367
                                       =========             =========

It is the expectation that the capitalized games will lead to revenue within one year and will be recognized as product costs in relation to net sales. The increase in capitalization is accounted for under the research and development costs.

Note 8 - Loan to associated companies
                                               2005            2004
Balance at January 1             (euro)      65,000               0
Capitalized during the year                   47,01               0
                                    ---------------        --------------
Balance at March 31               (euro)    112,015               0
                                          =========          ========



                                        F-41



The associated companies are game developers. The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. The future royalties payable to the game developer will be set off against the prepaid royalties for the game they concern. Repayment will only take place as far as the royalties to be paid to the developer are sufficient to repay the prepaid royalties. The financing of the games to associated companies have been expensed to research and development costs as long as they do not meet the requirements for capitalization.

     The games currently under development by the associated companies are expected to be brought to the market in 2005 or 2006. It is expected that the future royalties will be more than sufficient to repay the loan.

Note 9 -  Deferred tax asset

At March 31, 2005 the taxable loss amounts approximately (euro)18 million. The deferred income taxes were calculated using the Dutch nominal tax rate of 31.5%, which is to be applied in the future, as per current Dutch law. Recognition of the deferred tax asset was caused by the company's entering into contracts to purchase finished products and for distribution of these games.

                Taxable losses
                2002            (euro)   2,096,984
                2003            (euro)   4,474,764
                2004            (euro)  10,610,391
                2005            (euro)     619,663

                Total           (euro)  17,801,802

The total deferred tax asset is (euro)5,607,567 for which valuation allowance is made of (euro)5,412,374. There are no tax liabilities.


Notes to Consolidated statement of changes in stock holders equity


Note 10  Issued capital

The authorized capital of the company amounts (euro)1,500,000 and is divided into 29,999,997 ordinary shares and 3 priority shares with a par value of
(euro)0.05.

During 2004, 6,420,040 ordinary shares were issued, leading to a total of 12,803,540 ordinary shares and 3 priority shares at December 31, 2004.

During the first four months of 2005, three transactions were executed with a total issuance of 130,000 shares, leading to a total of 12,983,530 ordinary shares and 3 priority shares at March 31, 2005.

In 2004, Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.

The priority shares are 6% preferred shares.

The holders of the priority shares (Sloterhof Investments N.V. holds 2 and Castilla Investments N.V. holds 1) have the following rights:


               -    The right of approval of transfers of ordinary shares;

               - The right to decide about the size of the executive board and the supervisory board;

               - The right to make an obligatory nomination for members of the executive board and the supervisory board;

               -    The  right  to  decide  about   discharge,   suspension  and
                    remuneration of members of the management board;

               - To make propositions to the general meeting of stockholders to authorize another board of the company than the general meeting of stockholders to issue shares.


                                        F-42



The general meeting of stockholders has resolved that the management board of Playlogic International N.V. shall be the body authorized to issue shares and to exclude or limit the pre-emptive rights of existing stockholders. This arrangement will last until 16 July 2007 and is non-revocable, unless the general meeting of stockholders, at the proposal of the meeting of priority stockholders, dissolves otherwise.

Note 11 Additional paid in capital

The additional paid in capital concerns the difference between issue price (after deduction of the issue costs) and the par value of issued shares.

Note 12 Subscribed capital

The subscribed capital, to be carried out in 2005, is included in the stockholders' equity at March 31, 2005. For an amount of (euro)5,725,555 this regards an agreement by contract, dated December 31, 2004 that the loans granted by stock holders have been redeemed at December 31, 2004 and that the concerning redeemed amount ((euro)5,725,55) has been paid on the subscribed capital for share issuance to be carried out in 2005. The cash was received but the shares had not been issued pending only notary approval. For an amount of (euro)77,848 the subscribed capital regards payments received in cash for share issuance to be carried out in 2005. In 2004 certain stock holders have been granted a stock option right for in total 8,609,189 shares ((euro)7,200,000) with an exercise price at par value. The intrinsic value of this option right is recognized as an expense over the first three months of 2004.

Note 13 Net sales

     The increase in net sales is attributable to growth in the company's publishing business. The increase in revenues was primarily attributable to sales of Alpha Black Zero and Airborne Troops (PS2), which were released in October 2004 and January 2005.


                                F-43



         Segmentation of net sales

     The net sales could be segmented as follows:
     European market: (euro)139,358 (In 2004, they were (euro)0)
     US market: (euro)264,000 (In 2004, they were (euro)0)

     The products have been delivered to game distributors only. The concerning games are valued at zero as per March 31, 2005 and March 31, 2004.


Note 14 Product cost

     Once software development projects reach technological feasibility a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Note 15 General and administrative

This decrease in general and administrative expenses is primarily the result of granted options to directors ((euro)7,200,000) over 2004. The expense related to this option is a non-recurring event.

Note 16 Research and development

     Research and development increases are primarily due to the procurement of development studios, as well as increased personnel costs. Once software development projects reach technological feasibility, a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Part of the research and development consists of game development that meets the requirements of capitalization. Research and development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. Establishing technological feasibility of the game and future economic benefit are some of the requirements.

                                          March 31, 2005    March 31, 2004

Research and development                         494,599           950,566
Capitalized part software development          (220,001)         (298,810)
                                          ---------------------------------

Net research and development costs     (euro)   274,598    (euro) 651,756


The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable.

Note 17 Benefit from income taxes

The Dutch nominal tax rate is 31.5%. A benefit from income taxes has been recognized over the taxable amount of the profit and loss account over the first three months of 2005.

Note 18 Other notes

         Security agreement

                                F-44




Playlogic Game Factory B.V. has signed on August 31, 2004 a security agreement in favor of the Dutch Tax Authorities for the amount (euro)81,547 concerning Engine Software B.V.

         Transactions with related parties

In 2004 Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.



                                F-45




Consolidated balance sheet as per April 30 2005

Playlogic International N.V.

CONSOLIDATED BALANCE SHEETS                                    April 30,                April 30,
(in EUR)                                                         2005                      2004
                                                              (unaudited)              (unaudited)
                                                          --------------------    -----------------------
ASSETS
Current assets:
 Cash                                                                   99,268                     48,949
Accounts receivable, net                                               416,334                      9,334
Software development                                                 1,150,050                    735,546
Prepaid royalties
Loan to associated companies                                           170,015                          -
Taxes receivables                                                      150,140                    186,984
Prepaid expenses and other current assets                              450,640                    131,150
Deferred tax asset                                                     265,124                          -
                                                          --------------------    -----------------------

Total current assets                                                 2,701,571                  1,111,963

Fixed assets, net                                                     423,051                     662,351
Investments in affiliates                                                 -                          -
Goodwill, net                                                             -                        11,250
                                                                          -
Intangibles, net                                                           -                          -
Other assets, net                                                          -                          -
                                                          --------------------    -----------------------

TOTAL ASSETS                                                        3,124,622                   1,785,564
                                                          --------------------    -----------------------



                                        F-46

Playlogic International N.V.

CONSOLIDATED BALANCE SHEET
LIABILITIES, AND STOCKHOLDERS' EQUITY                             April 30,              April 30,
(in EUR)                                                            2005                    2004
                                                                 (unaudited)            (unaudited)
                                                          -----------------------------------------------
Current liabilities:
Accounts payable                                                       1,135,916                 1,200,049

Bank overdraft                                                              -                     434,136
-
Short term loans from third parties                                      150,000                       -
Accrued expenses:
  Personnel expenses                                                     299,491                  408,305
  Financing software development                                         200,000
  Other current liabilities                                              280,482                  184,625

Loan from stockholder                                                    161,880                6,731,877
Wage tax and social securities payable                                   355,566                  763,392
                                                          -----------------------------------------------
Total current liabilities                                              2,583,335                9,722,384


Long-term liabilities                                                    225,000                  255,000
                                                          -----------------------------------------------
Total long-term liabilities                                              255,000                  225,000
                                                          -----------------------------------------------

Stockholders' equity:
Ordinary shares, par value EUR 0.05 per share;                           679,177                  319,175

30.000.000 shares authorized; issued and outstanding
at April 30, 2005; 13,583,537;
at April 30, 2004; 6,383,497;
Preferred shares, par value EUR 0.05 per share;
issued and outstanding
at April 30, 2005; 3
at April 30, 2004; 3                                                    -                          -
Additional paid-in capital                                            11,076,138                 8,911,638
Subscribed capital                                                    13,519,648                    -
Accumulated deficit                                                 (24,958,676)               (17,422,633)
                                                          -----------------------------------------------
Total stockholders' equity                                              316,287                 (8,191,820)
                                                          -----------------------------------------------

TOTAL LIABILITIES, MINORITY INTEREST AND
STOCKHOLDERS' EQUITY                                                 3,124,622                 1,785,564





Consolidated Profit and Loss account four months ended April 30, 2005

Playlogic International N.V.

CONSOLIDATED STATEMENTS OF OPERATIONS                      April 30,                   April 30,
(in EUR)                                                      2005                        2004
                                                          (unaudited)                 (unaudited)
------------------------------------------------------------------------------    ---------------------

Net sales                                                       494,958                         -
Product costs                                                    94,663                         -
                                                   ---------------------------    ---------------------

Gross profit                                                     400,295                         -
Operating expenses:
Selling and marketing                                              4,785                    21,576
General and administrative                                       655,302                 8,000,178
Research and development                                         360,807                   820,931
Capitalization on software development                                  -                        -
Depreciation                                                     105,306                    82,517
                                                   ---------------------------    ---------------------
Total operating expenses                                       1,126,200                  8,925,202
                                                   ---------------------------    ---------------------
Loss from operations                                            (725,905)                (8,925,202)
Interest expense                                                (115,755)                  (308,534)
                                                   ---------------------------    ---------------------
Income before income taxes                                      (841,660)                (9,233,736)

Benefit from income taxes                                        265,123                       -
                                                   ---------------------------    ---------------------

Net loss                                                        (576,537)                (9,233,736)
                                                   ---------------------------    ---------------------

Net income (loss) per share:
Basic                                                           (0.04)                        (1.45)
                                                                (0.03)                        (0.62)

Number of shares used in
computation:
Basic                                                            13,583,530                6,383,500
Diluted                                                          18,462,576               14,922,122




                                        F-47

Consolidated Cash Flow Statement four months ended April 30, 2005

Playlogic International N.V.

CONSOLIDATED CASH FLOW                                          April 30,                April 30,
STATEMENT                                                         2005                     2004

 Cash Flows from Operating activities
                                                            ------------------     ----------------------
 Net loss                                                           (576,537)                (9,233,736)
 Adjustments to reconcile net loss
 to net cash provided by operating activities

 Add back depreciation                                                105,306                     82,517
 Add back impairment goodwill
 Add back interest accrued into loan from stock holder

 Add back one time expense for granted options                                                 7,200,000

 Increase/decrease Software development                             (290,001)                  (341,989)

 Increase/decrease Accounts receivable                              (416,334)                          -

 Increase/decrease prepaid royalties                                (105,015)                          -
 Increase/decrease Prepaid expenses and other current
assets                                                              (400,986)                  (170,363)

 Increase/decrease Accounts payable                               (1,198,462)                    383,453

 Increase/decrease Wage tax and social securities payable             253,901                    166,890

 Increase/decrease Accrued expenses                                 (418,830)                   (12,786)

 Increase/decrease deferred income taxes                            (265,124)                          -
                                                            ------------------     ----------------------
Net cash used in operating activities                             (3,312,082)                (1,926,014)
                                                            ------------------     ----------------------

 Investing activities
 Investment Intangibles                                                     -
 Investment Fixed assets                                                    -                  (253,407)
                                                            ------------------         ------------------
 Cash Flows from investing activities                                       0                (253,407)
                                                            ------------------     ----------------------

 Cash Flows from financing activities

 Increase/decrease loan from stockholder                          (5,401,742)                  1,736,729
 Repayment loan from stockholder
 Increase /decrease Long-term liabilities                            (15,000)                    (7,500)
 Increase /decrease Short-term liabilities                            (6,000)                          -
 Increase /decrease Bank overdraft                                  (683,278)                    434,136
 Issuance of new shares                                             1,707,000                          -
 Subscribed capital                                                7,794,093
                                                            ---------------------------------------------
 Net cash provided by financing activities                          3,395,073                  2,163,365
                                                            ---------------------------------------------

 Increase (decrease) in Cash                                           82,991                   (16,056)

 Cash at beginning of period                                           16,277                     65,005
                                                            ------------------     ----------------------
 Cash at end of period                                                 99,268                     48,949


The net loss includes  interest  accrued over the period ended April 30, 2005 of
(euro)115,755 and (euro)308,534 accrued over the period ended April 30, 2005. Over the period ended April 30, 2005 the company paid (euro)12,000 (for the period ending April 30, 2004, the company paid zero). Over the period ending April 30, 2005 and the period ending April 30, 2004, no income tax has been paid.



                                F-48


Consolidated statement of changes in Stockholders' equity

Playlogic International N.V.
STOCKHOLDERS' EQUITY

                                        Issued capital
                                                   Ordinary        Additional        Subscribed
                                                                                                   Accumulated
                                     Shares         shares      Paid-in capital       capital          deficit             Total
                                                  par value

                                 --------------------------------------------------------------------------------------------------


January 1, 2004                       6,383,500        319,175         1,711,638         -           (8,188,897)      (6,158,084)
                                                                                                 -
Issue of share capital                6,420,040        321,002          496,500          -              -               817,502

Subscribed capital                    2,290,222              -             -          5,725,555          -             5,725,555

One time granted option                                      -           7,200,000                                     7,200,000

Net loss 2004                                                                                -        (16,193,242)    (16,193,242)
                                 -------------------------------------------------------------------------------------------------
At  December 31 2004                 15,093,762        640,177         9,408,138    5,725,555     (24,382,139)      (8,608,269
                                 --------------------------------------------------------------------------------------------------




January 1, 2005                     15,093,762        640,177           9,408,138     5,725,555     (24,382,139)       (8,608,269)

Movements 2005


Issue of share capital                  780,000        39,000           1,668,000            -                 -        1,707,000


Subscribed capital                    9,754,892             -                   -      7,794,093                 -      7,794,093

Net loss January 1, 2005 until             0                 -                   -            -         (576,537)        (576,537)
April 1, 2005
                                --------------------------------------------------------------------------------------------------


At April 30, 2005                    25,628,654       679,177          11,076,138       13,519,648     (24,958,676)       316,287
                                ---------------------------------------------------------------------------------------------------


                                        F-49
Playlogic International N.V.

Notes to consolidated financial statements

Note 1 Description of the business

Playlogic International N.V. (the "company") was incorporated in the Netherlands in May 2002. The company publishes interactive entertainment software for video
game  consoles,  PCs and  handheld  and mobile  devices   developed  by its
internal studio and by third parties.

Note 2 - General

Currency. The financial statements are prepared in Euros (the functional currency). The applicable exchange rates of the various currencies against the Euro were used for the conversion. Exchange differences have been included in the financial results in the profit and loss account.

Financial  Risk  Management.  The  company's  vulnerabilities,   such  as  trade
receivables and payables, borrowings and liquid resources arise directly from its operations. The main purpose of its financial risk management is to keep the company's exposure at a reasonable level.

     Currency and interest risk. The company is exposed to currency risks. The company is particularly exposed to fluctuations in the exchange rate between the U.S. dollar and the Euro, as it incurs manufacturing costs and price its systems
in Euro  (the  functional  currency)  while a  portion  of   its  revenue  is
denominated in U.S. dollars. A substantial portion of the company's assets, liabilities and operating results are denominated in Euros, and a minor portion of its assets, liabilities and operating results are denominated in currencies other than the Euro. The company's consolidated financial statements are expressed in Euros. Accordingly, its results of operations are exposed to fluctuations in various exchange rates. As of the applicable balance sheet dates, the exposure was very limited, hence, no hedging activities were deemed necessary. In the company's exchange rate agreements it uses fixed interest rates.

Credit risk. From time to time distributors and retailers in the interactive entertainment software industry have experienced significant fluctuations in their businesses, and a number of them have failed. The insolvency or business failure of any significant retailer or distributor of products could materially harm the company's business and financial results. The company typically makes sales to most of its retailers and some distributors on unsecured credit, with terms that vary depending upon the customer's credit history, solvency, credit limits and sales history. If necessary, a sufficient
reserve will be maintained to attempt to a avoid   a detrimentof  to
the company's business and financial results as a result of payment default. As of per December 31, 2004 this reserve was zero.



     Liquidity risk. The company's management believes that the current cash on hand and additional cash expected from operations will be sufficient order to cover its working capital requirements through the third quarter of 2005. After that time, it will need to obtain additional financing from third parties. If it does obtain any necessary financing in the future, it may need to cease operations.

Item 3 -  Legal proceedings

None.

Item 4 -  Accounting Policies




                                F-50
       Basis of Presentation

     The unaudited condensed consolidated financial statements of the company have been prepared in accordance with the instructions to Regulation S-X. Accordingly, the financial statements do not include all information and disclosures necessary for a presentation of the company's financial position, results of operations and cash flows in conformity with generally accepted accounting principles in the United States of America. In the opinion of management, the financial statements reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the company's financial position, results of operations and cash flows. The results of operations for any interim periods are not necessarily indicative of the results for the full year. The unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto contained in this prospectus.

         Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net sales and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of prepaid royalties, capitalized software development costs and intangibles, inventories, realization of deferred income taxes and the adequacy of allowances for doubtful accounts. Actual amounts could differ significantly from these estimates.



         Accounts receivable

Accounts receivable are shown after deduction of a provision for bad and doubtful debts where appropriate.




         Software Development

     Capitalized software development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products. The company accounts for software development costs in accordance with SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed". Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable.

The company utilizes both internal  development  teams and third-party  software developers to develop our its products. It capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, the company evaluates the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable. Our The company's agreements with third-party developers generally provide us it with exclusive publishing and distribution rights and require it to make advance payments that are recouped against royalties due to the developer based on the contractual amounts of product sales, adjusted for certain costs.

         Prepaid royalties


The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. Advance payments are amortized as royalties in cost of sales on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for that title or the contractual royalty rate based on actual net product sales as defined in the respective agreements. At each balance sheet date, the company evaluates the recoverability of advanced development payments and unrecognized minimum commitments not yet paid to determine the amounts unlikely to be realized through product sales. Advance payments are charged to cost of sales in the amount that management determines is unrecoverable in the period in which such determination is made or if management determines that it will cancel a development project.





                                F-51




        Deferred tax asset

Referred tax assets are recognized for as far as the management believes that it is more likely than not that the valued deferred tax asset will be realized.

         Fixed assets

Tangible  fixed  assets  are  stated  at  acquisition  cost  less   depreciation
calculated on a straight-line basis over the estimated useful life. Acquisitions during the year are written-off from the date of acquisition.

         Goodwill

Goodwill arises from investments in subsidiaries and associated companies. Goodwill is the difference between the purchase price and the company's share in the amount at which the identifiable assets and liabilities of the acquired associated company are valued at on initial recognition. Investments in subsidiaries and associated companies are accounted for by using the equity method, determined using the same accounting principles as in the companies accounts. The carrying value of the goodwill will be tested annually for impairment based on the projected cash flows for the coming years.

         Impairment

Impairment is the condition that exists when the carrying amount of a long lived asset, or group of assets, exceeds its fair value. An impairment loss shall be recognized only if the carrying amount of the long-lived asset, or group of assets, is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset at the date. The assessment shall be based on the carrying amount at the date it is tested for recoverability, whether in use or under development. An impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset exceeds its fair value.

Fair value of an asset is the amount at which an asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale.

         Current liabilities

Current liabilities are stated at cost.

         Long-term liabilities

The long-term loans concern loans with a maturity date beyond one year.

          Revenue Recognition

The company evaluates the recognition of revenue based on the criteria set forth in SOP 97-2, "Software Revenue Recognition", as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions" and Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements", as revised by SAB 104, "Revenue Recognition".

The company evaluates revenue recognition using the following basic criteria:



                                F-52


               o    Evidence  of  an  arrangement:    the  company  recognizes
                    revenue when it has evidence of an agreement with the customer reflecting the terms and conditions to deliver products.

               o Delivery: Delivery is considered to occur when the products are shipped and risk of loss has been transferred to the customer.

               o    Fixed or  determinable  fee: If a portion of the arrangement
                    fee is not fixed or determinable,   the company recognizes
                    that amount as revenue when the amount becomes fixed or determinable.

               o Collection is deemed probable: At the time of the transaction, the company conducts a credit review of each customer involved in a significant transaction to determine the creditworthiness of the customer. Collection is deemed probable if the company expects the customer to be able to pay amounts under the arrangement as those amounts become due. If the company determines that collection is not
                    probable,   it recognizes  revenue when collection becomes
                    probable (generally upon cash collection).

         Product Revenue

Product revenue, including sales to resellers and distributors, is recognized when the above criteria are met.

          Selling and marketing

Selling and marketing expenses are expensed in the period in which the service has been received.

         Depreciation

Depreciation on fixed assets (property, plant and equipment) is calculated at fixed percentages of cost, based on the estimated useful life of the assets.

         Interest expense

Interest income (loss) relates to interest received or due from and paid or due to third parties, stockholders, subsidiaries and associated companies.

         Benefit from (provision for) income taxes

The income taxes on the profit and loss account are deferred taxes. Deferred income tax is recognized to the extent that it is probable that future taxable profits will be available against which deductible temporary differences can be utilized. Deferred tax is calculated at the tax rate that is expected to apply to the period when the asset is realized or the liability is settled.

         Earnings per share

Basic EPS shall be computed by dividing net income available to ordinary stockholders (the numerator) by the weighted-average number of ordinary shares outstanding (the denominator) during the period. Shares issued during the period and shares reacquired during the period shall be weighted for the portion of the period that they were outstanding.

         Stock based compensation

The company accounts for its employees stock based compensation plans in accordance with APB 25, accounting for stock issued to employees. The company adopts the intrinsic value method, measured at the grant date and is recognized over the service period, which is usually the vesting period.



                                F-53


         New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment" which revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB 25 and requires that the compensation costs relating to such transactions be recognized in the condensed consolidated statement of operations. The revised statement is effective as of the first fiscal year beginning after June 15, 2005.

Although the   company is currently  analyzing the method of adoption and impact of the  adoption  of this  standard,  effective  January 1,  2006,  it is
expected to have an impact on the   company's  condensed  consolidated
financial statements similar to the pro forma disclosure under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").


         Principles of consolidation and reporting entity.

The consolidated accounts comprise the fully consolidated financial information for Playlogic International N.V. and its subsidiaries in which Playlogic International N.V. has majority control. Playlogic International N.V. is considered to control a company if it has, directly or indirectly, more than 50% of the voting rights in that company, enabling it to influence the company's finance and business policies and profit from its activities.

The consolidated accounts comprise the financial statements of Playlogic International N.V. (having its registered office in Amsterdam, The Netherlands) as head of the group and its 100%-subsidiary Playlogic Game Factory B.V. based in Breda, The Netherlands (having its registered office in Amsterdam, The Netherlands).

The financial statements of the parent and its subsidiaries are combined on a line by line basis by adding together items like assets, liabilities, equity, income and expenses. Unrealized intercompany results included in development costs of games at balance sheet date, resulting from intercompany transactions and intercompany balances, have been eliminated.

         Investments in associated companies

If the value of the identifiable assets and liabilities of the acquired associate was below zero, this value has been recognized for as far as the company is obliged to satisfy obligations of the associated company which it has guaranteed or is otherwise committed to.


Note 5  Financial position and continuity





                                F-54


         Financial position and continuity.

The company needs additional capital to fund future operations. Without this capital, the company will not be able to continue its operations on a stand alone basis. Through 2005, Playlogic International N.V. secured investment of approximately (euro) 3.8 million. These investors can be characterized as informal. They are committed to the long term future of the company.

The company is a global publisher of interactive software games designed for personal computers, and video game consoles and handheld platforms manufactured by Sony, Microsoft and Nintendo. Its principal sources of revenue are derived from publishing and distribution operations. Publishing revenues are derived from the sale of internally developed software titles or software titles developed by third parties. Operating margins in its publishing business are dependent upon its ability to continually release new, commercially successful products. Operating margins for titles based on licensed properties are affected by the company's costs to acquire licenses.

The company pursues a growth strategy by capitalizing on the widespread market acceptance of video game consoles, as well as the growing popularity of innovative action games that appeal to mature audiences. The company has established a portfolio of successful proprietary software content for the major hardware platforms. It expects to continue to become the leader in the mature, action product category by leveraging its existing franchises and developing new brands. The company currently anticipates that the release of World Racing 2, Knights of the Temple 2 and Gene Troopers will generate significant cash flow from its publishing business in fiscal 2005.

Subsequent Event

On June 30, 2005, the company and its shareholders completed a share exchange transaction with Donar Enterprises, Inc. ("Donar"), a US company that is listed on the OTC BB. Following the share exchange transaction, the company became a wholly-owned subsidiary of Donar and represented all of Donar's operations. The company's shareholders exchanged all of their shares for shares of Donar in the share exchange, and the company's former shareholders owned approximately 91% of the outstanding Donar common stock after the completion of the share exchange.

The share exchange creates the possibility for the company to obtain new capital through equity financing in the US public market. The consolidated financial statements have been prepared assuming that the company will continue as a going concern. The company has experienced losses from operations, and has a working capital deficiency and accumulated deficit that raised substantial doubt at year end 2004 about its ability to continue as a going concern. However, in 2005 all loans granted by stockholders are redeemed. The redemption was used as payment on shares to be issued. By doing so, the company entered into the share exchange without any material loans. Further, new stock has been issued. Nevertheless new capital needs to be raised. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 - Software Development

At the direction of Playlogic  International N.V., Playlogic Game
Factory B.V. has developed  games.  Research and
development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title.

The expenditures underlying the development costs of games were entered on the basis of project related records and assessed at the directly related costs of personnel (including salaries, taxes, social securities and other personnel related costs, machinery and equipement used in R&D, and costs of facilities, and other directly related costs to R&D activities). The attribution of directly related costs of personnel is based on the relative share of capitalized working hours versus the total amount of working hours. Indirect hours are excluded from the capitalization.

Movements in the development costs of games are:
                                                   2005              2004
Balance at 1 January                     (euro) 860,049    (euro) 393,557
Capitalized during the year                     290,001           341,989
                                            -----------      ------------
Balance at 30 April                         (euro)1,150    (euro) 735,546
                                               ========          ========




It is the expectation that the capitalized games will lead to revenue within one year and will be recognized as product costs in relation to net sales. The increase in capitalization is accounted for under the research and development costs.

Note 7 Loan to associated companies
                                                   2005              2004

Balance at 1 January                     (euro) 65,000           (euro) 0
Capitalized during the year                     105,015                 0
                                           ------------      ------------
Balance at April 30                       (euro)170,015          (euro) 0
                                               ========          ========

                                F-55


The associated companies are game developers. The company capitalizes external software development costs (prepaid royalties) and other content costs subsequent to establishing technological feasibility of a title. The future royalties payable to the game developer will be set off against the prepaid royalties for the game they concern. Repayment will only take place as far as the royalties to be paid to the developer are sufficient to repay the prepaid royalties. The financing of the games to associated companies have been expensed to research and development costs as long as they do not meet the requirements for capitalization.

The games currently under development by the associated companies are expected to be brought to the market in 2005. It is expected that the future royalties will be more than sufficient to repay the loan.

Note 8 -  Deferred tax asset

The taxable loss at April 30, 2005 amounts approximately (euro)18 million. The deferred income taxes were calculated using the Dutch nominal tax rate of 31.5%, which is to be applied in the future, as per current Dutch law. Recognition of the deferred tax asset was caused by the company's entering into contracts to purchase finished products and for distribution of these games.

                Taxable losses
                2002            (euro)  2,096,984
                2003            (euro)  4,474,764
                2004            (euro) 10,610,391
                2005            (euro)    841,660
                Total           (euro) 18,023,799

The total deferred tax asset is (euro)5,677,496 for which valuation allowance is made of (euro)5,412,374. There are no tax liabilities.

                                          April 30, 2005    April 30, 2004

Note 9 Loan from stockholder             (euro) 161,880     (euro)   6,731,877


As per April 30, 2005 the loans have been redeemed. The remaining amount concerns the current account of a stockholder.

Note 10 Issued capital

The authorized capital of the company amounts (euro)1,500,000 and is divided into 29,999,997 ordinary shares and 3 priority shares with a par value of
(euro)0.05.

During 2004 6,420,040 ordinary shares were issued, leading to a total of 12,803,540 ordinary shares and 3 priority shares at December 31, 2004.


During the first four months of 2005 four transactions were executed with a total issuance of 780,000 shares, leading to a total of 13,583,537 ordinary shares and 3 priority shares at April 30, 2005.

In 2004 Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.

The priority shares are 6% preferred shares.

The holders of the priority shares (Sloterhof Investments N.V. holds 2 and Castilla Investments B.V. holds 1) have the following rights:

               -    The right of approval of transfers of ordinary shares;

               - The right to decide about the size of the executive board and the supervisory board;

               - The right to make an obligatory nomination for members of the executive board and the supervisory board;

               -    The  right  to  decide  about   discharge,   suspension  and
                    remuneration of members of the management board;

               - To make propositions to the general meeting of stockholders to authorize another board of the company than the general meeting of stockholders to issue shares.

The general meeting of stockholders has resolved that the management board of Playlogic International N.V. shall be the body authorized to issue shares and to exclude or limit the pre-emptive rights of existing stockholders. This arrangement will last until 16 July 2007 and is non-revocable, unless the general meeting of stockholders, at the proposal of the meeting of priority stockholders, dissolves otherwise.



                                F-56


Note 11 Additional paid in capital

The additional paid in capital concerns the difference between issue price (after deduction of the issue costs) and the par value of issued shares.

Note 12 Subscribed capital

The subscribed capital, to be carried out in 2005, is included in the stockholders' equity at April 30, 2005. It has been agreed by contract, dated December 31, 2004, and April 29, 2005 that the loans granted by stock holders have been redeemed at respectively December 31, 2004 and April 29, 2005 and that the concerning redeemed amount ((euro) 13,519,648) have been paid on the subscribed capital for share issuance to be carried out in 2005. The cash was received but the shares had not been issued pending only notary approval. In lieu for the payment of (euro)13,519,648, a number of 12,045,114 ordinary shares are to be issued in 2005.

In 2004 certain stock holders have been granted a stock option right for in total 8,609,189 shares ((euro)7,200,000) with an exercise price at par value. The intrinsic value of this option right is recognized as an expense over the first four months of 2004. This was a one-time expense.

Note 13  Net sales

The increase in net sales is attributable to growth in the company's publishing business. The increase in revenues was primarily attributable to sales of Alpha Black Zero and Airborne Troops (PS2), which were released in October 2004 and January 2005.

         Segmentation of net sales

The net sales could be segmented as follows:
European market: (euro)230,958 (2004: (euro)0)
US market: (euro)264,000 (2004: (euro)0)

The products have been delivered to game distributors only. The concerning games are valued at zero as per April 30, 2005 and April 30, 2004.

Note 14 Product cost



Once software development projects reach technological feasibility a substantial portion of our research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Note 15 General and administrative

This decrease in general and administrative expenses is primarily the result of granted options to directors ((euro)7,200,000) over 2004. The expense related to this option is a non-recurring event.

Note 16 -  Research and development

Research and development increases primarily due to the procurement of development studios, as well as increased personnel costs. Once software development projects reach technological feasibility, a substantial portion of the company's research and development costs are capitalized and subsequently amortized as cost of goods sold based on estimated lifetime product sales.

Part of the research and development consists of game development that meets the requirements of capitalization. Research and development costs, which consist primarily of game development costs, are generally expensed as incurred. Accounting for the cost of games to be sold, leased or otherwise marketed, provides for the capitalization of certain game development costs incurred after certain requirements are met. Establishing technological feasibility of the game and future economic benefit are some of the requirements.

                                        April 30, 2005      April 30, 2004

Research and development                      650,808           1,162,920
Capitalized part software development        (290,001)           (341,989)
                                       ------------------------------------

Net research and development costs    (euro)  360,807     (euro)   820,931


The company capitalizes internal software development costs and other content costs subsequent to establishing technological feasibility of a title. Amortization of such costs as a component of cost of sales is recorded on a title-by-title basis based on the greater of the proportion of current year sales to the total of current and estimated future sales for the title or the straight-line method over the remaining estimated useful life of the title. At each balance sheet date, we evaluate the recoverability of capitalized software costs based on undiscounted future cash flows and charge to cost of sales any amounts that are deemed unrecoverable.



                                F-57

Note 17 Benefit from income taxes

The Dutch nominal tax rate is 31.5%. A benefit from income taxes has been recognized over the taxable amount of the profit and loss account over the first four months of 2005.

Note 18 Other notes

        Security agreement

On August 31, 2004, Playlogic Game Factory B.V. signed a security agreement in favor of the Dutch Tax Authorities for the amount (euro)81,547 concerning Engine Software B.V.

         Transactions with related parties

In 2004 Sloterhof Investments N.V. and Castilla Investments B.V. have been granted a stock option right for in total 8,609,189 shares with an exercise price at par value. The intrinsic value of this option right is recognized as an expense in 2004.




                                F-58





                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     The registrant has the power to indemnify its officers and directors against liability for certain acts pursuant to Section 145 of the General Corporation Law of the State of Delaware.

         In addition, Article XI of the registrant's Bylaws provides as follows:

     " Section"Section 1. (a) RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition: provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

     (b) RIGHT OF CLAIMANT TO BRING SUIT: If a claim under paragraph (a) of this
Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.


                                II-1



     (c) Notwithstanding any limitation to the contrary contained in sub-paragraphs (a) and 8 (b) of this section, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (d) INSURANCE: The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."


Item 25. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission                   $3,302
   Registration Fee................................     943
Legal fees and expenses............................ $30,000
Printing and engraving expenses....................       $
Accounting fees and expenses.......................$150,000
Miscellaneous ..................................... $16,698

         TOTAL: .................................. $200,000


Item 26. Recent Sales of Unregistered Securities


Each issuance set forth below was made in reliance upon the exemptions from registration requirements of the Securities Act of 1933, as amended, contained in Section 4(2) on the basis that such transactions did not involve a public offering. When appropriate, we determined that the purchasers of securities described below were sophisticated investors who had the financial ability to assume the risk of their investment in our securities and acquired such securities for their own account and not with a view to any distribution thereof to the public. Where required by applicable law, the certificates evidencing the securities bear legends stating that the securities are not to be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act or an exemption from such registration requirements.


         ------------------------------- -------------- -----------------------
         NAME                               SHARES           DATE
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         U.S. Capital Partners, Inc.        200,000        January 3, 2003
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         William Tay                      1,416,667          June 27, 2003
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         Michael Tay                        320,800         March 10, 2004
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         William Tay                      1,846,180         April 22, 2004
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         Timothy P. Halter                1,000,000      December 15, 2004
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         Johannes W. M. Kluijtmans          162,100          June 29, 2005
         ------------------------------- -------------- -----------------------
         ------------------------------- -------------- -----------------------
         C.J.W.A. Komen                      36,000           July 1, 2005
         ------------------------------- -------------- -----------------------



                                II-2

We issued the 200,000 restricted shares of our common stock to U.S. Capital Partners, Inc., a financial services company that provides investment banking and brokerage services, as compensation for financial services that were to be provided by U.S. Capital Partners, Inc. to us. We estimated the value of these services at $10,000.


We issued the 1,416,667 restricted shares of our common stock to William Tay, our president at that time, for past services rendered aggregating $70,833.33 (or $0.05 per share).


We issued the 320,800 restricted shares of our common stock to Michael Tay, the father of William Tay, for a total of $16,040 in consulting services rendered (or $0.05 per share).


We issued the 1,846,180 restricted shares of our common stock to William Tay, our president at that time, for past services rendered aggregating $92,309 (or $0.05 per share).


We issued to Timothy P. Halter warrants convertible into 1,000,000 shares of our common stock at a price of $0.06 per share as consideration for Mr. Halter's agreement to serve as an officer and director. We sold the 162,100 restricted shares to Johannes W. M. Kluijtmans at a price of $3.75 per share for a total of $607,875.

We sold the 162,100 restricted shares to C.J.W.A. Komen at a price of $3.75 per share for a total of $135,000.



Item 27. Exhibits

     Exhibit                     Description

      2.1     Share Exchange Agreement, dated June 30, 20005 between the
              Registrant and the Shareholders of Playlogic International
              N.V. (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)
      3.1     Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's form SB-2/A filed September
              5, 2001)
      3.2     Amendment to the Certificate of Incorporation of the
              Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's
              Form 8-K dated April 15, 2005)
      3.3     Bylaws of the Registrant (incorporated by reference to the
              Registrant's form SB-2/A filed September 5, 2001)
      5       Opinion of Heller, Ehrman LLP*
     10.1     Lease for Office Space between Kantoren Fonds Nederland B.V., as the Lessor, and Playlogic Game Factory B.V. as the Lessee dated March 11, 2002
     10.2     Lease for Office Accommodation between Fortis Vastgoed B.V., as the Landlord, and Playlogic International N.V. as the Tenant dated April 25, 2005



                                        II-3


     10.3 Lease for Office Space between Pr. Dr. D. Valerio, as the Lessor, and Mr. W.M. Smit company director, , handling in the function of president of the company Playlogic International N.V., as the Lessee dated March 12, 2002
     10.4 Lease for Office Space between Mr. Endstra, as the Lessor, and Playlogic Game Factory B.V. as the Lessee dated April 23, 2003
     10.5 Employment Contract between Playlogic International, N.V. and Stefan Layer dated January 12, 2005
     10.6 Employment Contract between Playlogic International, N.V. and Leo van de Voort dated April 4, 2005
     10.7 Employment Contract between Playlogic International, N.V. and Rogier Smit dated July 1, 2005
     16.1 Letter from S.W. Hatfield CPA dated June 30, 2005 (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)
     21.1     Subsidiaries of the Registrant
     23.1     Consent of Heller, Ehrman LLP (filed as part of Exhibit 5)*
     23.2     Consent of BDO CampsObers, Independent Auditors

-------------------------------------------------------------------------------

         * To be filed by amendment.


                                II-4


Item 28. Undertakings

         A      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B       Insofar as indemnification for liabilities arising under the Securities
     Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                II-5



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Amsterdam, the Netherlands, on this 20th day of July, 2005.

                                         DONAR ENTERPRISES, INC.


                                         By: /s/ Willem M. Smit
                                               Willem M. Smit
                                                Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Willem M. Smit, as her or his attorney in fact, to sign any supplements or amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



/s/Willem M. Smit    Director, President, Chief Executive Officer  July 20, 2005
Willem M. Smit       and Principal Executive Officer

/s/ Leo van de       Chief Financial Officer and Principal         July 20, 2005
Voort                Accounting Officer
Leo van de Voort




                                II-6



                             DONAR ENTERPRISES, INC.

                                Index to Exhibits

                               Exhibit Description

      2.1    Share Exchange Agreement, dated June 30, 20005 between the
             Registrant and the Shareholders of Playlogic International
             N.V. (incorporated by reference to the Registrant's Form 8-K filed July 1, 2005)
      3.1    Certificate of Incorporation of the Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's form SB-2/A filed September
             5, 2001)
      3.2    Amendment to the Certificate of Incorporation of the
             Registrant, as filed with the Secretary of State of the State of Delaware (incorporated by reference to the Registrant's
             Form 8-K dated April 15, 2005)
      3.3    Bylaws of the Registrant (incorporated by reference to the
             Registrant's form SB-2/A filed September 5, 2001)
      5      Opinion of Heller, Ehrman LLP*
     10.1    Lease for Office Space between Kantoren Fonds Nederland B.V., as the Lessor, and Playlogic Game Factory B.V. as the Lessee dated March 11, 2002
     10.2    Lease for Office Accommodation between Fortis Vastgoed B.V., as the Landlord, and Playlogic International N.V. as the Tenant dated April 25, 2005
     10.3    Lease for Office Space between Pr. Dr. D. Valerio, as the
             Lessor, and Mr. W.M. Smit company director, , handling in the function of president of the company Playlogic International
             N.V., as the Lessee dated March 12, 2002
     10.4    Lease for Office Space between Mr. Endstra, as the Lessor, and
             Playlogic Game Factory B.V. as the Lessee dated April 23, 2003
     10.5    Employment Contract between Playlogic International, N.V. and
             Stefan Layer dated January 12, 2005
     10.6    Employment Contract between Playlogic International, N.V. and
             Leo van de Voort dated April 4, 2005
     10.7    Employment Contract between Playlogic International, N.V. and
             Rogier Smit dated July 1, 2005
     16.1    Letter from S.W. Hatfield CPA dated June 30, 2005
             (incorporated by reference to the Registrant's Form 8-K filed
             July 1, 2005)


                                II-7


     21.1    Subsidiaries of the Registrant
     23.1    Consent of Heller, Ehrman LLP (filed as part of Exhibit 5)*
     23.2    Consent of BDO CampsObers, Independent Auditors
         * To be filed by amendment.
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                                       II-8